Exhibit 4.9

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AMERICAN WELL CORPORATION,

SILVERCLOUD HEALTH HOLDINGS INC.,

SHANNON MERGER SUBSIDIARY Inc.,

Shannon MERGER Sister SubSIDIARY, LLC,

AND

FORTIS ADVISORS LLC,
AS THE SECURITYHOLDER REPRESENTATIVE NAMED HEREIN

Dated as of July 28, 2021

i

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

EXHIBITS

Exhibit
A	List of Key Employees
B	Accounting Principles
C	Form of Escrow Agreement
D	Intentionally Omitted
E	Intentionally Omitted
F	R&W Insurance Policy
G	Form of Subscription Agreement
H	Form of Warrant Cancellation Agreement
I	Form of Letter of Transmittal
J	Accredited Investor Questionnaire
K	Form of Company Secretary’s Certificate
L	Form of Company Bring-Down Certificate
M	Form of Parent Bring-Down Certificate
N	Business Plan
O	Restrictive Covenant Agreement

ANNEXES

ANNEX
I	Net Working Capital Calculation Schedule
II	Sample Calculations of the Earn-Out Payment
III	List of Option and Warrant holders

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of July 28, 2021, by and among: American Well Corporation, a Delaware corporation (“Parent”), Shannon Merger Subsidiary Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”); Shannon Merger Sister Subsidiary, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Sister Subsidiary”); SilverCloud Health Holdings Inc., a Delaware corporation (the “Company”) and Fortis Advisors LLC, a Delaware limited liability company, separately in the capacity as the Securityholder Representative (the “Securityholder Representative”).

recitals

WHEREAS, in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”). Upon the consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, immediately following the Merger, and in accordance with this Agreement and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), the Company will be merged with and into Sister Subsidiary (the “Subsequent Merger”). Upon the consummation of the Subsequent Merger, the Company will cease to exist, and Sister Subsidiary will survive as a wholly owned subsidiary of Parent;

WHEREAS, the respective boards of directors of Parent and Merger Sub have approved this Agreement and the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) approved and declared advisable this Agreement and the other Ancillary Agreements, the Merger, and the other transactions contemplated by this Agreement and approved the execution, delivery and performance of this Agreement and the other Ancillary Agreements, (ii) determined that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, and (iii) recommended that the Company’s stockholders adopt this Agreement and execute the Written Consent, to the extent required by Legal Requirements;

WHEREAS, for U.S. federal income tax purposes, the parties intend that the Merger and the Subsequent Merger (as defined below) (collectively, the “Mergers”), taken together will constitute a single integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a reorganization within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder and that this Agreement will be, and is, adopted as a plan of reorganization;

WHEREAS, concurrently with the execution and delivery of this Agreement, as an inducement for Parent and Merger Sub to enter into this Agreement, Ken Cahill is entering into an employment agreement with Parent or its Affiliate (the “Key Employee Employment Agreement”), which will become effective at the Effective Time; and

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

WHEREAS, concurrently with the Closing (as defined below), each of the individuals listed on Exhibit A (the “Key Employees”) is entering into a restrictive covenant agreement with Parent or its Affiliate substantially in the form of Exhibit O (each, a “Restrictive Covenant Agreement”), each of which will become effective at the Closing.

agreement

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties to this Agreement hereby agree as follows:

Article I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

Section 1.01 Definitions. In addition to the other terms defined throughout this Agreement, the following terms shall have the following meanings when used in this Agreement:

“1933 Act” means the Securities Act of 1933.

“Accounting Principles” means GAAP as in effect on the Most Recent Balance Sheet Date and, to the extent consistent with GAAP, using the same accounting methods, principles, practices, procedures and estimation methodologies as those utilized in the preparation of the Net Working Capital Calculation Schedule set forth on Annex I, and in the preparation of the Most Recent Balance Sheet including those set forth on Exhibit B.

“Accredited Investor” means a Person who qualifies as an “accredited investor” under Rule 501(a) of Regulation D of the Securities Act.

“Action” means any claim, controversy, action, charge, cause of action, suit, litigation, arbitration, mediation, investigation, opposition, interference, audit, assessment, hearing, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil, criminal, judicial or investigative and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or mediator.

“Additional Merger Consideration” means, as of any date of determination, the sum of (i) the portion of the Escrow Fund paid or payable to Effective Time Holders, plus (ii) any Payment Shortfall paid or payable to Effective Time Holders, plus (iii) the portion of the Securityholder Representative Reserve distributed to Effective Time Holders.

“Additional Per Share Merger Consideration” means, as of any date of determination, the quotient determined by dividing (i) the Additional Merger Consideration, by (ii) the Fully Diluted Company Share Number.

“Adjustable Amounts” means Closing Cash, Company Transaction Expenses, Closing Indebtedness and Closing Net Working Capital.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Adjustment Calculation Time” means 11:59 p.m. (Eastern Time) on the day immediately prior to the Closing Date.

“Adjustment Escrow Amount” means $300,000.

“Adjustment Escrow Fund” means an Adjustment Escrow Fund established pursuant to the Escrow Agreement, comprising of the Adjustment Escrow Amount.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For purposes of the foregoing, (a) a Person shall be deemed to control a specified Person if such Person (or a Family Member of such Person) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person or (b) if such other Person is at such time a direct or indirect beneficial holder of at least 10% of any class of the Equity Interests of such specified Person.

“Aggregate Option Exercise Amount” means the aggregate dollar amount payable to the Company upon the exercise of all In-The-Money Options.

“Aggregate Warrant Exercise Amount” means the aggregate dollar amount payable to the Company upon the exercise of all In-The-Money Warrants.

“Ancillary Agreements” means each of the agreements, certificates, instruments and documents to be executed and delivered by the parties in connection with the Contemplated Transactions, other than this Agreement.

“Anti-Bribery Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), (b) the United Kingdom Bribery Act (as amended), and (c) other Legal Requirements concerning anti-bribery, anti-corruption, and anti-money laundering applicable to the Company Group and its operations from time to time.

“Applicable Share Price” means $11.81, which is equal to the volume weighted average price of Parent Class A Common Stock on the New York Stock Exchange over the thirty-day calendar period prior to and including the date of this Agreement.

“Bonus Award” means each Bonus Award identified in the Consideration Spreadsheet, that vests in connection with, or as a result of, the consummation of the transactions contemplated hereby (whether alone or together with another event).

“Bonus Cash Escrow Amount” means the amount identified as the “Bonus Cash Escrow Amount” in the Consideration Spreadsheet.

“Bonus Escrow Fund” means a Bonus Escrow Fund established pursuant to the Escrow Agreement to hold the Closing Common Per Share Merger Consideration and the Additional Per Share Merger Consideration to be issued pursuant to Section 2.02(j).

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Bonus Escrow Amount” means the sum of (a) the Bonus Cash Escrow Amount plus (b) the Additional Merger Consideration, if any, to be paid to those holders of Employee RSUs set forth on Schedule 2.02(k).

“Bonus Share Number” means the aggregate number of phantom shares of Company Capital Stock set forth in the Consideration Spreadsheet with respect to each Bonus Award.

“Business” means the businesses conducted by the Company Group as of the date hereof.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in Boston, Massachusetts are authorized or required to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation or executive order or executive memo relating to the COVID-19 public health emergency, as well as any applicable guidance issued thereunder or relating thereto (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020) in any U.S. jurisdiction, and any subsequent legislation intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act.

“Cash” means (i) cash and cash equivalents, (ii) all inbound deposited but uncleared bank deposits, checks, drafts and wires and (iii) cash and cash receipts in transit, in each case of the Company Group less the sum of the Company Group outbound checks, wires and drafts issued and uncleared by the bank; provided, that when Cash is determined for the purposes of this Agreement, there shall be deducted therefrom a sum equal to any cash that is held by the Irish Subsidiary that is not then capable of being lawfully distributed; provided, that for the avoidance of doubt, that there shall not be any double counting of any Cash located in the Company Group.

“Change of Control” means (a) any acquisition or purchase by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than fifty (50%) of the total number of outstanding voting securities of Parent, (b) a tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) having beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the total number of outstanding voting securities of Parent, (c) a merger, consolidation, business combination, reorganization or similar transaction involving the Company, (d) a sale, lease, exchange, transfer or license (other than in the Ordinary Course of Business) of over fifty percent (50%) of the consolidated assets of Parent and (e) a liquidation or dissolution of Parent.

“Change of Control Payment” means any transaction, change of control, retention, bonus, severance or other similar payment or form of Compensation that is created, accelerated, accrues or becomes payable by any member of the Company Group or any of its Affiliates to any present or former director, manager, officer, stockholder, employee or independent contractor thereof, including pursuant to any employment agreement, benefit plan or any other Contractual Obligation, including the employee portion of any Taxes payable on or triggered by any such

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

payment, without regard to the ability of any member of the Company Group to defer such Taxes under the CARES Act, as a result of, or in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the Contemplated Transactions, but excluding, for the avoidance of doubt, any payment made pursuant to Section 2.05.

“Closing Cash” means Cash as of the Adjustment Calculation Time.

“Closing Cash Consideration” means an amount equal to (a) One Hundred Five Million and no/100 Dollars ($105,000,000.00), plus (b) Closing Cash, minus (c) Closing Indebtedness, minus (d) Company Transaction Expenses, plus (e) the Net Working Capital Excess (if any), minus (f) the Net Working Capital Shortfall (if any), minus (g) the Escrow Amount, minus (h) the Securityholder Representative Reserve, plus the (i) Unaccredited Investor Additional Cash Amount.

“Closing Common Per Share Merger Consideration” means, in respect of each share of Company Capital Stock issued and outstanding as of immediately prior to the Effective Time, (i) a portion of the Closing Merger Consideration determined by dividing the sum of (a) the Closing Merger Consideration, plus (b) the Aggregate Option Exercise Amount, plus (c) the Aggregate Warrant Exercise Amount, by (ii) the Fully Diluted Company Share Number.

“Closing Indebtedness” means the sum of (a) the aggregate amount of Indebtedness of the Company as of the Adjustment Calculation Time and (b) One Million One Hundred Thousand and no/100 Dollars ($1,100,000).

“Closing Merger Consideration” means (a) One Hundred Five Million and no/100 Dollars ($105,000,000.00), plus (b) Estimated Closing Cash, plus (c) the Stock Consideration, minus (d) Estimated Closing Indebtedness, minus (e) Estimated Company Transaction Expenses, plus (f) the Estimated Net Working Capital Excess (if any), minus (g) the Estimated Net Working Capital Shortfall (if any), minus (h) the Escrow Amount, minus (i) the Securityholder Representative Reserve, plus (i) the Unaccredited Investor Additional Cash Amount.

“Closing Net Working Capital” means the remainder of (a) the combined current assets of the Company reflected in the line items included in the Net Working Capital Calculation Schedule minus (b) the combined current liabilities of the Company reflected in the line items included in the Net Working Capital Calculation Schedule, in each case, calculated as of the close of business on the day immediately preceding the Closing Date in accordance the Accounting Principles; provided that Closing Net Working Capital shall not take into account any amounts in respect of income Taxes (including income Tax assets and income Tax liabilities), any amounts of Indebtedness or any accrued liabilities that constitute Company Transaction Expenses or Change of Control Payments.

“Closing Option Per Share Merger Consideration” means in respect of each share of Company Common Stock subject to an In-The-Money Option, a portion of the Closing Merger Consideration determined by dividing (i) the sum of (a) the Closing Merger Consideration, plus (b) the Aggregate Option Exercise Amount, plus (c) the Aggregate Warrant Exercise Amount, by (ii) the Fully Diluted Company Share Number.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Closing Warrant Per Share Merger Consideration” means in respect of each share of Company Common Stock subject to such In-The-Money Warrant, a portion of the Closing Merger Consideration determined by dividing (i) the sum of (a) the Closing Merger Consideration, plus (b) the Aggregate Option Exercise Amount, plus (c) the Aggregate Warrant Exercise Amount, by (ii) the Fully Diluted Company Share Number.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent contemporaneously with this Agreement. The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement.

“Company Fundamental Representations” means the representations and warranties contained in Section 3.01 (Organization; No Subsidiaries), Section 3.02 (Power and Authorization), Section 3.04(b)(i) (Breach of Organizational Documents), Section 3.05 (Capitalization of the Company), Section 3.15 (Tax Matters) and Section 3.25 (No Brokers).

“Company Group” means the Company and its Subsidiaries.

“Company Group Intellectual Property Rights” means all Intellectual Property Rights owned by the Company Group or used by the Company Group, including all Intellectual Property Rights in and to Company Group Technology.

“Company Group’s Knowledge,” “Knowledge of the Company Group” and similar formulations means, with respect to the Company Group, the actual knowledge, after reasonable investigation, of Kevin Higgins, Ken Cahill, James Bligh, Michelle McGill, Derek Richards, Karen Tierney and Leon Nangle.

“Company Group Technology” means any and all Technology owned by the Company Group or used by the Company Group.

“Company Options” means options to purchase shares of Company Common Stock granted by the Company pursuant to the Equity Plan or otherwise and that are outstanding and unexercised immediately prior to the Effective Time.

“Company Preferred Stock” means the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series Seed-1 Preferred Stock and Series Seed-2 Preferred Stock.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Company Revenue” means revenue of the Company as such term is used and determined in accordance with the Accounting Principles.

“Company Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions, including, (a) (i) all fees and expenses payable to the Company’s financial advisors and all other brokerage fees, commissions, finders’ fees or financial advisory fees so incurred, (ii) the fees and expenses of the Company’s legal and accounting advisors and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred, (iii) any Change of Control Payments; (iv) any Taxes payable on or triggered by payments in respect of the cash or Equity Interests under or as described in Article II of this Agreement other than pursuant to Section 2.09, (v) an amount equal to 100% of the fees and expenses of the Escrow Agent; (vi) an amount equal to 50% of the fees, costs and expenses incurred to obtain the D&O tail policy and (vii) an amount equal to 50% of the fees, costs and expenses incurred to obtain the R&W Insurance Policy.

“Company Voting Common Stock” means the Company Common Stock designated as Voting Common Stock pursuant to the Certificate of Incorporation of the Company.

“Company Warrant” means warrants to purchase shares of Company Common Stock granted by the Company that are outstanding and unexercised prior to the Effective Time.

“Compensation” means, with respect to any Person, all wages, salaries, compensation, remuneration, commissions, consulting fees, bonuses or benefits of any kind or character whatsoever (including issuances or grants of Equity Interests), made directly or indirectly by any member of the Company Group to or for the benefit of such Person or any Family Member of such Person.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the Merger and the other transactions described in the recitals to this Agreement, (b) the execution, delivery and performance of the Ancillary Agreements, and (c) the payment of fees and expenses relating to such transactions.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, note, bond, indenture, insurance policy, mortgage, lease, sublease, license, sublicense, joint venture or other commitment, promise, undertaking, obligation, arrangement, instrument or understanding, in each case, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Department” means those line items set forth in the Business Plan under the headings “IE/UK Departments” and “US Departments.”

“Earn-Out Period” means the period from January 1, 2022 to December 31, 2022.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Effective Time Holders” mean those Persons who held shares of Company Capital Stock, In-The-Money Options, Employee RSUs, In-The-Money Warrants and Bonus Awards immediately prior to the Effective Time.

“Employee Option” means each Company Option granted to the holder in the holder’s capacity as, or that had vesting tied to the holder’s performance of services as, an employee of the Company for applicable employment Tax purposes.

“Employee RSU” means each restricted stock unit granted pursuant to the RSU Equity Plan, in each case, that vests in connection with, or as a result of, the consummation of the transactions contemplated hereby (whether alone or together with another event).

“Employee Plan” means any plan, program, policy, agreement, arrangement or Contractual Obligation, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that (a) is an “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), (b) relates to a stock bonus, stock ownership, stock purchase, equity or equity-based incentive or (c) is any other deferred-compensation, employment (including offer letters), independent contractor, retirement, severance, vacation or paid time-off, transaction, retention, change in control, welfare-benefit, reimbursement, cash incentive, commission, bonus, profit-sharing, pension, employee loan, health, welfare, cafeteria, incentive or fringe-benefit plan, program, policy, agreement, arrangement or Contractual Obligation.

“Encumbrance” means any charge, claim, community or other marital property interest, equitable or ownership interest, lien (statutory or other), license, sublicense, option, pledge, hypothecation, security interest, mortgage, deed of trust, right of way, encumbrance, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant of any kind with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws).

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Person and (b) any option, restricted stock, restricted stock unit, profits interest, equity appreciation right, phantom equity interest, warrant, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“Equity Plan” means the Company’s 2015 Share Option Plan, as amended August 26, 2019.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Acquiom Clearinghouse LLC.

“Escrow Agreement” means the Escrow Agreement among Parent, the Securityholder Representative and the Escrow Agent substantially in the form of Exhibit C.

“Escrow Amount” means the Adjustment Escrow Amount, the Retention Escrow Amount and the Bonus Escrow Amount.

“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement comprising of the Adjustment Escrow Fund, the Retention Escrow Fund and the Bonus Escrow Fund.

“Estimated Closing Cash Consideration” means an amount equal to (a) One Hundred Five Million and no/100 Dollars ($105,000,000.00), plus (b) Estimated Closing Cash, minus (c) the Estimated Closing Indebtedness, minus (d) Estimated Company Transaction Expenses, plus (e) the Estimated Net Working Capital Excess (if any), minus (f) the Estimated Net Working Capital Shortfall (if any), minus (g) the Escrow Amount, minus (h) the Securityholder Representative Reserve, plus (i) the Unaccredited Investor Additional Cash Amount.

“Facilities” means any buildings, plants, improvements or structures located on the Leased Real Property.

“Family Member” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.

“FDA” means the U.S. Food and Drug Administration.

“FDA Laws” means all Legal Requirements applicable to the operation of each member of the Company Group’s business related to the research, investigation, development, production, testing, packaging, marketing, distribution, storage, shipping, transport, advertising, labeling,

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

promotion, sale, export, import, use handling and control, safety, efficacy, reliability or manufacturing of medical devices, including (a) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. Section 321 et seq.), (b) the Public Health Service Act of 1944, (c) the rules and regulations promulgated and enforced by the FDA thereunder, including, as applicable, those requirements relating to the FDA’s Quality System Regulation at 21 C.F.R. Part 820, investigational use, premarket notification and premarket approval and applications to market new medical devices, establishment registration and listing, and reporting of corrections and removals, (d) Legal Requirements governing the development, conduct, monitoring, subject informed consent, auditing, analysis and reporting of clinical trials including the Good Clinical Practices regulations contained in 21 C.F.R. Parts 11, 50, 54, 56 and 812, (e) Legal Requirements governing the conduct of non-clinical laboratory studies, including Good Laboratory Practices regulations contained in 21 C.F.R. Part 58, (f) Legal Requirements governing data-gathering activities relating to the detection, assessment, and understanding of adverse events (including adverse event and malfunction reporting regulations of FDA and ICH) and (g) all comparable state, federal or foreign Legal Requirements relating to any of the foregoing, including ISO 13485:2016 and applicable ICH and the International Organization for Standardization requirements.

“Fraud” means common law fraud committed by a Person in the making of the representations and warranties in Article III and Article IV (each as modified by the Disclosure Schedules).

“Fully Diluted Company Share Number” means, as of any date of determination, the sum, without duplication, of: (a) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares of Company Common Stock which are to be canceled and retired in accordance with Section 2.02(d)(viii), if any); (b) the aggregate number of shares of Company Common Stock issuable as if the Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time converted to Company Common Stock immediately prior to the Effective Time; (c) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all In-The-Money Options issued and outstanding as of immediately prior to the Effective Time; (d) the aggregate number of shares of Company Common Stock issuable upon settlement of all Employee RSUs issued and outstanding as of immediately prior to the Effective Time, (e) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all In-The-Money Warrants issued and outstanding as of immediately prior to the Effective Time and (f) the Bonus Share Number.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Global Trade Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations administered by OFAC; U.S. Customs Regulations, EU Council Regulations on export controls, including Nos. 428/2009, 267/2012; other EU Council sanctions regulations, as implemented in EU Member States; United Nations sanctions policies; the Buy American Act of 1933; all relevant regulations made under any of the foregoing; and other applicable economic sanctions, export control, or customs laws imposed by a relevant Governmental Authority.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.

“Government Sponsored Health Care Program” means any United States federal, state or local health care, reimbursement or waiver programs administered or funded by a Governmental Authority under Title XVIII of the Social Security Act (the Medicare statute), Title XIX of the Social Security Act (the Medicaid statute), TRICARE, or any other government sponsored health care program or health care payment program financed in whole or in part by any United States federal, state or local government, including any federal managed Medicaid or Medicare programs.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any other authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any mediator, arbitrator or arbitral body.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Indebtedness or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Indebtedness or other Liabilities of such partnership or venture.

“Hazardous Substance” means any pollutant, petroleum, or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste.

“Healthcare Laws” means all Legal Requirements pertaining to healthcare regulatory matters applicable to the Company, including, but not limited, to Legal Requirements relating to: (a) the licensure, certification, qualification or authority to transact the Business; (b) the solicitation or acceptance of improper incentives involving persons operating in the health care industry; (c) the administration of health care claims or benefits or processing or payment for health care services or products, including billing, coding, coding validation, reimbursement, claims submission, collections and payment related to health insurance providers, health maintenance organizations and Payment Programs; (d) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (e) any state insurance, health maintenance organization or managed care Legal Requirements (including Legal Requirements relating to Medicaid programs); (f) state Legal Requirements related to the corporate practice of medicine or other health care professions, professional fee-splitting and mental health providers and coaches; (g) the Medicare Program Legal Requirements at Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh, including specifically, the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn; (h)

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v; (i) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (j) the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); (k) the Program Fraud Civil Remedies Act of 1986, 31 U.S.C. §§ 3801-3812; (l) the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; (m) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (n) the Exclusion Laws, 42 U.S.C. § 1320a-7; (o) the Federal Health Care Fraud Law (18 U.S.C. § 1347); (p) TRICARE, 10 U.S.C. § 1071; (q) the so-called federal “sunshine” law or Open Payments law (42 U.S.C. § 1320a-7h), as well as any corollary state Legal Requirements governing disclosure of payments by pharmaceutical or medical device manufacturers to health care professionals; (r) all state Legal Requirements governing the offer, payment, solicitation or receipt of any remuneration in exchange for a referral, furnishing, arranging for the furnishing, lease, purchase, order, or recommendation of any health care product or service; (s) the Patient Protection and Affordable Care Act 42 U.S.C. § 18001 et seq., as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 1305 et seq.); (t) HIPAA and applicable Privacy Obligations; (u) the 21st Century Cures Act (Pub. L. No. 114-255) and its implementing regulations; (v) the CARES Act and (w) FDA Laws.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, including the Standards for Privacy of Individually Identifiable Health Information (45 CFR Part 160 and Part 164, Subparts A, D and E), the Transactions and Code Set Standards (45 CFR Part 162), and Security Standards for the Protection of Electronic Protected Health Information (45 CFR Part 164, Subparts A and C), and all other implementing regulations in effect, and the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009 set forth at 42 USC § 17931 et seq., and all implementing regulations thereof.

“Indebtedness” means, with respect to any Person, and without duplication, all Liabilities, including all obligations in respect of principal, accrued interest, penalties, fees, guarantees, reimbursements, damages, costs of unwinding and premiums, of such Person (a) for borrowed money, whether current or funded, fixed or contingent, secured or unsecured (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures, mortgages or other similar debt securities or Contractual Obligations, (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) for the capitalized liability under all capital leases of such Person (determined in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for the Tax Liability Amount, (g) Contractual Obligations relating to interest rate protection, hedging agreements, swap agreements and collar agreements, in each case, to the extent payable if such Contractual Obligation is terminated at the Closing, (h) outstanding severance or termination obligations to any current or former employee, officer, manager, director or independent contractor of the Company whose employment or engagement was terminated prior to the Closing or whose termination of employment was effectuated prior to the Closing (together with the employer portion of all Taxes arising therefrom), (i) the amount of any cash incentives, bonuses or commissions accrued but not yet paid prior to the Closing owed to any current or former employee, officer, manager, director or independent contractor of the Company; provided that in no event shall any such obligations with respect to a termination made at the express written request of Parent be included in

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Indebtedness, (j) earned, accrued or otherwise payable bonuses or other incentive compensation owed to any current and former employee, officer, director or independent contractor of the Company with respect to any period immediately prior to the Closing (together with the employer portion of all Taxes arising therefrom (without regard to the ability to defer such Taxes under the CARES Act)), (k) any payroll Tax obligations deferred under the CARES Act or otherwise in connection with the COVID-19, (l) unfunded deferred compensation obligations, (m) in the nature of Guarantees, whether direct or indirect, of the obligations described in clauses (a) through (l) above of any other Person.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing.

“Intellectual Property Rights” means all rights, title, and interests in and to all proprietary rights of every kind and nature however denominated, whether registered or unregistered, throughout the world, including:

(a)       patents, copyrights, mask work rights, confidential information, trade secrets, database rights, data rights and all other proprietary rights in Technology;

(b)       trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

(c)       domain names, social media accounts and handles, rights of privacy and publicity, and moral rights;

(d)       any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, and contractual rights relating to any of the foregoing; and

(e)       all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Irish GAAP” means generally accepted accounting principles in the Republic of Ireland as in effect from time to time.

“Irish Subsidiary” means SilverCloud Health Limited.

“IT Assets” means computers, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment.

“Legal Requirement” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Government Order, or any Permit granted under any of the foregoing, or any similar provision having the force or effect of law.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Letter of Transmittal” means a letter of transmittal substantially in the form of Exhibit I.

“Liability” means, with respect to any Person, any liability, commitment, or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due, whether arising in the past, present or future and whether or not required under GAAP to be accrued on the financial statements of such Person, including those arising under any Contractual Obligation, Action or Government Order.

“Material Adverse Effect” means any event, change, fact, condition, circumstance, development, occurrence, result or effect (each, an “Effect”) that, when considered either individually or in the aggregate together with any other Effect, has had, or would reasonably be expected to have, a material adverse effect on (A) the financial condition, business, assets, properties or results of operations of the Company Group taken as a whole or (B) the ability of the Company, or any member of the Company Group, to perform its obligations hereunder or consummate the Contemplated Transactions on a timely basis other than the following: (i) Effects after the date hereof generally affecting the Company’s industry in the United States or the European Union, (ii) events, changes, facts, conditions, circumstances or occurrences generally affecting the economy or the debt, credit or securities markets (including any decline in the price of any security or any market index), (iii) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, or any epidemic, pandemic or disease outbreak (including, but not limited to, the COVID-19 pandemic), (iv) changes or proposed changes in Legal Requirements or Privacy Obligations, (v) changes or proposed changes in GAAP (or interpretations thereof), (vi) Effects resulting from actions taken (or omitted to be taken) by the Company pursuant to this Agreement, including which Parent has expressly requested in writing or to which Parent has expressly consented in writing and including any actions taken to meet the closing conditions set forth in Article VI; (vii) any failure of the Company to meet projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may, to the extent applicable, be considered in determining whether there has been, or is reasonably be expected to be, a Material Adverse Effect); or (viii) the execution, announcement, pendency, performance or consummation of this Agreement, the Contemplated Transactions, or the identity of Parent (including the impact on or any loss of employees, customers, suppliers, or other business relationships resulting from any of the foregoing, and including, for the avoidance of doubt, any event, change or effect resulting or arising from or in connection with any actions required to be taken pursuant to Section 5.02); but only to the extent, in the case of the foregoing clauses (i), (ii), (iii), (iv), and (v), such Effects do not have a materially disproportionate effect on the Company Group as compared to other industry participants.

“Merger Consideration” means (a) One Hundred Five Million and no/100 Dollars ($105,000,000.00), plus (b) Closing Cash, plus (c) the Stock Consideration, minus (d) Closing Indebtedness, minus (e) Company Transaction Expenses, plus (f) the Net Working Capital Excess (if any), minus (g) the Net Working Capital Shortfall (if any), minus (h) the Escrow Amount, and minus (i) the Securityholder Representative Reserve, plus (j) the Unaccredited Investor Additional Cash Amount.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Net Working Capital Calculation Schedule” means the calculation of Closing Net Working Capital attached as Annex I hereto.

“Net Working Capital Excess” means the amount by which the Closing Net Working Capital exceeds the Net Working Capital Target.

“Net Working Capital Shortfall” means the amount by which the Closing Net Working Capital is less than the Net Working Capital Target.

“Net Working Capital Target” means $2,051,000.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Option Cancellation Agreement” means an agreement signed by a holder of Vested Options acknowledging cancellation of all Vested Options held by such holder in a form to be reasonably agreed to by the Parties from each Person who owns Vested Options set forth in Annex III hereto.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital and the making of capital expenditures) and that is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Class A Common Stock” means the Class A Common Stock of the Parent, par value $0.01 per share.

“Paying Agent” means Acquiom Financial LLC.

“Paying Agent Agreement” means the Paying Agent Agreement among Parent, the Securityholder Representative and the Paying Agent substantially in the form of Exhibit E.

“Payment Programs” means any Government Sponsored Health Care Program, and any successor program, and all other third-party health care benefit plans and programs (including those offered or administered by health maintenance organizations, preferred provider organizations, managed care organizations, commercial payors and any Medicaid or state waiver programs and health insurance providers).

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, clearance, registration, product listing, certification, approval, right, privilege, accreditation, registration, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business the existence of which would not constitute an event of default under, or breach of, a Real Property Lease and the Liabilities of any member of the Company Group in respect of which are not overdue or otherwise in default, (c) liens to secure landlords, lessors or renters under leases or rental agreements (to the extent such member of the Company Group is not in default under such lease or rental agreement) and (d) licenses or other rights granted pursuant to IP Contracts made in the ordinary course of business.

“Person” means any individual or any corporation, association, general or limited partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, Union, unincorporated organization, firm, organization, Governmental Authority or other entity of any kind (whether or not a legal entity).

“Personal Information” means any data or information in any form that, alone or in combination with other information reasonably accessible to the Company, may be linked or relates to an identifiable natural individual, household, browser, or device, and any other information that constitutes personal data or personal information under any Privacy Obligation, including without limitation Protected Health Information under HIPAA.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Predecessor” means, with respect to any specified Person, (a) any other Person that has ever merged or consolidated with or into such specified Person or (b) any other Person all or substantially all of whose assets has ever been acquired by such specified Person (whether by purchase, upon liquidation or otherwise).

“Privacy Obligations” means all applicable Legal Requirements, Contractual Obligations, self-regulatory standards, or written policies or terms of use of the Company Group that are related to privacy, information security, data protection, breach, or Processing of Personal Information, including without limitation HIPAA, the European Union General Data Protection Regulation (Regulation (EU) 2016/679), the European Union ePrivacy Directive (Directive 2002/58/EC) and applicable implementing laws, the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Fair Credit

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Reporting Act, the Fair and Accurate Credit Transaction Act, the Identity Theft Red Flags Rule, state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state mental health, substance abuse and AIDS confidentiality laws, state data breach notification laws, and Canada’s Personal Information Protection and Electronic Documents Act, the Payment Card Industry Data Security Standards, the Payment Application Data Security Standards, any Legal Requirements concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, call or electronic monitoring or recording or any outbound communications, and any Legal Requirements requiring a Person to be notified of any situation where there is, or there is reason to believe there has been, a loss, misuse, unauthorized access, or unauthorized acquisition of Personal Information, in each case as and to the extent applicable to the operation of the Company’s Business.

“Pro Rata Portion” means, with respect to a particular Effective Time Holder, an amount equal to the quotient obtained by dividing (a) the sum of (i) the number of shares of Company Common Stock held by such Effective Time Holder immediately prior to the Effective Time; (ii) the number of shares of Company Common Stock issuable as if the Company Preferred Stock held by such Effective Time Holder converted to Company Common Stock immediately prior to the Effective Time; (iii) the number of shares of Company Common Stock issuable upon exercise of the In-The-Money Options held by such Effective Time Holder immediately prior to the Effective Time; and (iv) the number of shares of Company Common Stock issuable upon exercise of the In-The-Money Warrants held by such Effective Time Holder immediately prior to the Effective Time, by (b) the Fully Diluted Company Share Number.

“Processing” means any operation or set of operations which is performed on Personal Information or other data, whether or not by automated means, and includes receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation, alteration, retrieval, consultation, use, disclosure, transfer, transmission, dissemination, making available, alignment or combination, restriction, disposal, erasure or destruction.

“R&W Insurance Policy” means the policy of representations and warranties insurance that is underwritten and administered by Euclid Transactional, LLC and obtained by Parent, bound as of the date hereof. The R&W Insurance Policy is attached hereto as Exhibit F in substantially final form.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Country” means any country or geographic region subject to comprehensive economic sanctions administered by the United States within the past five years (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region).

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Restricted Party” means any (a) Person on one or more of the Restricted Party Lists, or (b) any Person owned or controlled by, or acting on behalf of, a Person on one or more of the Restricted Party Lists.

“Restricted Party Lists” include the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; and similar lists of restricted parties maintained by other relevant Governmental Authorities.

“Retention Escrow Amount” means $1,050,000.

“Retention Escrow Fund” means an escrow fund established pursuant to the Escrow Agreement, compromising the Retention Escrow Amount.

“RSU Equity Plan” means the Silver Cloud Health Holdings Inc. Restricted Stock Unit Plan.

“Security Breach” means any (a) unauthorized access, acquisition, interruption of access or other processing, alteration or modification, loss, theft, corruption or other unauthorized processing of Personal Information or Sensitive Data; (b) inadvertent, unauthorized or unlawful sale or rental of Personal Information; (c) a breach as defined under HIPAA (45 C.F.R. § 164.402); (d) a phishing, ransomware, denial of service (DoS) or other cyberattack that results in a monetary loss or a business disruption; or (e) other unauthorized access to, use of, or interruption of any IT Asset.

“Senior Employee Team Member” means Ken Cahill.

“Sensitive Data” means (a) all Personal Information and (b) other confidential or proprietary Business information or trade secret information.

“Securityholder Representative Reserve” means $500,000.

“Series A Preferred Stock” means the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

“Series A-1 Preferred Stock” means the Company’s Series A-1 Preferred Stock, par value $0.0001 per share.

“Series A-2 Preferred Stock” means the Company’s Series A-2 Preferred Stock, par value $0.0001 per share.

“Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.0001 per share.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Series Seed-1 Preferred Stock” means the Company’s Series Seed-1 Preferred Stock, par value $0.0001 per share.

“Series Seed-2 Preferred Stock” means the Company’s Series Seed-2 Preferred Stock, par value $0.0001 per share.

“Stock Consideration” means 8,890,620 shares of Parent Class A Common Stock, which the parties agree has an aggregate value of an amount equal to (a) One Hundred Five Million and no/100 Dollars ($105,000,000.00) minus (b) the Unaccredited Investor Additional Cash Amount; provided, that such number of shares of Parent Class A Common Stock may be adjusted pursuant to Section 2.05(c).

“Stock Consideration Pro Rata Portion” means, with respect to a particular Accredited Effective Time Holder, an amount equal to the quotient obtained by dividing (a) the aggregate amount payable to such Accredited Effective Time Holder under Section 2.05(a)(i) through Section 2.05(a)(viii) and Section 2.05(b), by (b) the aggregate amount payable to all Accredited Effective Time Holders under Section 2.05(a)(i) through Section 2.05(a)(viii) and Section 2.05(b).

“Subscription Agreement” means the Subscription Agreement between Parent and each of the Accredited Effective Time Holders substantially in the form of Exhibit G.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the Company Board or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Systems” means all software, applications, hardware, networks, electronics, platforms, servers, interfaces, databases, websites and related Technology and services that are owned or purported to be owned by the Company or used by or otherwise relied on by the Company Group.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, escheat, abandoned or unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, in each case, other than commercial agreements the primary purpose of which does not relate to Taxes, or as a result of being liable for another person’s taxes as a transferee or successor, by Contractual Obligation (other than commercial agreements the primary purpose of which does not relate to Taxes).

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Tax Liability Amount” means an amount (not less than $0 with respect to any jurisdiction) equal to the sum of the unpaid Taxes of the Company Group, computed for each Pre-Closing Tax Period and the portion of each Straddle Period ending at the end of the Closing Date, as determined in accordance with the principles set forth in Section 10.02 and, unless otherwise required by applicable Legal Requirements, calculated in accordance with the past practice of the Company Group in preparing Tax Returns (including reporting positions, elections and accounting methods) and only with respect to those jurisdictions in which the Company has previously filed Tax Returns for Taxes and any jurisdictions in which the Company has commenced operations since January, 1 2021; provided notwithstanding anything in this Agreement to the contrary, for purposes of calculating such liability for Taxes; (i) any overpayment or credit of Taxes (including estimated Taxes) that will be credited against or reduce a particular liability for income Taxes shall be taken into account as permitted by applicable Legal Requirements; (ii) if applicable, seventy percent (70%) or any success-based fees of the Company Group (as defined in Treasury Regulations Section 1.263(a)-5(f)) shall be treated as deductible in accordance with Rev. Proc. 2011-29, (iii) any income Taxes arising from transactions outside of the ordinary course of business occurring on the Closing Date after the time of the Closing entered into by or at the direction of Parent (or any Affiliate thereof (including for avoidance of doubt, following the Closing, the Company Group)) (other than any transactions required by this Agreement); (iv) the applicable taxable period for each member of the Company Group that is a “controlled foreign corporation” within the meaning of Section 957 of the Code shall be deemed to end on the Closing Date in an interim closing of the books; (v) any liabilities for accruals or reserves properly established under GAAP methodologies that require the accrual for contingent income Taxes or with respect to uncertain Tax positions shall be excluded; and (vi) any Tax liabilities or assets that are included in Closing Net Working Capital shall be excluded.

“Tax Return” means any return, notice, form, election, estimate, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unaccredited Investor Additional Cash Amount” means an amount in cash equal to 50% of the aggregate cash amount paid to Unaccredited Effective Time Holders pursuant to Section 2.05(c)(i). For the avoidance of doubt, Unaccredited Investor Additional Cash Amount as used in

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

the definitions of “Closing Cash Consideration,” “Estimated Closing Cash Consideration,” “Merger Consideration,” and “Stock Consideration” shall be deemed $0 for purposes of the initial calculations of the payments to the Effective Time Holders pursuant to Section 2.05(a)(i) through Section 2.05(a)(viii) and Section 2.05(b) with all Effective Time Holders initially being treated as Accredited Effective Time Holders for purposes of determining the Estimated Closing Cash Consideration and Stock Consideration that would be payable if all Effective Time Holders were Accredited Effective Time Holders. Each Unaccredited Effective Time Holder’s Pro Rata Portion of the Stock Consideration shall then be paid in cash pursuant to Section 2.05(c)(i) with such definition of Unaccredited Investor Additional Cash Amount being updated to reflect 50% of the aggregate cash payment to the Unaccredited Effective Time Holders.

“Warrant Cancellation Agreement” means an agreement signed by a holder of In-The-Money Warrants acknowledging cancellation of all In-The-Money Warrants held by such holder in a form to be reasonably agreed to by the Parties from each Person who owns In-The-Money Warrants set forth in Annex III hereto.

Section 1.02      Certain Matters of Construction.

(a)       The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)       Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof.

(c)       Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof, (ii) references to a Section, Exhibit, Annex or Schedule means a Section of, or Exhibit, Annex or Schedule to this Agreement, unless another agreement is specified, (iii) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender, (iv) the word “including” means including without limitation, (v) any reference to “$” or “dollars” means United States dollars, (vi) any reference to a “day” or a number of “days” (without explicit qualification by “Business”) shall mean a calendar day or number of calendar days and (vii) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time.

(d)       Only that information which has been made available to Parent in the “virtual data room” created for purposes of this Agreement and the Contemplated Transactions

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(the “Data Room”) as such Data Room existed as of one (1) Business Day prior to the date hereof shall be considered to have been “delivered” or “made available” to Parent for purposes of this Agreement.

(e)       Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

(f)       The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which Boston, Massachusetts is located.

(g)       For the convenience of the parties an index of additional terms defined throughout this Agreement has been included at the end of this Agreement but does not form a part of this Agreement.

Article II
DESCRIPTION OF TRANSACTION.

Section 2.01      Merger of Merger Sub into the Company; Subsequent Merger.

(a)       Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.02(b)). Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger and a direct wholly owned subsidiary of Parent (the “Initial Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

(b)       Immediately following the Effective Time and in accordance with the DGCL and the DLLCA, Parent will cause the Initial Surviving Corporation to merge with and into Sister Subsidiary, an entity taxed for federal income tax purposes as a disregarded entity of Parent, and the separate corporate existence of the Initial Surviving Corporation shall thereupon cease, and Sister Subsidiary shall be the surviving entity in the Subsequent Merger, and shall succeed to and shall by virtue of the Subsequent Merger continue its existence under the laws of the State of Delaware as a direct wholly-owned subsidiary of Parent. Sister Subsidiary, as the surviving entity of the Subsequent Merger, is referred to herein as the “Final Surviving Entity.”

(c)       Effect of the Merger and Subsequent Merger.

(i)       At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

the foregoing, and subject thereto, from and after the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Initial Surviving Corporation and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Initial Surviving Corporation.

(ii)       At the effective time of the Subsequent Merger, the effect of the Subsequent Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Subsequent Merger all the property, rights, privileges, powers and franchises of the Initial Surviving Corporation and the Sister Subsidiary shall vest in the Final Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Initial Surviving Corporation and the Sister Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Final Surviving Entity.

(d)       Organizational Documents.

(i)       The certificate of incorporation of the Initial Surviving Corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time and the bylaws of the Initial Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, in each case, until thereafter changed or amended as provided therein or by applicable Legal Requirements. The directors and officers of the Initial Surviving Corporation immediately after the Effective Time shall be those individuals designated by Parent in its sole discretion until each such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(ii)       The certificate of formation of Sister Subsidiary as in effect immediately prior to the effective time of the Subsequent Merger shall be the certificate of formation of the Final Surviving Entity in the Subsequent Merger until thereafter amended in accordance with the applicable provisions of the DLLCA and such certificate of formation. The limited liability company agreement of Sister Subsidiary as in effect immediately prior to the effective time of the Subsequent Merger, shall be the limited liability company agreement of the Final Surviving Entity until thereafter amended in accordance with the applicable provisions of the DLLCA, the certificate of formation of the Final Surviving Entity and such limited liability company agreement. The directors and officers of the Initial Surviving Corporation immediately after the effective time of the Subsequent Merger shall be the initial directors and officers of the Final Surviving Entity until each such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.02      Closing; Effective Time.

(a)       The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be conducted remotely via the electronic exchange of documents and signatures

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

no later than two (2) Business Days after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other date and time as mutually agreed upon by Parent and the Company. The date on which the Closing is held is herein referred to as the “Closing Date.”

(b)       On the Closing Date and subject to the terms of this Agreement, the Company and Merger Sub shall (i) execute a certificate of merger in a form mutually acceptable to Parent and the Company (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

(c)       Immediately following the Effective Time, Parent shall cause the Subsequent Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA, and the Subsequent Merger shall become effective upon such filing of such certificate of merger with the Secretary of State of the State of Delaware.

(d)       At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)       except as provided in clause “(viii)” below, each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares), shall be canceled, extinguished and automatically converted into the right to receive: (A) the Closing Common Per Share Merger Consideration; and (B) when, as and if and to the extent payable, the Additional Merger Consideration, in each case, multiplied by the number of shares of Company Common Stock into which such share of Series B Preferred Stock is convertible at the Effective Time (without interest and net of any applicable withholding);

(ii)       except as provided in clause “(viii)” below, each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares), shall be canceled, extinguished and automatically converted into the right to receive: (A) the Closing Common Per Share Merger Consideration; and (B) when, as and if and to the extent payable, the Additional Merger Consideration, in each case, multiplied by the number of shares of Company Common Stock into which such share of Series A-1 Preferred Stock is convertible at the Effective Time (without interest and net of any applicable withholding);

(iii)       except as provided in clause “(viii)” below, each share of Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares), shall be canceled, extinguished and automatically converted into the right to receive: (A) the Closing Common Per Share Merger Consideration; and (B) when, as and if and to the extent payable, the Additional Merger Consideration, in each case, multiplied by the number

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

of shares of Company Common Stock into which such share of Series A-2 Preferred Stock is convertible at the Effective Time (without interest and net of any applicable withholding);

(iv)       except as provided in clause “(viii)” below, each share of Series Seed-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares), shall be canceled, extinguished and automatically converted into the right to receive: (A) the Closing Common Per Share Merger Consideration; and (B) when, as and if and to the extent payable, the Additional Merger Consideration, in each case, multiplied by the number of shares of Company Common Stock into which such share of Series B Preferred Stock is convertible at the Effective Time (without interest and net of any applicable withholding);

(v)       except as provided in clause “(viii)” below, each share of Series Seed-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares), shall be canceled, extinguished and automatically converted into the right to receive: (A) the Closing Common Per Share Merger Consideration; and (B) when, as and if and to the extent payable, the Additional Merger Consideration, in each case, multiplied by the number of shares of Company Common Stock into which such share of Series B Preferred Stock is convertible at the Effective Time (without interest and net of any applicable withholding);

(vi)       except as provided in clause “(viii)” below, each share of Company Common Stock outstanding immediately prior to the Effective Time that is not a Dissenting Share shall be converted into the right to receive the Closing Common Per Share Merger Consideration and the Additional Per Share Merger Consideration, if any, and such share of Company Common Stock after such conversion shall automatically be canceled and retired and shall cease to exist;

(vii)       each share of the common stock, $0.01 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, $0.01 par value, of the Initial Surviving Corporation and such shares, as converted, shall constitute the only outstanding shares of capital stock of the Initial Surviving Corporation;

(viii)       each share of Company Capital Stock held by the Company (or held in the Company’s treasury), or by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time (collectively, together with any Dissenting Shares, the “Excluded Shares”) shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(e)       At the effective time of the Subsequent Merger, by virtue of the Subsequent Merger and without any further action on the part of the Initial Surviving Corporation, Parent, Sister Subsidiary or any holder of any capital stock of the Initial Surviving Corporation, Parent or Sister Subsidiary, each share of common stock, par value $0.01 per share, of the Initial Surviving Corporation issued and outstanding immediately prior to the effective time of the Subsequent Merger shall continue as one limited liability company interest of the Final Surviving Entity, which shall constitute the only outstanding equity of the Final Surviving Entity. At the effective time of the Subsequent Merger, any other equity of the Sister Subsidiary shall automatically be canceled

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

and retired and shall cease to be outstanding, and no consideration shall be delivered or deliverable in exchange therefor.

(f)       Fractional Shares. No certificates or scrip representing fractional shares of Parent Class A Common Stock shall be issued upon the conversion of Company Capital Stock pursuant Section 2.02(d) and Section 2.05, the cancellation of In-The-Money Options pursuant to Section 2.02(g) and Section 2.05, the cancellation of In-The-Money Warrants pursuant to Section 2.02(i) and Section 2.05, or the cancellation of Employee RSUs pursuant to Section 2.02(j) and Section 2.05 and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Class A Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Capital Stock converted or In-The-Money Warrants, In-The-Money Options or Employee RSUs canceled pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Class A Common Stock in accordance with Section 2.05 (after taking into account all shares of Company Capital Stock exchanged or In-The-Money Warrants, In-The-Money Options or Employee RSUs canceled by such holder) shall in lieu thereof, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the volume weighted average price of Parent Class A Common Stock on the New York Stock Exchange (“NYSE”) over the thirty day period prior to the date hereof.

(g)       Accredited Effective Time Holder Shares. Each Effective Time Holder that has delivered to the Paying Agent at least three (3) Business Days prior to Closing an Accredited Investor Questionnaire in which such Effective Time Holder has confirmed, to Parent’s reasonable satisfaction, that such Effective Time Holder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the 1933 Act shall be an “Accredited Effective Time Holder.” Each Effective Time Holder who is not an Accredited Effective Time Holder shall be an “Unaccredited Effective Time Holder.” Upon the terms and subject to the conditions set forth herein, at the Closing, each Accredited Effective Time Holder shall receive the number of shares of Parent Class A Common Stock indicated across from such Accredited Effective Time Holder’s name on the Consideration Spreadsheet, the aggregate number of shares of which shall be equal to the Stock Consideration (collectively, the “Accredited Effective Time Holder Shares”). With respect to the Accredited Effective Time Holder Shares, each of the Accredited Effective Time Holders will be subject to the applicable terms of and have the applicable rights provided in a Subscription Agreement.

(h)       Treatment of Company Options. Pursuant to the terms of the Equity Plan, the Company Board has approved the accelerated vesting as of immediately prior to the Effective Time of each Company Option that is outstanding and exercisable, but not fully vested, as of such time (the “Vesting Acceleration”). Each Company Option or a portion thereof outstanding immediately prior to the Effective Time that is vested, outstanding and exercisable immediately prior to the Effective Time (after giving effect to the Vesting Acceleration) shall be a “Vested Option”. Each Vested Option with an exercise price per share that is less than the Closing Option Per Share Merger Consideration (each, an “In-The-Money Option”) and in respect of which an Option Cancellation Agreement, if applicable, and Subscription Agreement has been delivered shall be converted with respect to each share of Company Common Stock subject to such In-The-

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Money Option into the right to receive, upon delivery of a duly executed and completed Option Cancellation Agreement, if applicable, and Subscription Agreement in the manner provided in Section 2.05(a), Section 2.05(b) and Section 2.05(c), the Closing Option Per Share Merger Consideration and the Additional Per Share Merger Consideration, if any, and after such conversion such Company Option shall automatically be canceled and retired and shall cease to exist. The aggregate amount paid or payable in respect of the cancellation of the In-The-Money Options as set forth in this Section 2.02(h) is referred to herein as the “Option Consideration.”

(i)       Treatment of Company Warrants. Each Company Warrant or a portion thereof outstanding immediately prior to the Effective Time that is vested, outstanding and exercisable immediately prior to the Effective Time shall be a “Vested Warrant”. Each Vested Warrant with an exercise price per share that is less than the Closing Warrant Per Share Merger Consideration (each, an “In-The-Money Warrant”) and in respect of which a Warrant Cancellation Agreement and Subscription Agreement has been delivered shall be converted with respect to each share of Company Common Stock subject to such In-The-Money Warrant into the right to receive, upon delivery of a duly executed and completed Warrant Cancellation Agreement and Subscription Agreement in the manner provided in Section 2.05(a), the Closing Warrant Per Share Merger Consideration and the Additional Per Share Merger Consideration, if any, and after such conversion such In-The- Money Warrant shall automatically be canceled and retired and shall cease to exist.

(j)       Treatment of Employee RSUs. Each Employee RSU held by the employees of the Company Group set forth on Schedule 2.02(j) shall (i) become vested as of immediately prior to the Effective Time in connection with, or as a result of, the consummation of the Merger and the other transactions contemplated by this Agreement, (ii) be settled with the issuance of Company Common Stock which shares of Company Common Stock will be converted into the right to receive the Closing Common Per Share Merger Consideration and the Additional Per Share Merger Consideration, if any, and such share of Company Common Stock after such conversion shall automatically be canceled and retired and (iii) cease to exist.

(k)       Treatment of Bonus Awards. Each Bonus Award held by the employees of the Company Group set forth on Schedule 2.02(k) (the “Bonus Holders”) shall (i) become vested as of immediately prior to the Effective Time in connection with, or as a result of, the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that no Bonus Holder shall be entitled to any payment with respect to a Bonus Award unless such individual remains employed with Parent or its Affiliates through the applicable payment date, as specified in Section 2.10, and (ii) be distributed pursuant to the terms of Section 2.10.

(l)       With respect to any holder of Company Capital Stock, In-The-Money Options and/or In-The-Money Warrants, the portion of the Merger Consideration receivable by such holder under this Agreement shall be aggregated for all shares of Company Capital Stock, all shares of Company Common Stock subject to the In-The-Money Options and/or all shares of Company Common Stock subject to the In-The-Money Warrants held, in each case, by such holder, as applicable, and following such aggregation, any fractional cents shall be rounded to the nearest whole cent.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(m)       It is understood that the cash exercise prices payable upon exercise in full of all In-The-Money Options and In-The-Money Warrants held by all holders of In-The-Money Options and In-The-Money Warrants, as applicable, issued and outstanding as of immediately prior to the Effective Time shall, notwithstanding the fact that such amounts will not be paid in cash to the Company, be taken into account for purposes of determining the Closing Common Per Share Merger Consideration, the Closing Option Per Share Merger Consideration and the Closing Warrant Per Share Merger Consideration payable to the holders of Company Capital Stock, In-The-Money Options and In-The-Money Warrants, as applicable, as part of the Merger Consideration pursuant to this Agreement and allocating such Merger Consideration among all such holders of Company Capital Stock, In-The-Money Options and In-The- Money Warrants in accordance with the terms hereof.

Section 2.03      Withholding. Each of Parent, the Final Surviving Entity, the Escrow Agent, the Paying Agent and any other withholding agent shall be entitled to withhold from any cash consideration payable pursuant to, or as contemplated under, this Agreement or the Escrow Agreement such amounts as Parent, the Final Surviving Entity, the Escrow Agent, the Paying Agent and any other withholding agent are required to withhold from such consideration under the Code or any provision of other applicable Tax Legal Requirements; provided that Parent shall use commercially reasonably efforts to provide the Company with at least three (3) days prior written notice of any amounts that it intends to withhold in connection with the payment of the Merger Consideration (other than (a) any compensatory payments to be made pursuant to this Agreement, and (b) any backup withholding obligations or (c) any withholding Tax obligations arising from any failure to satisfy the obligation set forth in Section 6.04(c)) and shall use commercially reasonable efforts to cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that amounts are so withheld and properly paid over to the applicable Governmental Authority, such withheld and paid-over amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.

Section 2.04     Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, but only to the extent required by the DGCL, shares of Company Capital Stock held by a holder who did not vote in favor of the Merger or consent thereto in writing or execute an enforceable waiver of appraisal rights to the extent permitted by applicable Legal Requirement and who is entitled to demand and has made a proper demand for appraisal of such shares of Company Capital Stock in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration in accordance with Section 2.02, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. Notwithstanding the foregoing, if any Dissenting Shares shall lose their status as such (through failure to perfect, withdrawal or otherwise) or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then, as of the later of the Effective Time or the date of loss of such

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

status, such shares shall automatically be converted into and shall represent only the right to receive the applicable Merger Consideration and Additional Merger Consideration, without interest thereon, promptly following the surrender of the certificate or certificates representing such shares of Company Capital Stock. The Company shall give Parent prompt notice of any written demand received by the Company, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relate to any such demand for payment. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand without the prior written consent of Parent and shall give Parent the opportunity to participate in all negotiations and proceedings that take place prior to the Effective Time with respect to demands for payment under the DGCL.

Section 2.05      Payment of Closing Merger Consideration; Deposit of Adjustment Escrow Amount; Deposit of Securityholder Representative Reserve.

(a)       On the Closing Date, Parent shall, in accordance with the Consideration Spreadsheet pay or deliver, or cause to be paid or delivered to the Paying Agent, (A) cash sufficient to pay the aggregate portion of the Estimated Closing Cash Consideration payable to the Effective Time Holders (other than with respect to the Employee Holders and Bonus Holders) by wire transfer thereof to an account specified by the Paying Agent, and (B) certificates representing the shares of Parent Class A Common Stock to be issued as Stock Consideration (other than with respect to the Employee Holders and Bonus Holders) to the Accredited Effective Time Holders (or make appropriate alternative arrangements if uncertificated shares of Parent Class A Common Stock represented by book-entry shares will be issued). It shall be the responsibility of the Paying Agent to distribute:

(i)       the Closing Common Per Share Merger Consideration payable pursuant to Section 2.02(d)(i) among the holders of Series B Preferred Stock, in accordance with the Consideration Spreadsheet and the provisions of this Section 2.05(a), Section 2.05(c) and Section 2.06 (in each case, other than Excluded Shares);

(ii)       the Closing Common Per Share Merger Consideration payable pursuant to Section 2.02(d)(ii) among the holders of Series A-1 Preferred Stock, in accordance with the Consideration Spreadsheet and the provisions of this Section 2.05(a), Section 2.05(c) and Section 2.06 (in each case, other than Excluded Shares);

(iii)       the Closing Common Per Share Merger Consideration payable pursuant to Section 2.02(d)(iii) among the holders of Series A-2 Preferred Stock, in accordance with the Consideration Spreadsheet and the provisions of this Section 2.05(a), Section 2.05(c) and Section 2.06 (in each case, other than Excluded Shares);

(iv)       the Closing Common Per Share Merger Consideration payable pursuant to Section 2.02(d)(iv) among the holders of Series Seed-1 Preferred Stock, in accordance with the Consideration Spreadsheet and the provisions of this Section 2.05(a), Section 2.05(c) and Section 2.06 (in each case, other than Excluded Shares);

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(v)       the Closing Common Per Share Merger Consideration payable pursuant to Section 2.02(d)(v) among the holders of Series Seed-2 Preferred Stock, in accordance with the Consideration Spreadsheet and the provisions of this Section 2.05(a), Section 2.05(c) and Section 2.06 (in each case, other than Excluded Shares);

(vi)       the Closing Common Per Share Merger Consideration payable pursuant to Section 2.02(d)(vi) among the holders of Company Common Stock, in accordance with the Consideration Spreadsheet and the provisions of this Section 2.05(a), Section 2.05(c) and Section 2.06 (in each case, other than (i) shares to be canceled and retired in accordance with Section 2.02(d)(vi) and Section 2.02(d)(vii) and (ii) Dissenting Shares);

(vii)       the Closing Option Per Share Merger Consideration payable pursuant to Section 2.02(h) among the Cancellation Holders, in accordance with the Consideration Spreadsheet and the provisions of this Section 2.05(a), Section 2.05(c) and Section 2.06; and

(viii)       the Closing Warrant Per Share Merger Consideration payable pursuant to Section 2.02(i) among the holders of In-The-Money Warrants, in accordance with the Consideration Spreadsheet and the provisions of this Section 2.05(a), Section 2.05(c) and Section 2.06.

(b)       On the Closing Date, Parent shall, in accordance with the Consideration Spreadsheet pay or deliver, or cause to be paid or delivered to the Company, (A) cash sufficient to pay the aggregate portion of the Estimated Closing Cash Consideration payable to the Effective Time Holders (other than with respect to Effective Time Holders who will be paid pursuant to Section 2.05(a)) by wire transfer thereof to an account specified by the Company, and (B) certificates representing the shares of Parent Class A Common Stock to be issued as Stock Consideration (other than with respect to Effective Time Holders who will be paid pursuant to Section 2.05(a)) to the Accredited Effective Time Holders (or make appropriate alternative arrangements if uncertificated shares of Parent Class A Common Stock represented by book-entry shares will be issued). It shall be the responsibility of the Company to distribute the Closing Option Per Share Merger Consideration payable pursuant to Section 2.02(h) among the Cancellation Holders, in accordance with the Consideration Spreadsheet and the provisions of this Section 2.05(b), Section 2.05(c) and Section 2.06.

(c)       In accordance with the terms of Section 2.05(a), Section 2.05(b) and this Section 2.05(c). Paying Agent shall:

(i)       pay to each Unaccredited Effective Time Holder the aggregate amount payable to such holder under Section 2.05(a)(i) through Section 2.05(a)(viii) and Section 2.05(b), which amount shall be payable to such Unaccredited Effective Time Holder one hundred percent (100%) in cash; and

(ii)       pay to each Accredited Effective Time Holder the aggregate amount payable to such holder under Section 2.05(a)(i) through Section 2.05(a)(viii) and Section 2.05(b), which amount shall be paid in (x) the number of shares of Parent Class A Common Stock equal to (1) such holder’s Stock Consideration Pro Rata Portion, multiplied by (2) the Stock Consideration

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

and (y) cash equal to (1) the aggregate amount payable to such holder under Section 2.05(a)(i) through Section 2.05(a)(viii) and Section 2.05(b), minus (2) an amount equal to (A) the number of shares of Parent Class A Common Stock payable to holder under clause (x) of this sentence, multiplied by (B) the Applicable Share Price.

(d)       On the Closing Date, Parent shall deposit, or cause to be deposited, as a portion of the Merger Consideration, (A) via wire transfer of immediately available funds to the Escrow Agent, the Bonus Escrow Amount for deposit into a separate escrow account as a contribution to the Bonus Escrow Fund, pursuant to the terms of the Escrow Agreement and (B) certificates representing the shares of Parent Class A Common Stock to be issued as Stock Consideration with respect to Bonus Awards pursuant to Section 2.02(k) for deposit into the Bonus Escrow Fund. The Bonus Escrow Fund shall be distributed pursuant to Section 2.10 in accordance with the terms set forth in this Agreement and the Escrow Agreement.

(e)       On the Closing Date, Parent shall deposit, or cause to be deposited, as a portion of the Merger Consideration, via wire transfer of immediately available funds to the Escrow Agent, (i) the Retention Escrow Amount to the Escrow Agent for deposit into a separate escrow account and as a contribution to the Retention Escrow Fund and (ii) the Adjustment Escrow Amount for deposit into a separate escrow account as a contribution to the Adjustment Escrow Fund, in each case, pursuant to the terms of the Escrow Agreement. The Adjustment Escrow Fund shall be maintained for the purpose of satisfying any post-Closing adjustment pursuant to Section 2.08 and the Retention Escrow Fund shall be maintained for the purposes of satisfying claims brought pursuant to Article X, in each case, in accordance with the terms set forth in this Agreement and the Escrow Agreement.

(f)       On the Closing Date, Parent shall deposit, or cause to be deposited, the Securityholder Representative Reserve with the Securityholder Representative by wire transfer to an account specified by the Securityholder Representative. The Securityholder Representative Reserve shall be held by the Securityholder Representative in a segregated client account and shall be used for the purposes of paying directly or reimbursing the Securityholder Representative for any Representative Losses incurred pursuant to this Agreement, the Escrow Agreement and any other agreement ancillary hereto or thereto. For all Tax purposes, the Securityholder Representative Reserve shall be treated as having been received and voluntarily set aside by the Effective Time Holders at the time of Closing, after any withholding required by applicable Legal Requirements.

(g)       The Company shall bear one hundred percent (100%) of the fees of the Paying Agent.

Section 2.06      Surrender of Certificates.

(a)       Company Stock Certificates. As soon as practicable following the date of this Agreement, Parent will cause the Paying Agent to send to the holders of Company Capital Stock: (i) a Letter of Transmittal and a Subscription Agreement, (ii) instructions for use in effecting the surrender of certificates in electronic form representing shares of Company Capital Stock

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(each, a “Company Stock Certificate”) and (iii) an Accredited Investor Questionnaire, in exchange for payment of the portion of the Merger Consideration and Additional Merger Consideration that such holder has the right to receive pursuant to Section 2.02(d). Upon surrender of each Company Stock Certificate held by such holder in electronic form to the Company or the Paying Agent for exchange at least one (1) Business Day prior to the Closing Date, together with a validly and duly executed Letter of Transmittal and Subscription Agreement, and any other customary documents that the Paying Agent may reasonably require in connection therewith, Parent shall, on the Closing Date, cause the Paying Agent to pay to the holder of such Company Stock Certificate the portion of the Closing Merger Consideration that such holder has the right to receive pursuant to Section 2.02(d) in accordance with Section 2.05(a), Section 2.05(b) and Section 2.05(c). With respect to each Company Stock Certificate not surrendered by a holder, together with a validly and duly executed Letter of Transmittal and Subscription Agreement, prior to the Closing Date, the Paying Agent shall hold any portion of the Closing Merger Consideration and Additional Merger Consideration payable hereunder to such holder until such time as such holder surrenders such Company Stock Certificate and a validly and duly executed Letter of Transmittal to the Paying Agent. After the Closing, each such holder that surrenders and exchanges such holder’s Company Stock Certificates and delivers a validly and duly executed Letter of Transmittal and Subscription Agreement to the Paying Agent shall be paid his, her or its portion of the Closing Merger Consideration that such holder has the right to receive pursuant to Section 2.02(d) in accordance with Section 2.05(a). Until surrendered as contemplated by this Section 2.06, each share represented by a Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the portion of the Closing Merger Consideration and the Additional Merger Consideration, due hereunder in respect of such share.

(b)       In-The-Money Options and In-The-Money Warrants. As soon as practicable following the date of this Agreement, Parent will, or will cause the Paying Agent to, sent to the holders of In-The-Money Options and In-The-Money Warrants set forth on Schedule 2.06(b) (the “Cancellation Holders”): (i) an Option Cancellation Agreement or Warrant Cancellation Agreement; (ii) instructions for use in executing and delivering the same in electronic form, in exchange for payment of the portion of the Merger Consideration and Additional Merger Consideration that such holder has the right to receive pursuant to Section 2.02(g) or Section 2.02(i), as applicable and (iii) an Accredited Investor Questionnaire. Upon delivery by such Cancellation Holders of a duly and validly executed (A) Option Cancellation Agreement or Warrant Cancellation Agreement, as applicable, and (B) Accredited Investor Questionnaire in electronic form to the Company or the Paying Agent at least three (3) Business Days prior to the Closing Date, together with any other customary documents that the Paying Agent may reasonably require in connection therewith, Parent shall cause to the Paying Agent to pay to the Cancellation Holders, the portion of the Closing Merger Consideration that such Cancellation Holder has the right to receive pursuant to Section 2.02(g) or Section 2.02(i), as applicable, in accordance with Section 2.05(a), Section 2.05(b) and Section 2.05(c). Until a validly and duly executed Option Cancellation Agreement and Accredited Investor Questionnaire is delivered by a Cancellation Holder with respect to an In-The-Money Option as contemplated by this Section 2.06, such In-The-Money Option shall be deemed, from and after the Effective Time, to represent only the right to receive the portion of the Closing Merger Consideration and the Additional Merger Consideration, due hereunder in respect of such In-The-Money Option.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(c)       As soon as practicable following the date of this Agreement, Parent or the Company will, or will cause the Paying Agent to, sent to the holders of In-The-Money Options (other than the Cancellation Holders) and Employee RSUs set forth on Schedule 2.02(j) (the “Employee Holders”) (i) a Subscription Agreement and (ii) an Accredited Investor Questionnaire. Upon delivery by such Employee Holders of a duly and validly executed (A) Subscription Agreement and (B) Accredited Investor Questionnaire in electronic form to the Company or the Paying Agent at least three (3) Business Days prior to the Closing Date, together with any other customary documents that the Paying Agent may reasonably require in connection therewith, the Company shall pay, subject to and reduced by any applicable withholding Taxes, through the Company’s regular payroll procedures or, if it is determined that payment through payroll is not advisable due to tax, legal or administrative reasons, through methods as determined by the parties, to the Employee Holders, the portion of the Closing Merger Consideration that such Employee Holder has the right to receive pursuant to Section 2.02(g) or Section 2.02(i), as applicable, in accordance with Section 2.05(a), Section 2.05(b) and Section 2.05(c). Until a validly and duly executed Subscription Agreement and Accredited Investor Questionnaire is delivered by an Employee Holder with respect to an In-The-Money Option or Employee RSU as contemplated by this Section 2.06, such In-The-Money Option or Employee RSU shall be deemed, from and after the Effective Time, to represent only the right to receive the portion of the Closing Merger Consideration and the Additional Merger Consideration, due hereunder in respect of such In-The-Money Option or Employee RSU.

(d)       Right to Receive Additional Merger Consideration. Upon surrender and exchange of Company Stock Certificates and delivery of the Letter of Transmittal and Accredited Investor Questionnaire, each holder of Company Capital Stock shall be irrevocably entitled to receive the portion of the Additional Merger Consideration to which such holder is entitled, to be paid to such holder as set forth in this Agreement and in accordance with the applicable provisions of the Escrow Agreement. Notwithstanding anything contained in this Article II to the contrary, the provisions of this Section 2.06(d) shall not be applicable to Dissenting Shares. Upon deliver of (A) with respect to Cancellation Holders, a duly executed Option Cancellation Agreement or Warrant Cancellation Agreement, as applicable, and Accredited Investor Questionnaire, or (B) with respect to Employee Holders, a duly executed Subscription Agreement and Accredited Investor Questionnaire, each holder of In-The-Money Options or In-The-Money Warrants, as applicable, shall be irrevocably entitled to receive the portion of the Additional Merger Consideration to which such holder is entitled, to be paid to such holder as set forth in this Agreement and in accordance with the applicable provisions of the Escrow Agreement.

(e)       Transfer Books; No Further Ownership Rights in Company Stock. At the Effective Time all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Company Stock Certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the applicable Merger Consideration and Additional Merger Consideration with respect to each share of Company Capital Stock evidenced by such Company Stock Certificate upon surrender thereof in accordance with Section 2.06(a).

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(f)       Lost, Stolen or Destroyed Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, Paying Agent and Parent may, in their discretion and as a condition precedent to the payment of any portion of any Merger Consideration or Additional Merger Consideration with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit of loss with respect to such Company Stock Certificate and require such owner to indemnify the Paying Agent and Parent, against any claim that may be made against the Paying Agent or Parent with respect to the Company Stock Certificate alleged to have been lost, stolen or destroyed (but, for the avoidance of doubt, shall not require the posting of a bond).

(g)       Unclaimed Funds. Any portion of the Merger Consideration deposited with the Paying Agent that remains unclaimed by Effective Time Holders one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such Effective Time Holder who has not exchanged such Company Capital Stock, or delivered an Option Cancellation Agreement or Warrant Cancellation Agreement, as applicable, in consideration of, for the Merger Consideration in accordance with this Section 2.06 prior to that time shall thereafter look only to Parent and the Final Surviving Entity for payment of the Merger Consideration without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Merger Sub, the Sister Subsidiary, the Final Surviving Entity, the Paying Agent or any other Person shall be liable to any Effective Time Holders for any cash or stock delivered to a public official pursuant to any abandoned property, escheat or similar Legal Requirements. Any amounts remaining unclaimed by the Effective Time Holders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Legal Requirements, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.07 Consideration Spreadsheet and Estimated Closing Balance Sheet.

(a)       The Company shall prepare and deliver to Parent, on a preliminary basis at the time of the execution of this Agreement and on an updated basis no later than five (5) Business Day prior to the Closing, a spreadsheet (the “Consideration Spreadsheet”), which spreadsheet shall be dated as of the Closing Date and shall set forth the calculation of the Closing Merger Consideration and the portions thereof to be paid to the Effective Time Holders, with appropriate reasonable evidence of amounts used therein, as of the Closing Date immediately prior to the Effective Time, including the following information: (a) the names of all of the Effective Time Holders and their respective addresses and email addresses of record; (b) with respect to each Effective Time Holder, the number and class of shares of Company Capital Stock held by such Effective Time Holder immediately prior to the Effective Time and the respective certificate numbers, if any, evidencing such shares, the number of shares of Company Capital Stock subject to Employee Options held by such Effective Time Holder immediately prior to the Effective Time, the number of shares of Company Capital Stock subject to In-The-Money Warrants held by such Effective Time Holder immediately prior to the Effective Time, whether such Effective Time Holder is an Accredited Investor, such holder’s Pro Rata Portion of the Closing Cash Consideration

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

and Stock Consideration (if such holder is an Accredited Effective Time Holder), the aggregate amount of Closing Merger Consideration payable to such Effective Time Holder under Section 2.05(a) and Section 2.05(b), and the aggregate amount of the Estimated Closing Cash Consideration and Stock Consideration (including the number of Accredited Effective Time Holder Shares, if any) as determined in accordance with Section 2.05(c); (c) the exercise price per share of each Company Option held by an Effective Time Holder; (d) the exercise price per share of each In-The-Money Warrant held by an Effective Time Holder; (e) the Closing Common Per Share Merger Consideration; (f) Closing Option Per Share Merger Consideration, (g) the Closing Warrant Per Share Merger Consideration, (h) whether (but not the amount of) Tax withholding on compensatory payments is required in connection with the payment of the Closing Merger Consideration; (i) the Aggregate Option Exercise Amount; (j) the Aggregate Warrant Exercise Amount; (k) the Pro Rata Portion of each Effective Time Holder; (l) the amount to be remitted to the Escrow Agent for the Adjustment Escrow Amount, the Retention Escrow Amount, the Bonus Escrow Amount and the amount of the Securityholder Representative Reserve to be remitted to the Securityholder Representative; and (m) the name, amount and wiring instructions with respect to any applicable recipients including the Employee Holders but other than any other Effective Time Holders named in the Consideration Spreadsheet. The Company shall, and shall cause its Representatives to, provide Parent and its Representatives a reasonable opportunity to review and discuss the Consideration Spreadsheet, including, upon reasonable advance notice, reasonable access during normal business hours to relevant personnel and records of the Company to the extent necessary to review the matters and information used to prepare the Consideration Spreadsheet, all in a manner not to unreasonably interfere with the business of the Company in any material respect. In the event Parent shall object to the Estimated Closing Cash Consideration or any item included therein, Parent shall notify the Company of such objection, and the Company and Parent shall cooperate in good faith to attempt to resolve Parent’s objection as soon as practicable prior to the Closing Date.

Section 2.08      Purchase Price Adjustment.

(a)       Estimated Closing Balance Sheet and Estimated Closing Statement. The Company shall prepare in good faith and shall provide to Parent no later than five (5) Business Days prior to the Closing Date an estimated consolidated balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date (as the same may be adjusted in response to any comments of Parent and its Representatives provided prior to the Closing, the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its good faith estimates of the Closing Cash (“Estimated Closing Cash”), Closing Indebtedness (“Estimated Closing Indebtedness”), Company Transaction Expenses (“Estimated Company Transaction Expenses”) and Closing Net Working Capital (“Estimated Closing Net Working Capital”), including its good faith estimates of any Net Working Capital Excess (“Estimated Net Working Capital Excess”) or Net Working Capital Shortfall (“Estimated Net Working Capital Shortfall”), each as derived from the Estimated Closing Balance Sheet (as the same may be adjusted in response to any comments of Parent and its Representatives provided prior to the Closing, the “Estimated Closing Statement”). The Estimated Closing Balance Sheet and the Estimated Closing Net Working Capital contained in the Estimated Closing Statement will be prepared in accordance with the Accounting Principles and without giving effect to any changes

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

resulting from the consummation of the Contemplated Transactions on the Closing Date. Following the delivery of the Estimated Closing Balance Sheet and the Estimated Closing Statement, the Company shall provide Parent and its Representatives reasonable access to the work papers and other books and records of the Company for purposes of assisting Parent and its Representatives in their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement. Prior to Closing, the parties shall cooperate in good faith to answer any questions and resolve any issues raised by Parent and its Representatives in connection with their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement.

(b)       Proposed Final Closing Balance Sheet and Post-Closing Statement. As promptly as possible and in any event within ninety (90) days after the Closing Date, Parent shall prepare or cause to be prepared, and shall deliver to the Securityholder Representative a consolidated balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date (the “Proposed Final Closing Balance Sheet”), together with a written statement (the “Post-Closing Statement”) setting forth Parent’s good faith estimate (including all calculations in reasonable detail) of (i) the Closing Cash, Company Transaction Expenses, Closing Indebtedness, and Closing Net Working Capital, including any Net Working Capital Excess or Net Working Capital Shortfall, and (ii) a statement setting forth the determination of the resulting estimated Closing Cash Consideration. The Proposed Final Closing Balance Sheet and Post-Closing Statement will be prepared in accordance with the Accounting Principles and without giving effect to any changes resulting from the consummation of the Contemplated Transactions on the Closing Date.

(c)       Notice of Disagreement. During the thirty (30) day period following delivery of the Post-Closing Statement to the Securityholder Representative (the “Notice Period”), Parent shall, and shall cause its Representatives to, use commercially reasonable efforts to cooperate with the Securityholder Representative and its Representatives to provide them with information used in preparing the Proposed Final Closing Balance Sheet and the Post-Closing Statement reasonably requested by the Securityholder Representative and its Representatives including, upon reasonable advance notice, reasonable access during normal business hours to relevant personnel and records of Parent and the Final Surviving Entity to the extent necessary to review the matters and information used to prepare the Proposed Final Closing Balance Sheet and the Post-Closing Statement, all in a manner not to unreasonably interfere with the business of Parent and the Final Surviving Entity in any material respect. The Proposed Final Closing Balance Sheet, the Post-Closing Statement, the Adjustable Amounts and the resulting Closing Cash Consideration shall become final and binding at the end of the Notice Period, unless prior to the end of such period, the Securityholder Representative delivers to Parent written notice of its disagreement (a “Notice of Disagreement”). The Notice of Disagreement shall describe in reasonable detail the nature of any disagreements the Securityholder Representative may have with the calculations set forth in the Proposed Final Closing Balance Sheet and the Post-Closing Statement and shall identify the specific items as to which the Securityholder Representative disagrees. The Securityholder Representative shall be deemed to have agreed with all items and amounts in the Proposed Final Closing Balance Sheet and the Post-Closing Statement not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review under this Section 2.08.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(d)       Resolution of Disputes.

(i)       During the ten (10) Business Day period following delivery of a Notice of Disagreement by the Securityholder Representative to Parent, the parties shall seek in good faith to resolve any differences that they may have with respect to the matters specified therein. Any disputed items resolved in writing between the Securityholder Representative and Parent within such ten (10) Business Day period shall be final and binding with respect to such items, and if the Securityholder Representative and Parent agree in writing on the resolution of each disputed item specified in the Notice of Disagreement, the amount so determined shall be final and binding on the parties for all purposes hereunder.

(ii)       If the Securityholder Representative and Parent have not resolved all such differences by the end of such ten (10) Business Day period (or such later period if extended in a writing signed by the Securityholder Representative and Parent), either the Securityholder Representative or Parent may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the disputed items to KPMG LLP or another nationally recognized independent accounting firm chosen jointly by the Securityholder Representative and Parent (the “Accounting Firm”). In the event that KPMG LLP has not agreed to act as the Accounting Firm and an alternative Accounting Firm has not been selected by mutual agreement of the Securityholder Representative and Parent within ten (10) Business Days following the giving of the Dispute Submission Notice, each of the Securityholder Representative and Parent shall promptly select an accounting firm and promptly cause such two accounting firms to mutually select a third independent accounting firm to act as the Accounting Firm within twenty (20) Business Days of the giving of the Dispute Submission Notice.

(iii)       The Accounting Firm will promptly, in accordance with the rules set forth in the Accounting Firm’s engagement letter and its customary practices, review only those unresolved items and amounts specifically set forth and objected to in the Notice of Disagreement and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement. The Accounting Firm, acting as an arbitrator (and not as an expert), shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.08 (and no other matter) and the scope of the disagreements to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items that are the subject of the disagreements were determined in accordance with the terms and provisions of this Agreement, which resolution of such disputed item shall be an amount within the range of the value of such disputed item as proposed by Parent in the Post-Closing Statement, as applicable, or as proposed by the Securityholder Representative in the Notice of Disagreement. The determination of the Accounting Firm shall be accompanied by a certificate of the Accounting Firm that it reached such determination in accordance with the provisions of this Section 2.08. The Securityholder Representative and Parent shall use their commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof and such written decision shall be based solely on the terms and provisions of this Agreement, the Proposed Final Closing Balance Sheet, the Post-Closing Statement, the Notice of Disagreement and the briefs submitted by Parent and the Securityholder Representative, which briefs shall be

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

consistent with the Post-Closing Statement (in the case of Parent) and the Notice of Disagreement (in the case of the Securityholder Representative) and shall be concurrently provided to the other party. Judgment may be entered upon the written determination of the Accounting Firm in any court of competent jurisdiction. Notwithstanding anything to the contrary in this Agreement, the costs of any dispute resolution pursuant to this subsection, including the fees and expenses of the Accounting Firm and of any enforcement of the determination thereof, shall be borne by Parent and the Securityholder Representative (on behalf of the Effective Time Holders) in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with their preparation or review of the Post-Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party. The Proposed Final Closing Balance Sheet, the Post-Closing Statement, the Adjustable Amounts and the resulting Closing Cash Consideration shall become final and binding on the parties hereto on the date the Accounting Firm delivers its final resolution in writing to Parent and the Securityholder Representative and, absent manifest error, such resolution by the Accounting Firm shall not be subject to court review or otherwise appealable.

(e)       For purposes of this Agreement, “Final Closing Cash Consideration” means the Closing Cash Consideration, as finally determined in accordance with this Section 2.08. The parties agree that:

(i)       If the Final Closing Cash Consideration is less than the Estimated Closing Cash Consideration set forth in the Consideration Spreadsheet (such that it would have resulted in the payment of a different amount of Closing Cash Consideration), then Parent shall recover the amount of such difference (“Payment Excess”) from the Adjustment Escrow Fund. The Adjustment Escrow Fund shall be Parent’s sole and exclusive recourse for any difference between the Final Closing Cash Consideration and the Estimated Closing Cash Consideration and the Effective Time Holders shall have no liability for such difference in excess of the Adjustment Escrow Fund. Within five (5) Business Days of the final determination of the Final Closing Cash Consideration, Parent and the Securityholder Representative shall deliver a joint written instruction to the Escrow Agent to release to Parent an amount of cash equal to the Payment Excess, if any, from the Adjustment Escrow Amount in accordance with the Escrow Agreement.

(ii)       If the Final Closing Cash Consideration is greater than the Estimated Closing Cash Consideration set forth in the Consideration Spreadsheet (such that it would have resulted in the payment of a different amount of Closing Cash Consideration), then, within five (5) Business Days following the final determination of the Final Closing Cash Consideration, Parent shall (through the Paying Agent) pay the amount of such difference (“Payment Shortfall”) to the Effective Time Holders entitled to receive such Payment Shortfall in accordance with their Pro Rata Portions as a portion of the Additional Merger Consideration.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(iii)       If the Final Closing Cash Consideration is (x) equal to the Estimated Closing Cash Consideration set forth in the Consideration Spreadsheet or (y) less than or greater than the Estimated Closing Cash Consideration set forth in the Consideration Spreadsheet and such difference would not have resulted in the payment of a different amount of Closing Cash Consideration, then there shall be no adjustments or further obligations under this Section 2.08.

(iv)       Upon final determination of the Final Closing Cash Consideration and payment of the corresponding Payment Excess to Parent, if any, Parent and the Securityholder Representative shall deliver a joint written instruction to the Escrow Agent to release the amount, if any, then remaining in the Adjustment Escrow Fund to the Paying Agent, for further distribution to the Effective Time Holders in accordance with their Pro Rata Portions as a portion of the Additional Merger Consideration.

(f)       Parent agrees that following the Closing it will not, and it will cause the Final Surviving Entity not to, take any actions with respect to the accounting books, records, policies and procedures of the Company or the Final Surviving Entity that would obstruct or prevent the preparation of the Post-Closing Statement as provided in this Section 2.08. Parent will cooperate in the review of the Post-Closing Statement.

Section 2.09       Earn-Out.

(a)       Proposed Company Revenue Statement. Not later than March 1, 2023, Parent shall prepare and deliver to the Securityholder Representative a statement setting forth the Company Revenue for the Earn-Out Period (the “Proposed Company Revenue Statement”), which calculation will be prepared in accordance with the Company Revenue definition set forth herein. Following delivery of the Proposed Company Revenue Statement and until determination of the final Company Revenue amount in accordance with this Section 2.09, Parent shall provide Securityholder Representative and its Representatives reasonable access to the work papers and other books and records of the Company for purposes of assisting Securityholder Representative and its Representatives in their review of the Proposed Company Revenue Statement. Parent and Securityholder Representative shall cooperate in good faith to answer any questions and resolve any issues raised by the Securityholder Representative and its Representatives in connection with their review of the Proposed Company Revenue Statement.

(b)       Company Revenue Dispute Notice. The Proposed Company Revenue Statement will be final, conclusive and binding on the parties unless the Securityholder Representative provides a written notice (a “Company Revenue Dispute Notice”) to Parent no later than the thirtieth (30th) day after the delivery to the Securityholder Representative of the Proposed Company Revenue Statement. Any such Company Revenue Dispute Notice shall specify those items or amounts as to which the Securityholder Representative disagrees, and the Securityholder Representative shall be deemed to have agreed with all other items and amounts contained in the Proposed Company Revenue Statement and Parent’s calculation of Company Revenue as set forth thereon, except to the extent that the calculation of other items are derived from the items or amounts specified as in dispute in the Company Revenue Dispute Notice.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(c)       Resolution of Disputes.

(i)       Parent and Securityholder Representative will attempt to promptly resolve the matters raised in any Company Revenue Dispute Notice in good faith. If the parties have not resolved the matters raised in any Company Revenue Dispute Notice within ten (10) Business Days after the date of delivery of any Company Revenue Dispute Notice pursuant to Section 2.09(b) either the Parent or Securityholder Representative may provide written notice to the other (the “Company Revenue Dispute Resolution Notice”) that it elects to submit the disputed items to the Accounting Firm or another nationally recognized independent accounting firm chosen jointly by Parent and the Securityholder Representative. In the event that KPMG LLP has not agreed to act as the Accounting Firm and an alternative accounting firm has not been selected by mutual agreement of Parent and the Securityholder Representative within ten (10) Business Days following the giving of the Company Revenue Dispute Resolution Notice, each of Parent and the Securityholder Representative shall promptly select an accounting firm and promptly cause such two accounting firms to mutually select a third independent accounting firm to act as the Accounting Firm within twenty (20) Business Days of the giving of the Company Revenue Dispute Resolution Notice.

(ii)       The Accounting Firm will promptly, in accordance with the rules set forth in the Accounting Firm’s engagement letter and its customary practices review only those unresolved items and amounts specifically set forth and objected to in the Company Revenue Dispute Resolution Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement. The Accounting Firm, acting as an arbitrator (and not as an expert), shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.09 (and no other matter) and the scope of the disagreements to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items that are the subject of the disagreements were determined in accordance with the terms and provisions of this Agreement, which resolution of such disputed item shall be an amount within the range of the value of such disputed item as proposed by Parent in the Proposed Company Revenue Statement, as applicable, or as proposed by the Securityholder Representative in the Company Revenue Dispute Notice. In any such case, the Accounting Firm shall render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision. The fees and expenses of the Accounting Firm shall be borne equally by Parent and the Securityholder Representative (on behalf of the Effective Time Holders).

(iii)       The decision of the Accounting Firm with respect to the disputed items of the Proposed Company Revenue Statement submitted to it will be final, conclusive and binding on the parties. As used herein, the Proposed Company Revenue Statement, as adjusted to reflect any changes agreed to by the parties and the decision of the Accounting Firm, in each case, pursuant to Section 2.09(c), is referred to herein as the “Final Company Revenue Statement.” The date of the determination of the Final Company Revenue Statement shall be referred herein as the “Earn-Out Date.” Each of Parent and Securityholder Representative agree to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

(d)       Earn-Out Calculation. The “Earn-Out Payment” shall be calculated as follows:

(i)       If the Company Revenue for the Earn-Out Period exceeds [***], the Effective Time Holders shall be entitled to an Earn-Out Payment equal to the amount calculated by multiplying 5.0 by each dollar of Company Revenue that exceeds [***] during the Earn-Out Period.

(ii)       Notwithstanding the foregoing, in no event will the amount of the Earn-Out Payment payable by Parent under this Section 2.09 exceed [***].

(iii)       The Earn-Out Payment shall be payable by Parent to the Effective Time Holders as follows: [***].

(iv)       For illustration purposes, a grid that includes sample calculations of the Earn-Out Payment is set forth in Annex II.

(e)       Earn-Out Payment.

(i)       Within three (3) Business Days after the Earn-Out Date, the Securityholder Representative shall provide an annex to Parent and the Paying Agent listing: (i) the name of each Effective Time Holder and each Effective Time Holder’s Pro Rata Portion, (ii) the amount of Parent Class A Common Stock to be distributed to each such Effective Time Holder from the Earn-Out Payment, (iii) the mailing address for delivery of stock certificates for the Parent Class A Common Stock to be distributed to each such Effective Time Holder from the Earn-Out Payment, and (iv) information from such Effective Time Holder for the delivery of the Parent Class A Common Stock to be distributed to each such Effective Time Holder by digital registration, if applicable, and such annex shall be approved by Parent, and such approval shall not be unreasonably withheld, conditioned or delayed.

(ii)       Parent shall coordinate delivery of digital registration documentation for such Parent Class A Common Stock to each Effective Time Holder within five (5) Business Days after Parent’s approval of the annex delivered pursuant to Section 2.09(e)(i) above.

(iii)       No interest shall accrue or be paid on any portion of the Earn-Out Payment.

(f)       Operation of the Business.

(i)       Attached as Exhibit N is the agreed upon business plan and budget (the “Business Plan”) for the operation of the Company during the Earn-Out Period. The Business Plan identifies, among other things (w) the agreed upon budget for the operation of the Company

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

during the Earn-Out Period (the “Budget”), (x) certain key capital expenditures (including with respect to advertising and customer outreach) to be incurred and made by Parent, and (y) the actions to be taken by Parent during the Earn-Out Period to support the operations of the Company and to offer the Company’s products to existing customers of Parent.

(ii)       Without limiting the foregoing, during the Earn-Out Period: [***].

(iii)       Parent shall calculate the revenue of the Company during the Earn-Out Period in a manner that is consistent with Irish GAAP, as consistently applied by the Company prior to the Closing; provided, that such calculation of the revenue of the Company during the Earn-Out Period shall exclude any amounts adjusted as a result of any deferred revenue received by the Company Group. The calculation shall also not include any deferred revenue adjustments from purchase accounting.

(iv)       If any dispute arises during the Earn-Out Period with respect this Section 2.09(f), the employees of Parent and the Senior Employee Team Member shall use their good faith reasonable efforts to resolve the dispute, and if a dispute remains unresolved after thirty (30) days of good faith efforts to resolve it, it shall be elevated to the Chief Operating Officer of Parent and the Senior Employee Team Member. If such dispute remains unresolved thirty (30) days after elevation to such persons, the dispute shall be submitted to a mediator mutually agreed to by the Chief Operating Officer of Parent and the Senior Employee Team Member (who shall be appointed within ten (10) days of a request by either the Chief Operating Officer of Parent or the Senior Employee Team Member) and Parent shall act in good faith to promptly resolve such dispute so as to avoid any disruption to the Company and maximization of the Earn-Out Payment.

(g)       Assignment; Change of Control.

(i)       After the Closing, no Effective Time Holder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the Earn-Out Payment that becomes due and payable in accordance with this Section 2.09, other than (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the right to receive the Earn-Out Payment or portion thereof is to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order; (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (v) to any Person, with Parent’s consent. Any transfer in violation of this Section 2.09 shall be null and void and shall not be recognized by Parent or the Company.

(ii)       In the event of a Change of Control of Parent, the Securityholder Representative shall have the option for thirty (30) days following such Change of Control of Parent to elect that any portion of the Earn-Out Payment that would become due and payable pursuant to this Section 2.09 in the form of Parent Class A Common Stock shall be paid in cash to the Effective Time Holders.

(h)       Updates. Within sixty (60) days of the end of each fiscal quarter during the Earn-Out Period, Parent shall deliver to the Securityholder Representative a report containing a

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

calculation of the Company Revenue during the period beginning on January 1, 2022 and ending on the last day of the applicable fiscal quarter (each, a “Progress Report”). Each Progress Report shall include a comparison of actual Company Revenue for the applicable period compared to the Company Revenue provided for in the Business Plan for the applicable period and a good faith explanation of any material variance.

Section 2.10      Payments with Respect to Bonus Awards.

(a)       Within (10) Business Days of the twenty one (21) month anniversary of the Closing Date, Parent and the Securityholder Representative shall send a notice to the Escrow Agent directing the Escrow Agent to (i) distribute a portion of the Bonus Escrow Fund pursuant to the terms of Section 2.10(b) to the employees who hold Bonus Awards and have met all conditions to receive such Bonus Award (or with respect to whom any such conditions have been waived by the Senior Employee Team Member) and (ii) distribute the balance of the Bonus Escrow Fund to the Paying Agent for distribution to the Effective Time Holders as Additional Merger Consideration.

(b)       Each employee identified on Schedule 2.02(k), in each case, who has remained an employee of any member of the Company Group or Parent as of the twenty one (21) month anniversary of the Closing Date (or such shorter period determined by the Senior Employee Team Member), shall receive from the Bonus Escrow Fund the Closing Common Per Share Merger Consideration and the Additional Per Share Merger Consideration, if any, represented by the Bonus Award held by such employee, and an additional amount shall be distributed to Parent sufficient to satisfy the employer portion of any applicable FICA, Medicare or similar payroll Taxes associated therewith. If an employee identified on Schedule 2.02(k), has not remained an employee of any member of the Company Group or Parent as of the twenty one (21) month anniversary of the Closing Date, the Closing Common Per Share Merger Consideration and the Additional Per Share Merger Consideration, if any represented by the Bonus Award held by such employee shall be distributed to the Effective Time Holders and shall be treated as Additional Merger Consideration provided that the Fully Diluted Company Share Number shall be calculated excluding the Bonus Share Number underlying such Bonus Award for purposes of distributing such Additional Per Share Merger Consideration.

Section 2.11      Tax Treatment. The parties hereto intend that, for United States federal income tax purposes, the Mergers, will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and shall constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Code and for this Agreement to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub, Sister Subsidiary, and the Company are parties under Section 368(b) of the Code. Each of the parties hereto shall use their respective commercially reasonable efforts to cause the Mergers to qualify, and shall not take any action nor cause any action to be taken, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto shall treat the Mergers as a tax-free “reorganization” under Section 368(a) of the Code and no party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“determination” within the meaning of Section 1313(a) of the Code. Neither party is aware of any facts or circumstances that could reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 2.12     Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Final Surviving Entity to be reasonably necessary to vest the Final Surviving Entity with full right, title and possession of and to all rights and property of Merger Sub and the Company, and such action is not expressly prohibited herein, the officers and directors of the Final Surviving Entity and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING
THE COMPANY Group.

In order to induce Parent to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company represents and warrants to Parent that, except as disclosed by the Company in the Company Disclosure Schedule delivered on the date hereof and as of the Closing Date, the following statements are true, complete and correct as of the date hereof, except that the accuracy of representations and warranties that by their respective terms speak as of the specified date will be determined as of such date; provided that any exception set forth in a section or subsection of the Company Disclosure Schedule shall be deemed to be disclosed solely for purposes of, and shall solely qualify, such section or subsection of this Agreement and any other section or subsection of this Agreement where it is reasonably apparent on the face of such exception that such exception would be applicable to such other section or subsection.

Section 3.01      Organization. Each member of the Company Group is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each member of the Company Group is duly qualified to do business and in good standing in each jurisdiction in which it leases real property or conducts business and is required to so qualify, except where the failure to so qualify would not reasonably be expected to be material, which jurisdictions are listed in Schedule 3.01. The Company has delivered to the Parent accurate and complete copies of the Organizational Documents of each member of the Company Group. Schedule 3.01 of the Company Disclosure Schedule sets forth an accurate and complete list of all Predecessors of each member of the Company Group.

Section 3.02      Power and Authorization; Board Approval; Requisite Vote.

(a)       Contemplated Transactions. The Company has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each such Ancillary Agreement. The Company has duly authorized by all necessary action on the part of the Company Board and the holders of Company Capital Stock (or other holders of Equity Interests of the Company), the execution, delivery and performance of this Agreement and each such Ancillary Agreement by the Company. This Agreement and each Ancillary Agreement (i)

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

have been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered) duly executed and delivered by the Company and (ii) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)       Conduct of Business. Each member of the Company Group has all requisite power and authority necessary to own, lease, operate and use its Assets and carry on the Business.

(c)       Board Approval; Requisite Vote. The Company Board at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (A) approving and declaring advisable this Agreement and the other Ancillary Agreements, the Merger, and the other transactions contemplated by this Agreement and approving the execution, delivery and performance of this Agreement and the other Ancillary Agreements, (B) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, and (C) recommending that the Company’s stockholders adopt this Agreement and execute the Written Consent, to the extent required by Legal Requirements. The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is: the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Voting Common Stock and the Company Preferred Stock (voting on an as converted to Company Common Stock basis) voting together as a single class. No other vote of the holders of Company Capital Stock is required to consummate any of the transactions, other than the Merger, contemplated by this Agreement or the Ancillary Agreements. Neither Section 203 of the DGCL nor any other state takeover statute is applicable to the Company, the Merger or the other transactions contemplated by this Agreement.

Section 3.03      Authorization of Governmental Authorities.

(a)       Except as disclosed on Schedule 3.03, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, require any consent, approval, clearance, order or authorization of, or registration, declaration or filing with, any Governmental Authority.

(b)       The Company represents and warrants that it is not, and will not at the time of the Closing be, a “person” (as defined in 16 C.F.R. § 801.1(a)(1)) with $18.4 million or more of total assets or annual net sales, in each case as determined in accordance with 16 C.F.R. § 801.11.

Section 3.04      Noncontravention. Except as disclosed on Schedule 3.04, none of the authorization, execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement nor the consummation of the Contemplated Transactions, will:

(a)       assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, in each case, as disclosed on Schedule 3.04(a) conflict

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement applicable to any member of the Company Group, the Business or any Assets of any member of the Company Group; or

(b)       conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under or to otherwise modify, or require any action by (including any authorization, consent or approval) or notice to any Person, or require any offer to purchase or prepayment of any Indebtedness or Liability under, or result in the creation of any Encumbrance upon or forfeiture of any of the rights, properties or assets of any member of the Company Group under, any of the terms, conditions or provisions of (i) the Organizational Documents of any member of the Company Group, (ii) any Permit applicable to or otherwise affecting any member of the Company Group the Business or any Assets of any member of the Company Group, (iii) any Contractual Obligation of any member of the Company Group that are set forth on Schedule 3.18, or (iv) except as contemplated by this Agreement or with respect to Permitted Encumbrances, result in the creation of any Encumbrance upon any of the assets of any member of the Company Group.

Section 3.05      Capitalization of the Company Group.

(a)       Authorized and Outstanding Equity Interests. The entire authorized capital stock (or, where applicable, other Equity Interests) of each member of the Company Group is as set forth on Schedule 3.05(a). All of the outstanding Equity Interests of each member of the Company Group are held of record by the Persons in the respective amounts set forth on Schedule 3.05(a). Except as set forth on Schedule 3.05(a), each member of the Company Group does not have any issued or outstanding Equity Interests or holds shares of its capital stock (or other Equity Interests) in its treasury. The Company has delivered to Parent accurate and complete copies of the stock ledger (or equivalent records) of each member of the Company Group, which records reflect all issuances, transfers, repurchases and cancellations of shares of capital stock (or other Equity Interests) of each member of the Company Group. All of the outstanding shares of capital stock (or, where applicable, other Equity Interests) of each member of the Company Group have been duly authorized, validly issued and are fully paid and non-assessable. No member of the Company Group has violated any Legal Requirements, including any federal or state securities laws, or any Contractual Obligations or preemptive or other similar rights of any Person in connection with the issuance, repurchase or redemption of any of its Equity Interests or other securities.

(b)       Outstanding Equity-Based Awards. Schedule 3.05(b) sets forth the following information, as of the date of this Agreement, with respect to each Company Option: (i) the name of the holder of such Company Option, (ii) the number of shares of Company Common Stock subject to such Company Option, (iii) the exercise price of such Company Option, (iv) the date on which such Company Option was granted, (v) the vesting schedule and the extent to which such Company Option is vested as of the date of this Agreement, (vi) status as an incentive stock option within the meaning of Section 422 of the Code, and (vii) the expiration date of such

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Company Option. The only plan, program or arrangement under which the Company has granted options to purchase shares of Company Common Stock is the Equity Plan. Each Company Option was granted in compliance with all applicable Legal Requirements and all terms and conditions of the Equity Plan, and each Company Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock, as determined by the Company Board in accordance with Section 409A or Section 422 of the Code, on the date of such grant. Each Company Option and each Company Warrant has an exercise price per share that is less than the Closing Option Per Share Merger Consideration.

(c)       Encumbrances on Equity Interests, etc. Except as disclosed on Schedule 3.05(c): (i) there are no preemptive rights or other similar rights in respect of any Equity Interests in any member of the Company Group, (ii) there are no Encumbrances on, or other Contractual Obligations relating to, the ownership, transfer or voting of any Equity Interests in any member of the Company Group, or otherwise affecting the rights of any holder of the Equity Interests in any member of the Company Group, (iii) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of any member of the Company Group which obligates any member of the Company Group to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interests in any member of the Company Group and (iv) there are no existing rights with respect to registration under the 1933 Act of any Equity Interests in any member of the Company Group.

Section 3.06      Financial Matters.

(a)       Financial Statements. Schedule 3.06(a) includes correct and complete copies of each of the following:

(i)       the audited consolidated balance sheets of SilverCloud Health Limited as of March 31, 2020 (the “Audited Balance Sheet” and the date thereof, the “Audited Balance Sheet Date”), and March 31, 2019, and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of the Company Group for the fiscal years then ended, accompanied by any notes thereto and the reports of the Company Group’s independent accountants with respect thereto (collectively, the “Audited Financials”);

(ii)       the unaudited consolidated balance sheet of the Company Group as of April 30, 2021 (the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”), and the related unaudited consolidated statement of income, cash flow and changes in stockholders’ equity of the Company Group for the four (4) months then ended (the “Interim Financials” and, together with the Audited Financials, the “Financials”).

(b)       Compliance with Irish GAAP, etc. Except as disclosed on Schedule 3.06(b), the Financials (including any notes thereto) (i) were prepared in accordance with the books and records of the Company Group, (ii) have been prepared in accordance with Irish GAAP, consistently applied (subject, in the case of the unaudited Financials, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse,

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

and the absence of footnote disclosure that if presented, would not differ materially from those included in the Audited Financials) and (iii) fairly present the consolidated financial position of the Company Group as of the respective dates thereof and the consolidated results of the operations of the Company Group and changes in financial position for the respective periods covered thereby.

(c)       Absence of Undisclosed Liabilities. Except as disclosed on Schedule 3.06(c), the Company Group does not have any material Liabilities that would be required by GAAP to be reflected on a balance sheet of the Company Group (including the notes thereto), except for (i) Liabilities set forth on the face of the Audited Balance Sheet, and (ii) Liabilities incurred in the Ordinary Course of Business since the Audited Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement).

(d)       Accounts Receivable. All accounts and notes receivable reflected on the Most Recent Balance Sheet and all accounts and notes receivable arising subsequent to the Most Recent Balance Sheet Date and on or prior to the Closing Date that will be reflected in the Proposed Final Closing Balance Sheet, have arisen or will arise in the Ordinary Course of Business, represent or will represent legal, valid, binding and enforceable obligations owed to the Company Group and, subject only to consistently recorded reserves for bad debts set forth on the Most Recent Balance Sheet or Final Closing Balance Sheet have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms and, to the Company Group’s Knowledge, will not be subject to any contests, claims, counterclaims or setoffs.

(e)       Banking Facilities. Schedule 3.06(e) sets forth an accurate and complete list of (i) each bank, savings and loan or similar financial institution with which each member of the Company has an account or safety deposit box or other similar arrangement, and (ii) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement.

(f)       Each member of the Company Group maintains (i) books and records reflecting its assets and liabilities that are accurate in all material respects and (ii) adequate and effective internal accounting controls which provide reasonable assurance that (A) the control objectives have minimized the risk of material financial misstatement, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, and (C) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(g)       During the past five (5) years, no director or officer of any member of the Company Group or, to the Company Group’s Knowledge, non-officer employee, external auditor, external accountant or similar authorized Representative of any member of the Company Group, has received or otherwise been made aware of any material complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any member of the Company Group or their respective internal accounting controls,

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

including any material complaint, allegation or claim that any member of the Company Group has engaged in questionable accounting or auditing practices.

Section 3.07      Absence of Certain Developments. Since the Audited Balance Sheet Date (a) no Effect has occurred or arisen that has had, or would reasonably be expected to have, a Material Adverse Effect, and (b) except as disclosed on Schedule 3.07, the Business has been conducted in all material respects in the Ordinary Course of Business and the Company Group has not (i) taken any action or omitted to take any action that would have violated the provisions of Section 5.02(b) if such provisions had been in effect at all times since the Audited Balance Sheet Date or (ii) suffered any material loss, damage, destruction or eminent domain taking, whether or not covered by insurance, with respect to any of its material Assets or the Business.

Section 3.08      Indebtedness; Guarantees. The Company Group has no Liabilities in respect of Indebtedness except as set forth on Schedule 3.08. The Company has no Indebtedness that is evidenced by notes, bonds, debentures, mortgages or other similar debt securities or Contractual Obligations. Except as set forth on Schedule 3.08, the Company Group does not have any Liability in respect of a Guarantee of any Indebtedness or other Liability of any other Person.

Section 3.09      Assets.

(a)       Ownership of Assets. The Company Group has sole and exclusive, good and valid title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable leasehold interest in, or adequate rights to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date, except for such assets that have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business (collectively, the “Assets”). Except as disclosed on Schedule 3.09(a), none of the Assets is subject to any Encumbrance other than a Permitted Encumbrance.

(b)       Sufficiency of Assets. The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, that (i) are used or necessary to the conduct of the Business and (ii) are adequate to conduct the Business after the Closing in substantially the same manner as conducted prior to the Closing.

(c)       Condition of Tangible Assets. All of the material fixtures and other material improvements to the Leased Real Property included in the Assets (including any Facilities) and all of the material tangible personal property included in the Assets (i) are in all material respects adequate and suitable for their present uses, (ii) are in good working order, operating condition and state of repair (ordinary wear and tear excepted), and (iii) have been maintained in all material respects in accordance with normal industry practice.

(d)       Investments. Except as set forth in Schedule 3.09(d), the Company Group (i) does not control, directly or indirectly, or own any direct or indirect Equity Interest in any Person or (ii) is not subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Section 3.10      Real Property.

(a)       The Company Group does not own any real property.

(b)       Schedule 3.10(b) sets forth a list of the addresses of all real property leased, subleased or licensed by, or for which a right to use or occupy has been granted to, any member of the Company Group (the “Leased Real Property”). Schedule 3.10(b) also identifies with respect to each Leased Real Property, each lease, sublease, license or other Contractual Obligation under which such Leased Real Property is occupied or used including the date of and legal name of each of the parties to such lease, sublease, license or other Contractual Obligation, and each amendment, modification or supplement thereto (the “Real Property Leases”).

(c)       Except as set forth on Schedule 3.10(c), there are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of any of the Leased Real Property and there is no Person (other than members of the Company Group) in possession of any of the Leased Real Property. With respect to each Real Property Lease that is a sublease, the representations and warranties in this Section 3.10(c) and Section 3.18(c) and Section 3.18(d) are true and correct with respect to the underlying lease.

(d)       The Company has delivered to Parent accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto.

(e)       No eminent domain or condemnation Action is pending or, to the Company Group’s Knowledge, threatened, that would preclude or materially impair the use of any Leased Real Property. The Company Group’s current use of the Leased Real Property does not violate in any material respect any restrictive covenant of record that affects the Leased Real Property.

Section 3.11      Intellectual Property.

(a)       Company IP and Systems. Except as disclosed on Schedule 3.11(a), the Company owns or has adequate rights to use all Company Group Technology and all Company Group Intellectual Property Rights without, to the Company Group’s Knowledge, any conflict with, misappropriation or violation or infringement of, the Intellectual Property Rights of others and the Company Group will continue to own or have adequate rights to use all such Company Group Technology and Company Group Intellectual Property Rights immediately following the Closing to the same extent as prior to the Closing. The Company Group (i) lawfully owns, leases or licenses all Systems and such Systems are reasonably sufficient for the immediate and anticipated needs of the business of each member the Company Group, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner, and (ii) will continue to have such rights immediately after the Closing. Except, with respect to the Technology and Intellectual Property Rights licensed to the Company under the Inbound IP Contracts identified on Schedule 3.11(d), to the extent provided in such Inbound IP Contracts,

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

none of the Company Group Technology or Company Group Intellectual Property Rights is in the possession, custody, or control of any Person other than the Company.

(b)       Infringement. Except as disclosed on Schedule 3.11(b), to the Company Group’s Knowledge, no member of the Company Group, nor any Predecessor (i) has interfered with, infringed upon, diluted, misappropriated, or violated any Intellectual Property Rights of any Person, (ii) has received any charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property Rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the Business or the use of the Company Group Technology), or (iii) has agreed to or has a Contractual Obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or violation with respect to any Intellectual Property Rights other than pursuant to Contractual Obligations with customers entered into in the ordinary course of business. Except as disclosed on Schedule 3.11(b), to the Company Group’s Knowledge, no Person has interfered with, infringed upon, diluted, misappropriated, or violated any Company Group Intellectual Property Rights.

(c)       Scheduled Intellectual Property Rights. Schedule 3.11(c) identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, social media accounts, registered design rights, and other forms of registered Intellectual Property Rights and applications therefor, owned by, purported to be owned by or exclusively licensed to the Company Group (collectively, the “Company Group Registrations”). Schedule 3.11(c) also identifies each proprietary software program, each trade name, each unregistered trademark, service mark, or trade dress, and each unregistered copyright owned or exclusively licensed by any member of the Company Group that, in each case, is material to the Business. For purposes of this Agreement, all items listed on Schedule 3.11(c) shall be called “Scheduled Intellectual Property Rights”. Schedule 3.11(c) specifically identifies those items of Scheduled Intellectual Property Rights that are exclusively licensed to any member of the Company Group, including the identification of the Contractual Obligation pursuant to which each such Intellectual Property Right is licensed. For each of the Company Group Registrations, Schedule 3.11(c) includes the following information: (i) for each patent and patent application, the title, patent number or application serial number, jurisdiction, filing date, date issued (if applicable), inventors, owner of record, and present status thereof; (ii) for each registered trademark and trademark application, the mark, application serial number or registration number, jurisdiction, filing date, registration date (if applicable), class of goods or services covered, description of goods or services, owner of record, and present status thereof; (iii) for each domain name, the registration date, any renewal date, owner of record, and name of the registrar; (iv) for each copyright registration and copyright application, the title of the work, number and date of such registration or application, owner of record, and jurisdiction; and (v) any actions that must be taken within ninety (90) days after the date hereof for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any Company Group Registrations, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to office actions, documents, applications, or certificates. Each of the Company Group Registrations is valid, subsisting, and enforceable.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(d)       IP Contracts. Schedule 3.11(d) identifies under separate headings each Contractual Obligation, whether written or oral, (i) under which any member of the Company Group uses or licenses an item of Company Group Technology or any Company Group Intellectual Property Rights that any Person besides any member of the Company Group owns other than licenses for open source computer code or off-the-shelf software commercially available on standard terms for a one-time or annual fee (whichever is higher) of no more than $100,000 (the “Inbound IP Contracts”), and (ii) under which any member of the Company Group has granted any Person any right or interest in any Company Group Intellectual Property Rights, excluding rights granted to Company customers in the ordinary course of business, including any right to use any item of any member of the Company Group or use of or rights in the Company Group Technology or any Company Group Intellectual Property Rights (including settlement agreements and covenants not to sue) (the “Outbound IP Contracts,” and together with the Inbound IP Contracts, the “IP Contracts”). Except as provided in the Inbound IP Contracts, no member of the Company Group owes any royalties or other payments to any Person for the use of any Intellectual Property Rights or Technology. The Company has delivered to Parent accurate and complete copies of each of the IP Contracts (or, where an IP Contract is an oral agreement, an accurate and complete written description of such IP Contract), in each case, as amended or otherwise modified and in effect.

(e)       Title to Company Group Technology and Company Group Intellectual Property Rights. Except as disclosed on Schedule 3.11(e):

(i)       the Company Group possesses all worldwide rights, title, and interests in and to each item of Company Group Technology and Company Group Intellectual Property Rights that is not licensed to a member of the Company Group pursuant to an Inbound IP Contract identified on Schedule 3.11(d), free and clear of any Encumbrance other than licenses granted in the Outbound IP Contracts identified on Schedule 3.11(d); and

(ii)       with respect to (A) each item of Company Group Technology and Company Group Intellectual Property Rights that is not licensed to the Company pursuant to an Inbound IP Contract identified on Schedule 3.11(d), and (B) all Company Group Technology and Company Group Intellectual Property Rights licensed to the Company Group on an exclusive basis, to the Company Group’s Knowledge, such item or right is not subject to any outstanding Government Order, and no Action (including any opposition, interference, or re-examination) is pending or threatened, which challenges the legality, validity, enforceability, use, or ownership of such right or item.

(f)       Confidentiality and Invention Assignments. The Company Group has maintained commercially reasonable practices to protect the confidentiality of the Company Group’s confidential information and trade secrets (including source code included in Company Group Technology) and, except as disclosed on Schedule 3.11(f), has required all employees and other Persons with access to such confidential information to execute Enforceable Contractual Obligations requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Company Group. All Persons, including current and former employees and independent contractors of the Company Group who contributed to the Company

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Group Technology that is incorporated in any product or service of the Company Group have executed Enforceable Contractual Obligations that assign to the Company Group all of such Person’s respective rights, including Intellectual Property Rights, relating to such product or service.

(g)       Computer Code. Schedule 3.11(g) lists all open source computer code contained in or used in the development of Company Group Technology or any product or service of the Company Group and describes (i) the applicable software name and version number, (ii) the license under which such code was obtained, and (iii) the manner in which such code is used. Except as disclosed on Schedule 3.11(g), none of the Company Group Technology or any product or service of the Company Group constitutes, contains, or is dependent on any open source computer code, and none of the Company Group Technology or any product or service of the Company Group is subject to any IP Contract or other Contractual Obligation that would require the Company Group to divulge to any Person any source code or trade secret that is part of the Company Group Technology. For all computer code included in Company Group Technology (x) the Company Group has in its possession its source code in catalogued versions that will be accessible by their employees, (y) it has been catalogued and documented in all material respects as reasonably necessary to enable competently skilled programmers and engineers to use, update, and enhance the source code by readily using the existing source code and documentation, and (z) the Company Group has the right to use all software development tools, library functions, compilers and other software that is required to operate, modify, distribute and support its source code.

Section 3.12      Compliance with Laws; Permits.

(a)       Except as set forth on Schedule 3.12(a), no member of the Company Group is in violation, default or breach in any material respect, or during the past three (3) years has been in violation, default or breach in any material respect, of any Legal Requirement or Government Order applicable to the Company Group. Except as set forth on Schedule 3.12(a), during the past three (3) years, no member of the Company Group (i) has received any written (or to the Company Group’s Knowledge, oral) notification or communication from any Governmental Authority asserting that any member of the Company Group is not in compliance in any material respect with any applicable Legal Requirement or Government Order, (ii) entered into or been subject to any Government Order, or (iii) has been the subject of an actual, pending, or, to the Company Group’s Knowledge, threatened investigation by any Governmental Authority with regard to any Legal Requirement.

(b)       Schedule 3.12(b) contains a list of all Permits owned or possessed by each member of the Company Group that are necessary to operate the Business as currently conducted. Except as set forth on Schedule 3.12(b), each such Permit is in full force and effect, and such member of the Company Group is in compliance in all material respects with all of its obligations with respect to such Permits. No Governmental Authority has alleged non-compliance with, or threatened the revocation, cancellation, termination, suspension, restriction or modification of any such Permit. No event has occurred which allows, or upon the giving of notice or the passage of

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

time or both would constitute a breach, violation or default of such Permit, or allow, the revocation, cancellation, termination, suspension, restriction or modification of any such Permit.

(c)       No member of the Company Group, nor any of its stockholders, owners, managers, members, directors, officers, employees, contractors or agents, while acting on behalf of such member of the Company Group, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder such member of the Company Group (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

(d)       No member of the Company Group, nor any of its stockholders, owners, managers, members, directors, officers, employees, contractors or agents, while acting on behalf of such member of the Company Group, has engaged in unfair competition or trade practices or any false, deceptive, unfair, or misleading advertising or promotional practices under the Legal Requirements of any jurisdiction in which such member of the Company Group operates or markets any of its products. Each member of the Company Group is in compliance with all social media regulations, policies, and guidance established by the Federal Trade Commission. Each member of the Company Group has not received any notifications or been subject to any investigations from the FDA, Federal Trade Commission, or other Governmental Authorities regarding its products, advertising, or promotional practices.

(e)       Each healthcare professional, including without limitation mental health providers and coaches, currently employed by, contracted with, or providing services to or on behalf of the Company Group that requires a Permit to provide any such services is duly licensed, certified or credentialed, as applicable, pursuant to applicable Healthcare Laws and, as of the date hereof, such license or certification is not subject to suspension, revocation or restriction in any manner that would materially prevent such Person from providing services to or on behalf of the Company Group in the Ordinary Course of Business. No such health care professional has been: (i) convicted under any Healthcare Laws of a criminal offense in connection with the delivery of healthcare services, including without limitation mental health services or (ii) to the Company Group’s Knowledge, been party to any Action instituted by any licensure board, third-party payor, customer or Governmental Authority.

Section 3.13      Data Privacy and Security.

(a)       Processing. On each website and online service operated by any member of the Company Group, the Company Group has posted a written public-facing policy that accurately discloses how it Processes Personal Information. The Company Group’s Processing of Personal Information is and during the past three (3) years has been in material compliance with all applicable Legal Requirements, Contractual Obligations (including privacy policies and terms of use), and Privacy Obligations.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(b)       Third Parties. Each member of the Company Group has contractually obligated all third party service providers, outsourcers, processors, or other third parties Processing Personal Information, in each case on behalf of the Company Group, to (i) comply with applicable Privacy Obligations, (ii) take reasonable steps to protect and secure Personal Information and Sensitive Data from loss, theft, unauthorized access, use, modification, disclosure or other misuse, and (iii) maintain a written information privacy and security program (including programs with respect to cybersecurity and disaster recovery) that establishes reasonable and appropriate measures to protect the privacy, operation, confidentiality, integrity and security of all Personal Information and Sensitive Data against any Security Breach.

(c)       Authorizations. Each member of the Company Group has legal authority to transfer all Personal Information related to the Business and can and will convey to Parent rights in such Personal Information sufficient to allow the Parent to use such Personal Information in the Ordinary Course of Business in compliance with applicable Privacy Obligations. The execution, negotiation, delivery, performance, and consummation of the transactions contemplated herein will not violate any (i) of the Company Group’s applicable privacy notices and policies and (ii) applicable Privacy Obligations.

(d)       Compliance and Safeguards. Each member of the Company Group maintains and complies and has maintained and complied during the past three (3) years with a written information security program that is comprised of reasonable and appropriate physical, technical, organizational and administrative security measures and policies. Such information security program is designed to protect the security, confidentiality, integrity and availability of the Company’s IT Assets, including all Sensitive Data Processed thereby and contained therein, and complies with all applicable Legal Requirements, Contractual Obligations, and Privacy Obligations.

(e)       Privacy and Data Security Incidents. In the past three (3) years, there have been no material Security Breaches or incidents of compromise, or other unauthorized or unlawful Processing of any Systems, Personal Information or Sensitive Data owned, used or held for use by or on behalf of any member of the Company Group. No Person has alleged or given written notice of any Security Breaches, and no member of the Company Group has notified in writing, or been required by applicable Legal Requirement, Governmental Authority or Privacy Obligation to notify in writing, any Person of any Security Breach. The Systems do not contain any viruses, bugs, vulnerabilities, faults or other disabling code that could (i) significantly disrupt or adversely affect the functionality or integrity of any System, or (ii) enable or assist any Person to access without authorization any System or to maliciously disable, maliciously encrypt, or erase any System, hardware, or data. In the past three (3) years, there has been no failure or other substandard performance of any System that has caused a material disruption to the business of the Company Group.

(f)       Complaints and Investigations. In the past three (3) years, no member of the Company Group has received any written complaint, notice of any claims, investigations (including investigations by a Governmental Authority) regarding any (i) Security Breach, or (ii)

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

any alleged violations of Privacy Obligations, and there is no reasonable basis for any such Actions.

(g)       HIPAA Compliance. Each member of the Company Group is, and for the past three (3) years has been, in material compliance with HIPAA. Each member of the Company Group in the past three (3) years (i) has adopted and has been in compliance with, written privacy and security compliance policies and procedures in compliance with HIPAA, and (ii) has entered into “Business Associate” and “Subcontractor Business Associate” agreements as such terms are defined under HIPAA when required by HIPAA. Each member of the Company Group is in material compliance with the terms of all “Business Associate” and “Subcontractor Business Associate” agreements, and no such contractor or subcontractor has, in the past three (3) years, breached any such Business Associate Agreement or Subcontractor Business Associate Agreement with any member of the Company Group. No member of the Company Group has been subject to a “Breach” as such term is defined at 45 C.F.R. § 164.402. Each member of the Company Group has completed a security “risk analysis” (as required by 45 C.F.R. § 164.308(a)(1)(ii)(A)) in compliance with HIPAA at least once every 12 months since the requirement to perform such a security risk analysis first became applicable to it. In the past three (3) years, no member of the Company Group has received notice from any Governmental Authority nor has any Action been filed or commenced against any member of the Company Group, in each case to the effect that such member of the Company Group is not in compliance with HIPAA. There have been no investigations by, or complaints to, the United States Department of Health and Human Services Office for Civil Rights with respect to HIPAA compliance by any member of the Company Group.

Section 3.14      Compliance with Healthcare Legal Requirements.

(a)       Except as set forth on Schedule 3.14(a), no member of the Company Group is in violation, default or breach in any material respect, or during the past three (3) years has been in violation, default or breach in any material respect, of any Healthcare Laws.

(b)       No member of the Company Group, nor any of its stockholders, owners, managers, members, directors, officers, employees, contractors or agents, has been or is currently suspended, excluded or debarred from any government procurement program or any Payment Program, or, to the Company Group’s Knowledge, threatened with or currently subject to an investigation or proceeding that could result in suspension, exclusion or debarment from any government procurement programs or and Payment Programs, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or assessed or threatened with assessment of civil monetary penalties pursuant to 42 C.F.R. Part 1003 or has been convicted of a criminal offense related to the provision of healthcare items or services.

(c)       No member of the Company Group has, in the past three (3) years, received notice from any Governmental Authority of any violation or alleged violation of any Healthcare Laws or of any investigation conducted by any Governmental Authority in connection with any Healthcare Laws. No member of the Company Group is currently, or during the last three (3) years has been, with respect to any Governmental Authority: (i) party to any settlement, judgment, corporate integrity agreement, deferred prosecution agreement, non-prosecution agreement,

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

consent decree, monitoring agreement, certification of compliance agreement, or other similar agreement or order that (A) requires the payment of money by such member of the Company Group to any Governmental Authority, (B) requires any recoupment of money from such member of the Company Group by any Governmental Authority or (C) prohibits any activity currently conducted by such member of the Company Group; or (ii) subject to any actual or any proposed settlement, judgment, corporate integrity agreement, deferred prosecution agreement, non-prosecution agreement, consent decree, monitoring agreement, certification of compliance agreement, or other similar agreement or order with any Governmental Authority, in the case of each of clauses (i) and (ii), which relates to Healthcare Laws. No member of the Company Group is a defendant or named party in any unsealed qui tam/False Claims Act litigation, nor, to the Company Group’s Knowledge, has any qui tam/False Claims Act litigation been threatened against any member of the Company Group. No member of the Company Group has been served with, received or otherwise notified of any search warrant, subpoena, civil investigative demand, or notice by or from any Governmental Authority seeking documents or information related to compliance with or violation of, or alleging a violation or potential violation of, any Legal Requirements, or threatening to impose any penalty or sanction or to take any other enforcement action against any member of the Company Group.

(d)       Each member of the Company Group has established and implemented a healthcare compliance program and the necessary policies and procedures to support its performance of its contractual and regulatory obligations. No member of the Company Group has received notice in connection with any regulatory or customer audits of non-compliance with applicable Legal Requirements or Contractual Obligations.

(e)       No member of the Company Group has submitted, or caused the submission of, any false or fraudulent claim to any third party in violation of any Healthcare Law, and has not received any notice from any third party for any such violation or any allegation of a billing or coding mistake, overpayment, false claim or fraud relating to such member of the Company Group’s services.

(f)       No member of the Company Group, nor any of its stockholders, owners, managers, members, directors, officers, employees, contractors or agents, has offered or paid any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (i) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service in violation of any Healthcare Law; or (ii) to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item in violation of any Healthcare Law or to obtain or maintain favorable treatment in securing business in violation of any applicable Healthcare Law.

(g)       The Company Group Technology is not subject to FDA premarket submission requirements as established by FDA Laws and applicable guidance.

(h)       No member of the Company Group has received any Form FDA-483, notice of adverse finding, warning letter, notice of violation or “untitled letter,” notice of FDA action for

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

import detention or refusal, or any other notice from the FDA or any other Governmental Authority. Each member of the Company Group has made all notifications, submissions, responses and reports required by FDA Laws or any other Legal Requirement, including such obligation arising under any administrative, enforcement or regulatory action, inspection, warning letter, notice of violation letter, or other notice, response or commitment made to or with the FDA or any comparable Governmental Authority and all such notifications, submissions and reports were correct and complete in all material respects as of the date of submission to the FDA or any comparable Governmental Authority.

Section 3.15      Tax Matters.

(a)       Each member of the Company Group has filed, or has caused to be filed on its behalf, all Tax Returns required to be filed by it in accordance with all Legal Requirements. All such Tax Returns were true, correct and complete in all material respects. All material Taxes owed by each member of the Company Group (whether or not shown on any Tax Return) have been paid in full. No claim in writing has been made by a Governmental Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that any member of the Company Group is or may be subject to taxation by or required to file Tax Returns in that jurisdiction. There are no Encumbrances with respect to Taxes upon any Asset other than Permitted Encumbrances for current Taxes not yet due and payable.

(b)       Each member of the Company Group has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party, and each member of the Company Group has complied in all material respects with all related reporting and recordkeeping requirements.

(c)       There is no pending, or to the Company Group’s Knowledge threatened, Action concerning any Tax Liability, Tax Return or other Tax item of any member of the Company Group. The Company has delivered to Parent complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by each member of the Company for the past three (3) years.

(d)       No member of the Company Group has waived any statute of limitations in respect of Taxes, and has not agreed to, nor is the beneficiary of any extension of time with respect to a Tax assessment, adjustment or deficiency. No member of the Company Group has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or, to the Company Group’s Knowledge, in respect of any member of the Company Group.

(e)       The unpaid Taxes of the Company Group for Pre-Closing Tax Periods will not exceed the amount of Taxes included in Closing Indebtedness, Closing Net Working Capital,

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

the Change of Control Payments or Company Transaction Expenses as finally determined pursuant to Section 2.02.

(f)       No member of the Company Group has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return or any other affiliated, consolidated, combined or unitary group (other than the common parent of which is the Company). No member of the Company Group is a party to any Contractual Obligation relating to Tax sharing, allocation or indemnification (other than commercial agreements the primary purpose of which does not relate to Taxes). No member of the Company Group has any Liability for the Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (other than commercial contracts the primary purpose of which does not relate to Taxes) or otherwise.

(g)       Since the Audited Balance Sheet Date, no member of the Company Group has changed or revoked any material Tax election, or made any material Tax election (other than elections made in the Ordinary Course of Business) changed any annual Tax accounting period, adopted or changed any method of Tax accounting in respect of material Taxes, filed any amended material Tax Return or filed any material Tax Return in a manner inconsistent with past practice, entered into any Contractual Obligation (other than any commercial agreements the primary purpose of which does not relate to Taxes) in respect of material Taxes with any Governmental Authority, including any closing agreement, settled any material Tax Action, surrendered any right to claim a material Tax refund, consented to any extension or waiver of the limitations period applicable to any material Tax claim or assessment outside the Ordinary Course of Business.

(h)       No member of the Company is required to make any material adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign Tax law by reason of any change in any accounting methods, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes. To the Company Group’s Knowledge, no Governmental Authority has proposed any such adjustment or change in accounting method of any member of the Company Group.

(i)       No member of the Company Group will be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date which taxable income was realized (and reflects economic income arising) prior to the Closing as a result of (i) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed prior to the Closing, (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing, or (iv) any prepaid amount received on or prior to the Closing.

(j)       During the past two (2) years, no member of the Company Group has ever constituted either a “distributing corporation” or a “controlled corporation” (within the meaning

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

of Code Section 355(a)(1)(A)) in a distribution of stock to which Code Section 355 (or so much of Code Section 356 as relates to Code Section 355) or Code Section 361 applies.

(k)       No member of the Company Group has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any “tax shelter” within the meaning of Section 6662 of the Code.

(l)       Each member of the Company Group is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation) or been subject to Tax in any country other than the country of incorporation or formation by virtue of having a branch, permanent establishment, place of control and management or other place of business in that country. Each member of the Company Group is in compliance in all material respects with all applicable transfer pricing laws and regulations.

Section 3.16      Employee Benefit Plans.

(a)       Schedule 3.16(a) lists each material Employee Plan (and each Employee Plan’s plan sponsor) which any member of the Company Group sponsors, maintains, to which any member of the Company Group contributes or is obligated to contribute, or under which any member of the Company Group has or may have any Liability, or which benefits any current or former employee, director, manager, officer or independent contractor of any member of the Company Group or the beneficiaries or dependents of any such Person (each a “Company Group Plan”). With respect to each Company Group Plan, the Company has delivered to Parent accurate, current and complete copies of each of the following: (i) the plan document together with all amendments thereto (or if the plan has not been reduced to writing, a written summary of all material plan terms), (ii) if applicable, any trust agreements, custodial agreements, insurance policies or contracts, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iii) the most recent summary plan description and any summaries of material modification, any employee handbooks or similar material employee communications, (iv) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination letter or opinion letter from the IRS, (v) in the case of any plan for which Forms 5500 are required to be filed, the most recently filed Forms 5500, with schedules attached and (vi) any notices, letters or other non-routine correspondence from the IRS, the Department of Labor or any Governmental Authority relating to such Company Group Plan.

(b)       No Company Group Plan is (i) an “employee pension benefit plan” (within the meaning of ERISA Section 3(2)) subject to Code Section 412 or Title IV of ERISA or ERISA Section 302 or (ii) a “multiple employer plan” within the meaning of the Code or ERISA.

(c)       At no time during the six (6) years preceding the Closing Date has any member of the Company Group or any other Person, trade or business that together with such member of the Company Group would be considered a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA (each such Person, an “ERISA Affiliate”) contributed to,

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

had an obligation to contribute to, or maintained, and no member of the Company Group has or could have any Liability (including by reason of its relationship to an ERISA Affiliate), with respect to, (i) a plan subject to Title IV of ERISA or Code Section 412, (ii) a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA. (iii) a “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state law).

(d)       Each Company Group Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination letter or opinion letter from the IRS upon which it may rely and nothing has occurred that would reasonably be expected to adversely affect such qualification or result in material Liability to any member of the Company Group. Each Company Group Plan, including any associated trust or fund, has been established, maintained, administered and funded in accordance with its terms and any applicable collective bargaining agreements and with all applicable Legal Requirements, in each case, in all material respects, and nothing has occurred with respect to any Company Group Plan that has subjected or could subject any member of the Company Group to any material Liability.

(e)       All required contributions to, and premium payments on account of, each Company Group Plan, or to any current or former employee or service provider under the terms of any Company Group Plan, have been made in full or properly accrued, in each case, on a timely basis.

(f)       There is no pending or, to the Company Group’s Knowledge, threatened Action relating to a Company Group Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Group Plans. No Company Group Plan is or, within the last six (6) years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(g)       No prohibited transaction (as defined in Code Section 4975 and Section 406 of ERISA) has occurred with respect to a Company Group Plan for which no exemption exists under Section 408 of ERISA and Code Section 4975 and which could subject any member of the Company Group or any of its directors, officers, employees or agents to a material Tax or other material Liability. All employees that are eligible to participate in each Company Group Plan under the terms of such Company Group Plan and all applicable Legal Requirements have been permitted to participate in such Company Group Plan.

(h)       Except as required under Section 601 et seq. of ERISA, no Company Group Plan provides current or future benefits or coverage in the nature of health, life, disability or welfare insurance following retirement or other termination of employment.

(i)       Each Company Group Plan that is a “group health plan” for purposes of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (the “Affordable Care Act”) has been established, maintained and administered in compliance in all material respects with the Affordable Care Act, including, without limitation, offering

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

healthcare coverage that does not subject any member of the Company Group to any assessment under Code Sections 4980H(a) or 4980H(b). No member of the Company Group nor any ERISA Affiliates, are reasonably expected to have any Liability for Taxes under Sections 4975 through 4980 or Sections 4980A through 4980H of the Code.

(j)        Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) with respect to any service provider to any member of the Company Group complies and has been operated in compliance with the requirements of Code Section 409A and regulations promulgated thereunder.

(k)       Except as set forth in Schedule 3.16(k), neither the execution, delivery or performance of this Agreement nor the consummation of the Contemplated Transactions (alone or together with any other event which standing alone would not by itself trigger such entitlement or acceleration) will (i) entitle any current or former employee, director, manager, officer or independent contractor of any member of the Company Group or any of its Affiliates to severance pay, unemployment compensation or termination pay, or any other payment from any member of the Company Group, (ii) result in any payment becoming due or accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due any current or former employee, director, manager, officer or other service provider of any member of the Company Group, (iii) limit in any way the right of any member of the Company Group, Parent, or their respective Affiliates to amend or terminate any Company Group Plan at any time, (iv) create any right to employment, continued employment, or any term or condition of employment with any member of the Company Group, Parent, or their respective Affiliates, or (v) result in any payment or benefit that, individually or taken together with any other payments or benefits, could (without accounting for any reduction thereto) result in the imposition of any penalty or Tax under Section 280G or 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law). No member of the Company Group has any indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code.

(l)        Each Company Group Plan and any related contracts may be amended or terminated without penalty other than the payment of benefits, fees or charges accrued or incurred through the date of termination.

(m)       Except as set forth in Schedule 3.16(k), there are no Company Group Plans that are subject to Legal Requirements of a jurisdiction outside the United States.

Section 3.17      Environmental Matters. Except as set forth in Schedule 3.17, (a) each member of the Company Group and its Predecessors are, and have been, in compliance in all material respects with all Environmental Laws, (b) there has been no release or threatened release of any material amount of any Hazardous Substance on, upon, into or from any site currently or heretofore leased or otherwise operated or used by any member of the Company Group or a Predecessor thereof, (c) there have been no Hazardous Substances generated by any member of the Company Group or a Predecessor thereof that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

United States, (d) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site leased or operated by any member of the Company Group or a Predecessor thereof, except for the storage of hazardous waste in compliance with Environmental Laws and (e) the Company has delivered to Parent accurate and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments for the Company Group, in each case as amended and in effect.

Section 3.18      Contracts.

(a)       Contracts. Except as disclosed in the applicable subsection of Schedule 3.18 (which is arranged in subsections numbered (i) to (xviii) to correspond to the subsections of this Section 3.18), no member of the Company Group is bound by or a party to:

(i)       any Contractual Obligation for the purchase, of supplies, goods, products, equipment or other property, or for the receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for (or would be reasonably expected to involve) annual payments by any member of the Company Group in excess of $250,000;

(ii)       any Contractual Obligation for the sale of goods, products, equipment or other property, or for the furnishing of services, by any member of the Company Group, the performance of which provides annual payments by any member of the Company Group in excess of $250,000;

(iii)       any Contractual Obligation relating to the acquisition or disposition by any member of the Company Group of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material Asset (other than in the Ordinary Course of Business);

(iv)       any Contractual Obligation concerning or consisting of a partnership, limited liability company, joint venture or similar agreement;

(v)       any Contractual Obligation under which the Company has permitted any Asset to become subject to an Encumbrance (other than a Permitted Encumbrance);

(vi)       any Contractual Obligation (A) under which any member of the Company Group has created, incurred, assumed or guaranteed any Indebtedness or (B) under which any other Person has guaranteed any Indebtedness of the Company Group;

(vii)       any Contractual Obligation containing covenants that in any way purport to (A) restrict any business activity (including the solicitation, hiring or engagement of any Person or the solicitation of any customer other than Contractual Obligations entered into in the Ordinary Course of Business) of any member of the Company Group or any Affiliate thereof or

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(B) limit the freedom of any member of the Company Group or any Affiliate thereof to engage in any line of business or compete with any Person;

(viii)       any Contractual Obligation under which any member of the Company Group is, or may become, obligated to incur any severance pay or other Compensation obligations that would become payable by reason of this Agreement or the Contemplated Transactions;

(ix)       any Contractual Obligation under which any member of the Company Group is, or may, have any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses) in connection with this Agreement or the Contemplated Transactions;

(x)       any Contractual Obligation providing for the employment or engagement of any Person on a full-time, part-time, independent contractor, temporary or other basis or otherwise providing Compensation or other benefits to any officer, director, manager, employee, or independent contractor, in each case, with base salary or fees in excess of $160,000 (other than a Company Group Plan);

(xi)       any agency, broker, dealer, distributor, franchise, sales representative, market research, marketing, consulting or advertising or other similar Contractual Obligation which has resulted in a payment of more than $35,000;

(xii)       all Contractual Obligations with any Governmental Authority;

(xiii)       “Business Associate Agreements” and “Subcontractor Business Agreements” as such terms are defined under HIPAA;

(xiv)       any Contractual Obligation with any of the Company Group’s Top Customers or Top Suppliers;

(xv)       any Contractual Obligation under which any member of the Company Group has advanced or loaned an amount to any of its Affiliates or employees, officers, directors or independent contractors;

(xvi)       any collective bargaining agreement or other Contractual Obligation with any Union;

(xvii)       any other Contractual Obligation between any member of the Company Group, on the one hand, and any holder of Company Capital Stock, Company Options or Company Warrants (or Affiliate or Family Member thereof), on the other hand, that will continue in effect after the Closing;

(xviii)       Contractual Obligations between any member of the Company Group, on the one hand, and any individual on the other hand, providing for indemnification of

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

such individual that could result in payments in excess of $100,000 in any individual case, or $150,000 in the aggregate;

(xix)       Contractual Obligations involving any resolution or settlement of any Action;

(xx)       Contractual Obligations (A) providing for the Company Group to be the exclusive provider of any product or service to any Person or that otherwise involves the granting by any Person to the Company Group of exclusive rights of any kind, (B) providing for any Person to be the exclusive or preferred provider of any product or services to the Company Group or that otherwise involves the granting by the Company Group to any Person of exclusive or preferred rights, or (C) involving a “most-favored-nation” clause or similar term that provides preferential pricing or treatment; and

(xxi)       Contractual Obligations requiring or otherwise relating to any future capital expenditures by any member of the Company Group in excess of $150,000.

(b)       The Company has delivered to Parent accurate and complete copies of each written Contractual Obligation listed on Schedule 3.18, in each case, as amended or otherwise modified and in effect and including all supplements, annexes, exhibits and schedules thereto and written waivers thereunder. The Company has delivered to Parent a written summary setting forth all of the material terms and conditions of each oral Contractual Obligation listed on Schedule 3.18.

(c)       Enforceability, etc. Each Contractual Obligation required to be disclosed on Schedule 3.10(b) (Leased Real Property), Schedule 3.11(d) (IP Contracts), Schedule 3.16 (Employee Benefit Plans), Schedule 3.18 (Contracts), Schedule 3.20 (Customers and Suppliers) and Schedule 3.23 (Insurance) (each, a “Material Company Contract”) is Enforceable against each party to such Contractual Obligation, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedule 3.03 and Schedule 3.04, will continue to be so Enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions.

(d)       Breach, etc. No member of the Company Group nor, to the Company Group’s Knowledge, any other party to any Material Company Contract is in material breach or violation of, or default under, or has repudiated any material provision of, or has provided or received any notice, whether written or oral, of any intention to terminate or seek renegotiation of, any Material Company Contract. To the Knowledge of the Company Group, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a material breach or violation of, or default under, (ii) result in a right of termination for or (iii) cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for, in each case, any party under any Material Company Contract.

Section 3.19      Related Party Transactions. Except for the matters disclosed on Schedule 3.19, no Effective Time Holder or Affiliate of any Effective Time Holder and no officer or director (or equivalent) of any member of the Company Group (or, to the Company Group’s Knowledge,

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

any Family Member of any such Person who is an individual or any entity in which any such Person or any such Family Member thereof owns a material interest): (a) has any material interest in any material Asset owned or leased by any member of the Company Group or used in connection with the Business; (b) has engaged in any material transaction, arrangement or understanding with any member of the Company Group (other than payments made to, and other Compensation provided to, officers and directors in the Ordinary Course of Business); (c) has during the past five (5) years initiated (or, to the Company Group’s Knowledge, threatened to initiate) any Action against any member of the Company Group; or (d) provides goods or services to, or receives goods or services from, any member of the Company Group.

Section 3.20      Customers and Suppliers. Schedule 3.20 sets forth a complete and accurate list of (a) the ten largest customers for the Company Group (measured by aggregate billings) during the twelve (12) month period ended on June 30, 2021 (the “Top Customers”), indicating the aggregate billings as well as the existing Contractual Obligations with each such customer by product or service for each provided and (b) the ten largest suppliers of materials, products or services of the Company Group (measured by the aggregate amount purchased by the Company Group) during the twelve (12) month period ended on June 30, 2021 (the “Top Suppliers”), indicating the aggregate amount purchased from each as well as the Contractual Obligations for continued supply from each such supplier. Except as disclosed on Schedule 3.20, none of such customers or suppliers has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified any member of the Company Group of any intention to do any of the foregoing or otherwise threatened in writing or otherwise, to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid as the case may be) its relationship with any member of the Company Group.

Section 3.21       Employees; Labor Matters.

(a)       Schedule 3.21(a) contains a complete and accurate list of the following information for each current employee of the Company Group, including each employee on leave of absence status: (i) name; (ii) job title; (iii) current base salary and incentive compensation opportunity; (iv) vacation accrued; (v) service credited for purposes of vesting and eligibility to participate under any Employee Plan; and (vi) visa status.

(b)       No employee, independent contractor, officer or director of any member of the Company Group is a party to, or is otherwise bound by, any Contractual Obligation or Government Order, including any confidentiality, non-competition, non-solicitation, no-hire or proprietary rights agreement, between such employee, independent contractor, officer or director and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee, independent contractor, officer or director of any member of the Company Group, or (ii) the ability of any member of the Company Group to conduct the Business.

(c)       The Company Group is, and for the past three (3) years has been, in material compliance with all applicable Legal Requirements respecting employment and employment

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

practices and terms and conditions of employment, including any provision relating to wages (including minimum wage and overtime), hours of work, child labor, withholdings and deductions, classification and payment of employees and independent contractors, employment equity, nondiscrimination, non-harassment and non-retaliation in employment, occupational health and safety, worker’s compensation, employment eligibility and immigration.

(d)       There is not, and for the past three (3) years there has not been, (i) any Action pending (or, to the Knowledge of the Company Group, threatened) by or before any Governmental Authority with respect to any member of the Company Group concerning employment-related matters, (ii) any Action (or, to the Knowledge of the Company Group, any threatened Action) against or affecting any member of the Company Group brought by any current or former applicant, employee or independent contractor of any member of the Company Group or any Union; or (iii) any act or allegation of sex-based discrimination, sexual harassment or sexual misconduct, in each case involving any member of the Company Group or any current or former officer, executive or senior manager of any member of the Company Group, nor have there been any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters.

(e)       Except as disclosed on Schedule 3.21(e), there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Company Group’s Knowledge, threatened between any member of the Company Group, on the one hand, and its employees, on the other hand, and there have been no such troubles for the past three (3) years. Except as disclosed on Schedule 3.21(e), (a) no employee of any member of the Company Group is represented by a labor union, trade union, works council or other employee representative body (each, a “Union”), (b) no member of the Company Group is a party to, or otherwise subject to or presently negotiating, any collective bargaining agreement or other Contractual Obligation with a Union, (c) no petition has been filed or proceedings instituted by an employee or group of employees of any member of the Company Group or any Union with any labor relations board seeking recognition of a bargaining representative, (d) to the Company Group’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any Union to organize employees of any member of the Company Group, and there have been no such efforts made or threatened for the past three (3) years, and (e) no demand for recognition of employees of any member of the Company Group has been made by, or on behalf of, any Union. No officer’s, executive’s or other key employee’s employment with any member of the Company Group has been terminated for any reason for the last three (3) years, nor has any current officer, executive, key employee, or group of employees of any member of the Company Group given notice of termination of employment or otherwise disclosed plans to terminate employment with any member of the Company Group within the twelve (12) month period following the date hereof.

Section 3.22       Litigation; Government Orders.

(a)       Litigation. Except as disclosed on Schedule 3.22(a), there is no Action to which any member of the Company Group (or the stockholders, employees, directors or officers of any member of the Company Group, to the extent such Actions relate to any member of the Company Group) is a party (either as plaintiff or defendant) or to which its Assets are or may be subject, including Actions challenging or seeking to prevent, enjoin or otherwise delay the

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Contemplated Transactions, that is pending, or to the Company Group’s Knowledge, threatened, nor, to the Company Group’s Knowledge, is there any basis for any of the foregoing. Except as disclosed on Schedule 3.22(a), there is no Action which any member of the Company Group presently intends to initiate.

(b)       Government Orders. Except as disclosed on Schedule 3.22(b), no Government Order has been issued that is applicable to any member of the Company Group (or the stockholders, employees, directors or officers of any member of the Company Group, to the extent such Government Order relate to any member of the Company Group) or its Assets or the Business.

Section 3.23      Anti-Corruption and International Risk.

(a)       No member of the Company Group or any director, officer, other employee or agent of any member of the Company Group has violated or operated in noncompliance with any Anti-Bribery Law. No member of the Company Group or any director, officer, other employee or agent of any member of the Company Group, has: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (ii) offered, promised, provided, or authorized the provision of any money, property, or other thing of value, directly or indirectly, to any Person to improperly influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer. The members of the Company Group have established internal controls and procedures reasonably designed to ensure compliance with Anti-Bribery Laws.

(b)       No member of the Company Group or any director, officer, other employee or agent of any member of the Company Group has violated or operated in noncompliance with any Global Trade Law. No member of the Company Group or any director, officer, other employee or agent of any member of the Company Group, (a) is or was a Restricted Party or (b) has engaged in any business or dealings (directly or indirectly) involving any Restricted Party or Person located, organized, or ordinarily resident in any Restricted Country. Members of the Company Group have established internal controls and procedures reasonably designed to ensure compliance with Global Trade Laws.

(c)       No member of the Company Group has been the subject of any investigations, reviews, audits, or inquiries by a Governmental Authority related to Anti-Bribery Laws or Global Trade Laws, and no investigation, review, audit, or inquiry by any Governmental Authority with respect to Anti-Bribery Laws or Global Trade Laws is pending or threatened.

Section 3.24     Insurance. Schedule 3.24 sets forth an accurate and complete list of all insurance policies by which any member of the Company Group, or any of its Assets, employees, officers or directors (or equivalent) or the Business are insured (the “Liability Policies”) and their respective expiration dates. The list includes for each Liability Policy the type of policy, form of coverage, policy number, name of insurer, term and annual premiums. The Company has made available to Parent accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. For each such Liability Policy, all premiums due and payable

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

thereunder have been paid in full, and no member of the Company Group is in default with respect to the obligations under any such Liability Policy or has otherwise failed to comply in all respects with the terms and conditions of any such liability Policy. Schedule 3.24 describes any self-insurance arrangements affecting any member of the Company Group. Each member of the Company Group maintains and since formation has maintained insurance with respect to their Assets, employees, officers and directors and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases or other Contractual Obligations. Except as disclosed on Schedule 3.24, no insurer (a) has questioned, denied or disputed coverage of any claim pending under any Liability Policy or (b) has threatened to cancel or not to renew any Liability Policy. Except as disclosed on Schedule 3.24, to the Company Group’s Knowledge, no insurer plans to materially increase the premiums for, or materially alter the coverage under, any Liability Policy.

Section 3.25      No Brokers. No member of the Company Group has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions.

Section 3.26     Books and Records. The books of account, minute books, stock, option record, and other business records of each member of the Company Group are complete and accurate and have been maintained in accordance with sound business practices and applicable Legal Requirements. The minute books of each member of the Company Group contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders or other holders of Equity Interests, the Company Board and committees of the Company Board of each member of the Company Group, and no meeting of any such stockholders or other holders of Equity Interests, the Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of the Company.

Section 3.27     Accredited Investor Status. There are less than thirty five (35) Effective Time Holders that are not Accredited Investors. Each Effective Time Holders who is not an Accredited Investor, either alone or with his purchaser representative, has such knowledge and experience in financial and business matters that such Effective Time Holders is capable of evaluating the merits and risks of owning Parent Class A Common Stock.

Section 3.28     Disclaimer of Certain Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, WHETHER STATUTORY, EXPRESS, OR IMPLIED, INCLUDING AS TO THE CONDITION, FUTURE PROSPECTS, FORWARD LOOKING STATEMENTS, VALUE, OR QUALITY OF THE COMPANY GROUP’S BUSINESS, OR ANY MEMBER OF THE COMPANY GROUP, OR THE ASSETS OF THE COMPANY GROUP OR ANY PART THEREOF; AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, AND ANY REPRESENTATION OR WARRANTY ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICES.

Article IV
REPRESENTATIONS AND WARRANTIES OF PArent AND MERGER SUB.

In order to induce the Company to enter into and perform this Agreement and to consummate the Contemplated Transactions, Parent represents and warrants to the Company that the following statements are true, complete and correct as of the date hereof and as of the Closing Date, except that the accuracy of representations and warranties that by their respective terms speak as of the specified date will be determined as of such date.

Section 4.01     Organization. Each of Parent, Merger Sub and Sister Subsidiary is duly organized and/or formed, validly existing and in good standing under the laws of Delaware.

Section 4.02     Power and Authorization. The execution, delivery and performance by Parent, Merger Sub and Sister Subsidiary of this Agreement and each Ancillary Agreement to which Parent, Merger Sub and Sister Subsidiary is, or will be at Closing, a party and the consummation of the Contemplated Transactions by Parent, Merger Sub and Sister Subsidiary are within the power and authority of Parent, Merger Sub and Sister Subsidiary and have been duly authorized by all necessary action on the part of Parent, Merger Sub and Sister Subsidiary. This Agreement and each Ancillary Agreement to which Parent, Merger Sub and Sister Subsidiary is, or will be at Closing, a party (a) have been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by Parent, Merger Sub and Sister Subsidiary and (b) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of Parent, Merger Sub and Sister Subsidiary, enforceable against Parent, Merger Sub and Sister Subsidiary in accordance with its terms.

Section 4.03      Merger Sub and Sister Subsidiary. Merger Sub and Sister Subsidiary were formed solely for the purposes of engaging in the Contemplated Transactions, have engaged in no other business activities and have conducted their operations only as contemplated by this Agreement.

Section 4.04     Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Parent, Merger Sub and Sister Subsidiary of this Agreement and each Ancillary Agreement to which it is, or will be at Closing, a party or (b) consummation of the Contemplated Transactions by Parent, Merger Sub and Sister Subsidiary.

Section 4.05      Noncontravention. Neither the execution, delivery and performance by Parent, Merger Sub and Sister Subsidiary of this Agreement or any Ancillary Agreement to which it is, or will be at Closing, a party nor the consummation of the Contemplated Transactions will:

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(a)       violate any provision of any Legal Requirement applicable to Parent, Merger Sub and Sister Subsidiary; or

(b)       conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (i) any Government Order applicable to or otherwise affecting Parent, Merger Sub and Sister Subsidiary or any of either of their assets or properties, (ii) any material Contractual Obligation of Parent, Merger Sub and Sister Subsidiary, or (iii) the Organizational Documents of Parent, Merger Sub and Sister Subsidiary.

Section 4.06      No Brokers. Except for Barclays Capital, Inc., none of Parent, Merger Sub and Sister Subsidiary has any Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions.

Section 4.07     Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened against or affecting Parent that could, individually or in the aggregate, be expected to have a material adverse effect on the Parent, and Parent is not subject to or bound by any order that would prevent or otherwise interfere with the ability of the Parent to consummate the transactions contemplated by this Agreement, or to otherwise perform its obligations under this Agreement or any Ancillary Agreement to which the Parent is or will be a party.

Section 4.08      Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act.

(a)       As of its filing date (and as of the date of any amendment), each filing filed with or furnished to the SEC by Parent since September 16, 2020 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, and as amended from time to time, the “Parent SEC Documents”) and filed prior to the date of this Agreement has complied, in all material respects with the applicable requirements of the New York Stock Exchange, the Securities Act, the Securities Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(b)       As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed prior to the date of this Agreement did not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)       Parent is, and since September 16, 2020 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(d)       Parent and its Subsidiaries have established and maintained since September 16, 2020, and continue and maintain, disclosure controls and procedures (as defined in Rule 13a-15 under the Securities Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Securities Exchange Act are being prepared. Such disclosure controls and procedures are effective in all materials respects in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the Securities Exchange Act.

(e)       Parent and its Subsidiaries have established and maintained since September 16, 2020, and continue and maintain, a system of internal controls. Such internal controls are designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s consolidated financial statements for external purposes in accordance with GAAP. Parent disclosed, based on its most recent evaluation of such internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(f)       Since September 16, 2020, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the New York Stock Exchange, and the statements contained in any such certifications are true and complete.

Section 4.09     Financial Statements and Financial Matters. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.

Section 4.10     Parent’s Investigation and Non-Reliance. Parent is a highly sophisticated and has, on its own and through its Representatives, conducted its own comprehensive investigation, due diligence, review, and analysis regarding the Company Group, and the

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Contemplated Transactions and the Ancillary Agreements. Parent is not relying, has not relied, and disclaims all reliance upon any statement, representation, or warranty (whether oral, written, express, or implied) made by the Company, the Effective Time Holders or any of their Affiliates or Representatives of any kind whatsoever, except as expressly set forth in Article III. Neither the Effective Time Holders nor the Company (nor any of their Affiliates or Representatives) is making, directly or indirectly, any representation or warranty with respect to any estimates, projections, or forecasts involving the Company Group. Parent acknowledges and agrees that there are inherent uncertainties in attempting to make such estimates, projections, and forecasts and that Parent takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections, or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections, or forecasts). Parent acknowledges and agrees that, should the Closing occur, Parent is acquiring the capital stock of the Final Surviving Entity without any representation or warranty as to the merchantability or fitness for any particular purpose of the Final Surviving Entity’s or its Subsidiaries’ respective assets, the prospects of the business of the Final Surviving Entity or its Subsidiaries, or the effectiveness or the success of any business operations and on an “as is” and “where is” basis, except as expressly set forth in Article III. The provisions of this Section 4.10, together with the remedies provided in Article IX, were specifically bargained-for between Parent and the Company in arriving at the consideration to be paid under this Agreement. Notwithstanding anything to the contrary in this Section 4.10, Parent and Merger Sub retain all of their respective rights and remedies with respect to claims for Fraud and nothing herein shall limit or prohibit the rights of Parent to pursue claims for Fraud or any recoveries under the R&W Insurance Policy.

Article V
COVENANTS OF THE PARTIES

Section 5.01      Commercially Reasonable Efforts; Notices and Consents.

(a)       Subject to the terms and conditions of this Agreement, from the date of this Agreement to the Closing, or the earlier termination of this Agreement pursuant to Article VIII, each of the parties hereto shall use its commercially reasonable efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Authorities or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, permits or orders from Governmental Authorities or other Persons, and to do or cause to be done all other things necessary, proper or advisable, in order to consummate and make effective the Contemplated Transactions as soon as practicable following the date of this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VI and Article VII); provided, however, that in no event shall such efforts be deemed to include (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, Assets or facilities of the Company or any entity, facility or Asset of Parent or its Affiliates, (B) terminating, amending or assigning existing relationships and Contractual Obligations or (C) entering into any new Contractual Obligations. The parties shall cooperate in good faith with the applicable Governmental Authorities in connection with such filings and submissions and shall promptly comply with any

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Authorities.

(b)       Subject to the terms of Section 5.01(a), in the event any Action by any Governmental Authority or other Person is commenced which questions the validity or legality of the Contemplated Transactions hereby or seeks damages in connection therewith, the parties agree to cooperate and use commercially reasonable efforts to defend against such Action and, if a Government Order is issued in any such Action, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; provided, however, that (i) the Company may not settle any stockholder lawsuits related to the foregoing without the prior written consent of Parent and (ii) all limitations set out in the proviso at the end of Section 5.01(a) apply hereto.

Section 5.02  Operation of the Business.

(a)       Conduct of the Business Generally. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article VIII, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), and except to the extent described on Schedule 5.02(a), the Company Group, and each member of the Company Group, shall:

(i)       conduct the Business only in the Ordinary Course of Business;

(ii)       maintain in effect the insurance coverage described on Schedule 3.24 (or equivalent replacement coverage); and

(iii)       use commercially reasonable efforts to preserve intact its business organization, assets and technology, and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees.

(b)       Specific Prohibitions. Without limiting the generality or effect of Section 5.02(a), from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article VIII, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), and (x) except to the extent described on Schedule 5.02(a), (y) with respect to any Employee RSU or Bonus Award to the extent such action (or omission) results in an increase of more than 110% in the amounts payable to the holders of such Employee RSUs or Bonus Awards as determined as of the date hereof pursuant to each such holder’s ownership as set forth in Schedules 2.02(j) and 2.02(k) or (z) in order to undertake a summary approval procedure to cause the Irish Subsidiary’s share premium account to be set against its accumulated losses, each member of the Company Group shall not take any of the following actions:

(i)       amend its Organizational Documents, effect any split, combination, reclassification or similar action with respect to its capital stock or other Equity Interests or adopt or carry out any plan of complete or partial liquidation or dissolution;

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(ii)       issue, sell, grant or otherwise dispose of or suffer to exist any Encumbrance with respect to any of its Equity Interests or other securities, or amend any term of any of its outstanding Equity Interests or other securities;

(iii)       (A) make any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of its capital stock or other Equity Interests; or (B) repurchase, redeem, or otherwise acquire, split, combine, reclassify or cancel any of its capital stock or other Equity Interests, or otherwise change its capital structure;

(iv)       become liable in respect of any Guarantee or incur, assume or otherwise become liable in respect of any Indebtedness;

(v)       (A) merge or consolidate with any Person; (B) acquire any material Assets, except for acquisitions of Assets or equipment in the Ordinary Course of Business; (C) make any loan, advance or capital contribution to, acquire any Equity Interests in, or otherwise make any investment in, or forgive any loan to, any Person (other than loans and advances to employees in the Ordinary Course of Business); or (D) file a petition in bankruptcy under any provisions of federal or state bankruptcy Legal Requirement or consent to the filing of any bankruptcy petition under any similar Legal Requirement;

(vi)       create any Subsidiary;

(vii)       purchase or acquire, directly or indirectly (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or division thereof or any other business;

(viii)       permit any of its material Assets to become subject to or suffer to exist in respect of any of its material Assets any Encumbrance (other than a Permitted Encumbrance) or sell, lease, pledge, abandon, assign, license or otherwise dispose of any of its material Assets, other than sales of Assets in the Ordinary Course of Business not in excess of $150,000 individually or $300,000 in the aggregate;

(ix)       repay, prepay or otherwise discharge or satisfy any Indebtedness or other material Liabilities, other than in the Ordinary Course of Business, or waive, cancel or assign any claims or rights of substantial value other than in the Ordinary Course of Business;

(x)       make any capital expenditures that are in the aggregate in excess of $300,000 (other than capital expenditures expressly contemplated by the capital expenditure budget attached as Schedule 5.02(b)(viii));

(xi)       adopt, terminate, amend or increase any payments or benefits under any Company Group Plan or increase the Compensation payable or paid, whether conditionally or otherwise, to any employee, officer, director, manager or independent contractor of any member of the Company Group (other than (A) any increase adopted in the Ordinary Course of Business in respect of the Compensation of any non-officer employee whose annual base Compensation does not exceed $300,000 after giving effect to such increase or (B) any increase in benefits or

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Compensation required by Legal Requirements or required pursuant to the terms as in effect as of the date of this Agreement of an existing Company Group Plan so long as such Company Group Plan or agreement has been disclosed as of the date of this Agreement to Parent on Schedule 3.16(a));

(xii)       hire, engage or terminate (other than for cause) the employment or engagement of any director, manager, officer, employee or independent contractor with annual base compensation in excess of $300,000;

(xiii)       make any material change in its methods of accounting or accounting practices (including with respect to reserves) or its pricing policies, payment or credit practices, fail to pay any creditor any material amount owed to such creditor when due or grant any extensions of credit other than in the Ordinary Course of Business;

(xiv)       make any material change in its policies and practices regarding accounts receivable or accounts payable or fail to manage working capital in accordance with past practices;

(xv)       settle, agree to settle, pay, discharge, satisfy, waive or otherwise compromise any pending or threatened Actions;

(xvi)       commence any Action other than for the routine collection of invoice or as expressly contemplated by this Agreement;

(xvii)       change or revoke any material Tax election or make any material Tax election (other than elections made in the Ordinary Course of Business), change any annual Tax accounting period, adopt or change any method of Tax accounting in respect of material Taxes, file any material amended Tax Return or filed any material Tax Return in a manner inconsistent with past practice, enter into any Contractual Obligation (other than any commercial agreements the primary purpose of which does not relate to Taxes) in respect of Taxes with any Governmental Authority, including any closing agreement, settle any Tax Action, surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment outside the Ordinary Course of Business;

(xviii)       open any Facility or enter into any new line of business or close any Facility or discontinue any line of business or any material business operations;

(xix)       enter into, adopt, cancel, terminate, renew, amend grant a waiver under or otherwise modify in any material respect (including by accelerating material rights or benefits under) any of the Material Company Contracts;

(xx)       enter into any transaction with any stockholder, director, officer or employee of any member of the Company Group;

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(xxi)       negotiate, enter into, amend, extend, or terminate any collective bargaining agreement or other Contractual Obligation with a Union;

(xxii)       write up or write down any of its material Assets;

(xxiii)       open any new bank or deposit accounts (or materially change any existing arrangements with respect to any existing bank or deposit accounts) or grant any new powers of attorney;

(xxiv)       license or otherwise dispose of the rights to use any material patent, trademark or other Intellectual Property Rights or disclose material trade secrets to a third party; or

(xxv)       authorize, resolve, commit, agree, enter into any Contractual Obligation or otherwise become obligated to do any of the things referred to elsewhere in this Section 5.02(b).

Section 5.03 Access to Premises and Information. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article VIII, the Company shall permit Parent and its Representatives to have full access (at reasonable times and upon reasonable notice) to all Representatives of the Company Group and to all premises, properties, books, records (including Tax records), contracts, financial and operating data and other information and documents of, or pertaining to, the Company Group, the Assets or the Business. Notwithstanding the foregoing, (a) Parent and its Representatives shall under no circumstance contact any employee, contractor, agent, supplier, or customer of the Company Group without the advance written consent of the Company other than in the Ordinary Course of Business and not in connection with this Agreement or the consummation of the Contemplated Transactions; (b) any due diligence shall be conducted in a manner as to not unreasonably interfere with the operations and employees of the Company Group; and (c) no member of the Company Group shall be obligated to provide any documentation or communication that is considered by the Company Group to be subject to the attorney-client privilege or any work product doctrine (provided that the Company group shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of its as possible) in a manner that does not result in a loss of attorney-client privilege or protections).

Section 5.04 No Solicitation. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article VIII, the Company shall not (and the Company shall not cause or permit its Affiliates or any of its or its Affiliates’ Representatives) directly or indirectly: (a) solicit, initiate, seek, facilitate, support, induce or encourage the making, submission or announcement of any inquiry, expression of interest, proposal or offer from any Person relating to or could reasonably be expected to lead to, or enter into or consummate any transaction relating to, the acquisition of any Equity Interests in any member of the Company Group or any merger, recapitalization, share exchange, sale of material Assets or any similar transaction or any other alternative to the Contemplated Transactions or (b) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

existence of these provisions) or discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. None of the holders of the Company Capital Stock shall vote their shares of Company Capital Stock in favor of any such acquisition structured as a merger, consolidation, share exchange or otherwise. The Company shall notify Parent promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

Section 5.05      Expenses. Each party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith and the Contemplated Transactions.

Section 5.06      Confidentiality. Parent and the Company agree that all information provided by or on behalf of Parent or the Company and their Affiliates and Representatives under this Agreement or in connection with the Contemplated Transactions shall be treated in accordance with the Confidentiality Agreement, dated as of June 1, 2021, between Parent and the Company (the “Confidentiality Agreement”).

Section 5.07      Publicity. No public announcement or disclosure (including any general announcement to employees, customers or suppliers) will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of Parent, the Company and the Securityholder Representative; provided that the provisions of this Section 5.07 shall not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review and comment in advance of such disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions.

Section 5.08       Pre-Closing Deliveries. On the date hereof the Company is delivering the following to Parent:

(a)       a completed accredited investor questionnaire in the form of Exhibit J (the “Accredited Investor Questionnaire”) in respect of all Effective Time Holders who are Accredited Investors;

(b)       an executed Subscription Agreement delivered by the Accredited Effective Time Holders;

(c)       evidence of the cancellation of the Contractual Obligations listed on Schedule 5.08(e), effective as of the Closing Date;

(d)       resignations, effective as of the Closing, of each officer and director of each member of the Company Group; and

(e)       the audited financial statements for the Company’s 2020 fiscal year.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Section 5.09       Indemnification of Directors and Officers.

(a)       From and after the Closing Date, Parent shall cause the Final Surviving Entity to fulfill and honor in all respects the obligations of the Company pursuant to any provisions regarding indemnification of directors and officers, advancement of expenses to directors and officers and exculpation from liability under the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and pursuant to any indemnity agreements between the Company and such Person as in effect on the date of this Agreement that are set forth on Schedule 3.18(a)(xviii) (the Persons so entitled pursuant to such provisions, and all other current and former directors and officers of the Company, being referred to collectively as the “D&O Indemnified Parties”). Parent shall cause the Organizational Documents of the Final Surviving Entity to contain provisions with respect to indemnification, advancement of expenses and exculpation from liability that are substantially similar to set forth in the Company’s certificate of incorporation and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that could adversely affect the rights thereunder of any D&O Indemnified Party.

(b)       The Company shall obtain at the Closing a prepaid (or “tail”) directors’ and officers’ liability insurance policy, which cost and expense shall be split 50/50 between Parent and the Company, in respect of events occurring prior to the Effective Time (the “D&O Insurance”) for a period of six (6) years from the Closing Date, on terms with respect to such coverage and amounts no less favorable than the Company’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that Parent shall not be required to pay an aggregate amount for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid by the Company prior to the date of this Agreement.

(c)       This Section 5.09 shall survive the consummation of the Contemplated Transaction and the Closing, is intended to benefit and may be enforced by the Company, Parent, and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Company.

Section 5.10 Data Room Record. Prior to the Closing, the Company shall deliver to Parent a DVD ROM disc (or similar media) containing a digital copy of all the materials included in the Data Room.

Section 5.11      Stockholder Approval.

(a)       Promptly following the execution and delivery of this Agreement (but no later than forty eight (48) hours thereafter), the Company shall, in accordance with its Organizational Documents and the applicable requirements of the DGCL, use reasonable best efforts to obtain the written consent of the holders of Company Capital Stock of the Company evidencing the approval of (i) holders of seventy percent (70%) of the outstanding shares of Company Voting Common Stock and the Company Preferred Stock (voting on an as converted to Company Common Stock basis) voting together as a single class, (ii) holders of fifty-five percent (55%) of the Series A Preferred Stock and Series B Preferred Stock voting together as a single

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

class, and (iii) a majority of the outstanding shares of the Series A Preferred Stock voting as a single class (the “Written Consent”) and shall promptly deliver a copy of the Written Consent following its receipt by the Company to Parent. Approval of this Agreement by the holders of Company Capital Stock of the Company shall not restrict the ability of the Company Board thereafter to terminate or amend this Agreement; provided, that such termination or amendment (i) is made in accordance with the terms of this Agreement and (ii) not prohibited under Section 251(d) of the DGCL.

(b)       Promptly following the receipt of the Written Consent, but no later than ten (10) Business Days thereafter, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the holders of Company Capital Stock of the Company to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company and (iii) notify such holders of Company Capital Stock of the Company of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall include therewith a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a holder of Company Capital Stock must demand appraisal of such holder’s Company Capital Stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the holders of Company Capital Stock in accordance with this Section 5.11(b) shall be subject to Parent’s advance review and reasonable approval.

Section 5.12      Registration Procedures and Expenses.

(a)       Parent shall use its reasonable best efforts to file with the SEC within ten (10) Business Days following the date which Parent qualifies as a well-known seasoned issuer (as such term is defined in Rule 405 under the 1933 Act) a resale registration statement on Form S-3ASR permitting the public resale of all shares of Parent Class A Common Stock issued to Effective Time Holders following the Closing (the “Registrable Securities”) on a delayed or continuous basis pursuant to Rule 415 of the 1933 Act in accordance with the requirements of the 1933 Act and the rules and regulations of the SEC thereunder. If Parent has not qualified as a well-known seasoned issuer (as such term is defined in Rule 405 under the 1933 Act) on or prior to October 1, 2021, on or before October 15, 2021, Parent shall file with the SEC a resale registration statement on Form S-3 (such registration statement on Form S-3ASR or Form S-3, the “Resale Registration Statement”) permitting the public resale of all Registrable Securities and shall use its reasonable best efforts to cause such Resale Registration Statement to be declared effective by the SEC as promptly as is practical after filing. Parent shall use its reasonable best efforts to maintain the effectiveness of the Resale Registration Statement until the earlier of such time as (a) all Registrable Securities have been sold pursuant thereto and (b) all Registrable Securities may be sold pursuant to Rule 144 under the 1933 Act and any restrictive legend on such Registrable

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Securities has been removed or will be removed upon resale. Parent shall pay the expenses incurred by it in complying with its obligations under this Section 5.12, including, without limitation, all registration and filing fees, exchange listing fees, fees and expenses of counsel for Parent, and fees and expenses of accountants for Parent. Notwithstanding anything to the contrary herein, (x) Parent shall promptly notify each holder of Registrable Securities if (i) any stop order is issued or threatened by the SEC or any state securities commission in respect of the Resale Registration Statement or (ii) Parent believes, in its good faith judgment, that the Resale Registration Statement or any prospectus issued pursuant to such registration statement may contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (y) in such an event, each holder of Registrable Securities acknowledges that public sales of Registrable Securities may not be made pursuant to the Resale Registration Statement. Parent Class A Common Stock held by Effective Time Holders of Company Capital Stock will not be subject to any lock-up or similar restriction on transfers of such stock imposed by applicable securities laws.

(b)       The Resale Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or an omission to state a material fact required to be stated in a Resale Registration Statement or prospectus, or necessary to make the statements in a Resale Registration Statement or prospectus, in light of the circumstances under which they were made, not misleading.

(c)       As long as any Effective Time Holders shall own Registrable Securities, Parent, at all times while it shall be a reporting company under the Exchange Act, covenants to use its reasonable best efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Parent after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Effective Time Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Effective Time Holders pursuant to this Section 5.12(c). Following such time as Rule 144 is available to the Effective Time Holders, Parent further covenants that it shall take such further action as any Effective Time Holder may reasonably request, all to the extent required from time to time to enable such Effective Time Holder to sell Registrable Securities held by such Effective Time Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Notwithstanding anything to the contrary in this Agreement, Parent shall not have any obligation to prepare any prospectus supplement, participate in any due diligence, execute any agreements or certificates or deliver legal opinions (other than customary de-legending certificates and opinions or any customary Exhibit 5 opinion required in connection with the initial filing of the Resale Registration Statement) or obtain comfort letters in connection with any sales of the Registrable Securities under the Resale Registration Statement.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Section 5.13     Delivery of Certificates of Parent; Private Placement. Parent represents it intends to issue shares of Parent Class A Common Stock hereunder in reliance on the exemption from the registration requirements of the 1933 Act provided by Rule 506 of Regulation D under the 1933 Act, or Section 4(a)(2) of the 1933 Act, and in reliance on exemptions from the registration or qualification requirements of state securities or “blue sky” laws. Notwithstanding any provision of this Agreement or any other document to the contrary, Parent shall not be required to issue any shares of Parent Class A Common Stock to any Effective Time Holder, and no Effective Time Holder shall be entitled to receive any shares of Parent Class A Common Stock, if Parent shall not have received at least one (1) Business Days prior to Closing a completed Accredited Investor Questionnaire appended to the Letter of Transmittal in respect of such Effective Time Holder confirming that such Effective Time Holder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the 1933 Act. If Parent or the Paying Agent have not received at least one (1) Business Days prior to Closing a completed Accredited Investor Questionnaire in respect of an Effective Time Holder confirming that such Effective Time Holder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the 1933 Act, then such Effective Time Holder shall be entitled to receive the portion of the Merger Consideration attributable to the shares of Company Capital Stock or capital stock underlying the In-The-Money Options or In-The-Money Warrants held by such Effective Time Holder that would have been paid in Parent Class A Common Stock solely in cash in lieu of such Parent Class A Common Stock.

Section 5.14       Employee Benefit Matters; Termination of Employee Plans.

(a)       If requested by Parent in writing within five (5) Business Days prior to the Closing Date, the Company shall take all actions necessary to terminate any and all Company Group Plans identified by Parent in such written request prior to the Closing Date; provided, however, that the foregoing termination shall be conditioned and effective upon the consummation of the Contemplated Transactions at Closing.

(b)       For a period of one (1) year following the Closing Date, Parent agrees that each employee of the Company who continues employment with Parent, the Final Surviving Entity or any of their respective Subsidiaries after the Closing Date (a “Continuing Employee”) shall be provided, for so long as each such employee remains employed during such one (1) year period, with (i) base salary or hourly wage rate, as applicable, that is equal or greater than the base salary or hourly wage rate in effect immediately prior to the Closing, (ii) target annual (or more frequent) cash incentive compensation (excluding change-in-control, retention, non-qualified deferred compensation and equity or equity-based incentive opportunities) that are no less favorable in the aggregate than those in effect immediately prior to the Closing, and (iii) no requirement to relocate their primary place of employment (without regard to any permitted work-from-home arrangement related to COVID-19) and such other terms and conditions that Parent approves in its sole discretion. Nothing in this Agreement (i) shall require Parent, the Final Surviving Entity or any of their Subsidiaries to continue to employ any particular Company employee following the Closing Date, or (ii) shall be construed to prohibit Parent, the Final Surviving Entity or any of their Subsidiaries from amending or terminating any Employee Plan.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(c)       With respect to each health or welfare benefit plan maintained by Parent, the Final Surviving Entity or the relevant Subsidiary for the benefit of any Continuing Employees that Continuing Employees become newly eligible to participate in following the Closing Date, subject to any required approval of the applicable insurance provider, if any, Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Employee Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Final Surviving Entity or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(d)       Nothing contained herein, express or implied, (i) is intended to confer upon any Continuing Employee any right to employment, continued employment for any period or continued receipt of any specific employee benefit or other term or condition or employment, (ii) shall constitute an amendment to, waiver, creation, establishment of or any other modification of any Employee Plan or any other compensation or benefit plan, policy, program, practice, Contractual Obligation or other arrangement of Parent or any of its Subsidiaries, (iii) shall be construed to prohibit Parent, the Company or any of their Subsidiaries from amending or terminating any Employee Plan at any time, (iv) shall give the Representative the power or right to enforce this Section 5.14 or (v) shall create any third party beneficiary or other rights in favor of any Continuing Employees or other Persons.

Section 5.15      Section 280G. If the execution of this Agreement or the consummation of the Contemplated Transactions contemplated hereby could reasonably entitle any “disqualified individual” to a “parachute payment” (as each such term is defined in Code Section 280G), then, prior to the Closing, the Company shall use best efforts to (a) obtain a waiver in a form reasonably acceptable to Parent from each such disqualified individual (collectively, the “Waivers”) of his or her right to receive any payment that could constitute an excess parachute payment under Code Section 280G (collectively, the “Waived Payments”) and (b) submit the Waived Payments to a stockholder vote consistent with the requirements of Code Section 280G (the “280G Stockholder Vote”). At least five (5) Business Days prior to obtaining the Waivers, the Company shall provide drafts of the Waivers and all 280G Stockholder Vote materials to Parent and its counsel for its review and comment and shall consider such comments in good faith. Prior to the Closing, the Company shall deliver to Parent and its counsel evidence that an effective 280G Stockholder Vote was solicited and that either (x) the requisite number of stockholder votes was obtained and the Waived Payments shall be made or (y) the requisite number of stockholder votes was not obtained and no Waived Payments shall be made. To the extent that any payment provided for pursuant to this Agreement is not made as a result of compliance with the 280G Stockholder Vote provisions of this Section 5.15, such nonpayment shall not be considered, directly or indirectly, a breach of this Agreement.

Section 5.16      Notification. From the date hereof until the Closing Date, the Company, on the one hand, and Parent, Merger Sub and Sister Subsidiary, on the other hand, shall give prompt

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

written notice to the other parties of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty of such party that is contained in this Agreement or any Ancillary Agreement to be untrue or inaccurate in any material respect as if such representation and warranty were made at such time or (b) such party to fail to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person under this Agreement or any Ancillary Agreement.

Section 5.17       Minimum Aggregate Amount of Stock Consideration. Notwithstanding anything herein to the contrary, in the event that a payment to the Effective Time Holders pursuant to this Agreement (including any release of all or a portion of the Escrow Fund and any Earn-Out Payment made to the Effective Time Holders) would result in, as of the applicable date of payment, (i) the aggregate value of the Stock Consideration plus any Earn-Out Payments paid in shares of Parent Class A Common Stock, in each case that are paid to the holders of Company Capital Stock in the Merger (the “Aggregate Stock Consideration”), being less than (ii) 40% of the sum of the Merger Consideration, the Additional Merger Consideration and any Earn-Out Payments, in each case that are paid to the holders of Company Capital Stock (the “Aggregate Consideration”), Parent will substitute additional shares of Parent’s Class A Common Stock for cash such that after the payments pursuant to this Agreement are made, the Aggregate Stock Consideration equals 40% of the Aggregate Consideration (or as close to 40% as possible without going below 40%). To the extent necessary to effect the previous sentence, any amount held in escrow may be released to Parent rather than the applicable Effective Time Holders, with Parent then promptly issuing shares of Parent Class A Common Stock to the applicable Effective Time Holders.

Section 5.18       Irish Subsidiary Cash. The Company shall, and shall cause the Irish Subsidiary to, cooperate and liaise with Parent and its advisers in implementing the most efficient manner in which the Irish Subsidiary can effect a summary approval procedure to reduce its capital (but excluding any action that would result in the Irish Subsidiary becoming an unlimited liability company), and the Company shall cooperate and take into consideration Parent’s and/or its advisers’ reasonable advice in how to effect such summary approval procedure, including the terms on which it is implemented and allowing Parent’s advisers the opportunity to review and make reasonable comment on the forms of documents that are used in connection therewith.

Section 5.19       Work Authorization. [***]

Section 5.20       Further Assurances. From time to time following the Closing, and subject to the terms and conditions of this Agreement, each of the parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver such conveyances, notices, assumptions, releases, consents, documents and other instruments and papers, and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the Contemplated Transactions, including obtaining any Permits, consents, authorizations, approvals of, or effecting the notification of or filing with, each Person, whether private or governmental, whose consent or approval is required in order to permit the consummation of, and to give full effect to, the Contemplated Transactions. Between the date hereof and the Closing Date, the Company shall, and shall cause its directors, officers, employees and representatives to, cooperate with and provide reasonable assistance to Parent in order to provide for the orderly transition of ownership and

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

operation of the Company and its Business to Parent, the transfer of the knowledge of operating the Business to Parent, and to place Parent in the position of being able to operate the Company and the Business on the Closing Date.

Article VI
CONDITIONS TO THE OBLIGATIONS
OF Parent AT THE CLOSING.

The obligations of Parent to consummate the Contemplated Transactions is subject to the fulfillment, or, to the extent permitted by law, waiver by Parent, of each of the following conditions:

Section 6.01      Representations and Warranties. The representations and warranties of Company contained in Article III of this Agreement (other than the Company Fundamental Representations) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality”, “Material Adverse Effect” and words of similar import set forth herein) would not have, individually or in the aggregate, a Material Adverse Effect. The Company Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies contained in Section 3.05) as of the Closing Date as if made on and as of the Closing Date. Parent shall bear the burden of proof regarding any failure of the condition set forth in this Section 6.01.

Section 6.02      Performance. The Company will have performed and complied with in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

Section 6.03       Delivery of Documents. The Company will have delivered (i) the Escrow Agreement, executed by Securityholder Representative and the Escrow Agent; (ii) the Paying Agent Agreement, executed by Securityholder Representative, (iii) the Key Employee Employment Agreement, effective as of the Closing Date, and executed by the Company and Ken Cahill; (iv) the Restrictive Covenant Agreements executed by the Key Employees and effective as of the Closing Date; (v) the Option Cancellation Agreements executed by any Cancellation Holder who holds In-The-Money Options, each of which is effective as of the Closing Date; and (vi) the Warrant Cancellation Agreements executed by the holders of In-The-Money Warrants, each of which is effective as of the Closing Date.

Section 6.04       Delivery of Closing Certificates. The Company shall have delivered to Parent the following.

(a)        Secretary Certificate: A certificate in the form of Exhibit K, dated as of the Closing Date, signed by the Secretary of the Company certifying as to (i) the names and incumbency of each of the officers of the Company executing this Agreement or any Ancillary Agreement, (ii) the Organizational Documents of the Company, (iii) all resolutions adopted by the Company Board in connection with this Agreement and the Contemplated Transactions and (iv)

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

all resolutions adopted by the stockholders of the Company in connection with this Agreement and the Contemplated Transactions.

(b)       Bring-Down Certificate: A certificate in the form of Exhibit L, dated as of the Closing Date, signed by a duly authorized officer of the Company certifying as to the conditions set forth in Section 6.01 and Section 6.02;

(c)       FIRPTA Certificate: A certificate (in form and substance reasonably satisfactory to Parent) pursuant to Treasury Regulations Section 1.1445-2(c)(3), stating that the Company is not and has not been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code, and a duly executed notice of such certification to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2); and

(d)       Good Standing Certificates. A certificate of good standing from the Secretary of State of Delaware (which shall be dated no earlier than three (3) Business Days prior to the Closing Date).

Section 6.05      Qualifications. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

Section 6.06      Absence of Litigation. No Action will be pending or threatened which seeks a Government Order, nor will there be any Government Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions, or (b) which would result in any of the Contemplated Transactions being rescinded following consummation.

Section 6.07       No Material Adverse Change. There shall not have occurred a Material Adverse Effect after the date of this Agreement that is continuing.

Section 6.08       Written Consent. The Company shall have delivered the Written Consent.

Section 6.09      CEO Condition. Parent shall have received notice from the Securityholders Representative confirming that the condition set forth in Schedule 6.09 has been satisfied.

Article VII
CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligations of the Company to consummate the Contemplated Transactions is subject to the fulfillment, or, to the extent permitted by law, waiver by the Company of each of the following conditions:

Section 7.01       Representations and Warranties. The representations and warranties of Parent contained in this Agreement (a) that are not qualified by materiality will be true and correct in all material respects both when made and at the Closing with the same force and effect as if made as of the Closing Date and (b) that are qualified by materiality will be true and correct in all respects both when made and as at the Closing with the same force and effect as if made as of the

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Closing Date, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct (or true and correct in all material respects, as applicable) as of such specified date or time.

Section 7.02       Performance. Parent will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by Parent at or prior to the Closing.

Section 7.03      Bring-Down Certificate. Parent will have delivered to the Company a certificate in the form of Exhibit M dated as of the Closing Date and signed by a duly authorized representative of Parent certifying as to the conditions set forth in Sections 7.01, 7.02, 7.04 and 7.05.

Section 7.04      Qualifications. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

Section 7.05       Absence of Litigation. No Action will be pending or threatened which seeks a Government Order, nor will there be any Government Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation.

Section 7.06       Delivery of Documents. Parent will have delivered to the Company (i) the executed Escrow Agreement, executed by Parent; (ii) the Paying Agent Agreement, executed by Parent and the Paying Agent and (iii) executed Subscription Agreements for each Effective Time Holder.

Section 7.07      R&W Policy. Parent shall have bound the R&W Insurance Policy and delivered a copy of the binder agreement for the R&W Insurance Policy to the Company.

Article VIII
TERMINATION

Section 8.01       Termination of Agreement. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a)       by mutual written consent of the Company and Parent;

(b)       by either Parent or the Company if a final nonappealable Government Order permanently enjoining or otherwise prohibiting the Contemplated Transactions has been issued by a Governmental Authority of competent jurisdiction;

(c)       by either Parent or the Company if the Closing has not occurred on or before 5:00 p.m., Eastern time, on October 31, 2021, which date may be extended from time to time by mutual written consent of Parent and the Company (such date, as so extended from time to time, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to Parent if the failure of Parent to fulfill or breach by Parent of any

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and shall not be available to the Company if the failure of the Company to fulfill or breach by the Company of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and time;

(d)       by the Company if (i) any of the representations and warranties of Parent contained in this Agreement fail to be true and correct such that the condition set forth in Section 7.01 would not be satisfied, or (ii) Parent shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.02 would not be satisfied (in either case, other than as a result of a material breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty (20) days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such twenty (20) day period extend beyond the Termination Date);

(e)       by Parent if (i) any of the representations and warranties of the Company contained in this Agreement fail to be true and correct such that the condition set forth in Section 6.01 would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.02 would not be satisfied (in either case, other than as a result of a material breach by Parent of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty (20) days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such twenty (20) day period extend beyond the Termination Date); or

(f)       by Parent if the condition set forth in Section 6.09 would not be satisfied by August 15, 2021, and such failure with respect to such condition cannot be cured, or if curable, shall continue unremedied for a period of seven (7) days after August 15, 2021.

Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

Section 8.02       Effect of Termination. In the event of a termination of this Agreement pursuant to Section 8.01, this Agreement (other than the provisions of this Article VIII and Sections 3.25 (No Brokers), 3.27 (Disclosure) and 4.06 (No Brokers), 5.05 (Expenses), 5.06 (Confidentiality), 5.07 (Publicity), 11.08 (Governing Law), 11.09 (Jurisdiction; Venue; Service of Process) and 11.11(Waiver of Jury Trial), which shall survive such termination) shall then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any party to any other party, except for liabilities arising in respect of material breaches under this Agreement by any party prior to such termination.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Article IX
NO SURVIVAL; LIMITATIONS

Section 9.01      No Survival. The representations and warranties contained in this Agreement or any other document, certificate or instrument delivered by the Company or the Effective Time Holders pursuant to this Agreement shall terminate at, and not survive, the Closing, and thereafter there will be no liability on the part of, nor will any claim be made by, any party hereto or any of their respective Affiliates in respect thereof; provided, that (i) nothing in this Section 9.01 shall preclude any claim, or limit the liability of any party hereto to any other party hereto, for Fraud and (ii) any covenant or agreement contained in this Agreement that by its terms is required to be performed in whole or in part after the Closing will survive the Closing to the extent so required to be performed after the Closing. It is the express intent of the parties hereto that if the survival period of the representation and warranties is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The parties hereto further acknowledge that the time periods set forth in this Section 9.01 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

Section 9.02      Liability. No Effective Time Holder or any of its Non-Party Affiliates shall have any liability under this Agreement with respect to claims for any inaccuracy or breach of the representations and warranties set forth in this Agreement or any other document, certificate or instrument delivered by the Company or the Effective Time Holders pursuant to this Agreement, other than as set forth in any Ancillary Agreement entered into by such Person or in respect of Fraud. No Effective Time Holder’s liability hereunder (excluding with respect to such Effective Time Holder’s Fraud) shall exceed, in the aggregate, the amount of the Merger Consideration actually received by such Effective Time Holder. In no event shall any Effective Time Holder have any liability for the breach of this Agreement by any other Effective Time Holder or an act of Fraud committed by any other Effective Time Holder. The amount recoverable hereunder shall be reduced by the amount of insurance or indemnification proceeds or other amounts actually recovered from other sources by Parent or its Affiliates (following its commercially reasonable efforts), net of any reasonable expenses related to the recovery of such payment.

Section 9.03       R&W Insurance; Retention Escrow.

(a)       The parties hereto agree that the sole and exclusive remedy for any claims for any inaccuracy or breach of any representation or warranty of the Company in this Agreement will be to recover from insurance, if any, including the R&W Insurance Policy. For a period of twelve (12) months following the Closing Date, with respect to any and all Actions, Liabilities, Government Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), whether or not involving a Person who is not a party to this Agreement (collectively, “Losses”) that (i) arise as a result of any representation and warranty set forth in Article III failing to be true and correct (without reference to the words “materiality,” “Material

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Adverse Effect” and words of similar import set forth herein) and (ii) which are incurred by Parent or each of its respective Affiliates (including, following the Closing, the Company), or the Representatives, Affiliates, successors and assigns of each of the foregoing Persons (each, a “Parent Retention Person”) for which coverage under the R&W Insurance Policy would be available absent the “retention” provided for in the R&W Insurance Policy, and if (A) fifty percent (50%) of the retention under the R&W Insurance Policy has been satisfied or exhausted as a result of such Losses and (B) the remaining portion of the retention with respect to such Loss has not yet been satisfied, the Parent Retention Person shall be entitled to claim funds from the Retention Escrow Fund to satisfy such retention requirement if Parent has provided notice of such Loss to the Securityholder Representative on behalf of the Effective Time Holders (a “Notice of Claim”) and the Securityholder Representative has not objected to such Notice of Claim within thirty (30) days following receipt of the Notice of Claim (such claim, a “Retention Claim”); provided, however, that in the event any Losses are incurred by any Parent Retention Person that relate to Taxes incurred by the Company Group in respect of a Pre-Closing Tax Period with respect to Cash held by (or distributed by) the Irish Subsidiary for which coverage under the R&W Insurance Policy would be available, the Parent Retention Person shall be entitled to claim funds from the Retention Escrow Fund to satisfy such retention requirement under the R&W Insurance Policy and shall not be required to satisfy clause (A) of this sentence. If the Securityholder Representative objects in writing (the “Objection Notice”) to the Losses set forth in the Notice of Claim within the thirty (30) day period, Parent and the Securityholder Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within thirty (30) days after receipt of the Objection Notice.

(b)       If the Securityholder Representative agrees with or fails to object to the Notice of Claim or Parent and the Securityholder Representative otherwise agree to the amount of Losses incurred by the Parent Retention Person, Parent and the Securityholder Representative will deliver a joint written instruction to the Escrow Agent to release an amount equal to the Losses incurred by such Parent Retention Person or as otherwise agreed to by Parent and the Securityholder Representative. The Escrow Agent shall be entitled to conclusively rely on any such joint written instruction and make distributions from the Retention Escrow Fund in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release and distribute to Parent from the Retention Escrow Fund, if and to the extent then available, an amount equal to the Losses set forth in such joint written instruction.

(c)       The Escrow Agent will hold the Retention Escrow Amount in the Retention Escrow Fund until 11:59 p.m. Eastern time on the date (the “Escrow Release Date”) that is twelve (12) months following the Closing Date. On or before the second (2nd) Business Day after the Escrow Release Date, Parent shall notify the Securityholder Representative in writing of the amount that Parent reasonably determines in good faith to be necessary to satisfy all Retention Claims that have been asserted to the Securityholder Representative at or prior to 11:59 p.m. Eastern time on the Escrow Release Date, but not resolved, at or prior to such time (such amount, the “Unresolved Escrow Amount”). Within five (5) Business Days following the Escrow Release Date, Parent and the Securityholder Representative shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release and distribute from the Retention Escrow Fund (i) the amount then-remaining in the Retention Escrow Fund as of the Escrow Release Date (as

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

reduced from time to time pursuant to the terms of this Agreement and the Escrow Agreement), minus (ii) an amount equal to the Unresolved Escrow Amount to the Paying Agent for further distribution to the Effective Time Holders in accordance with their applicable Pro Rata Portion of such amount.

Article X
TAX MATTERS

Section 10.01     Tax Setoff. Parent shall have the right to reduce the Earn-Out Payment by the amount of any Losses that constitute or that result from, arise out of or relate to, directly or indirectly, (a) Taxes (or the non-payment thereof) of the Company Group for all Pre-Closing Tax Periods, and, in the case of a Straddle Period, the portion of any Taxes of the Company Group for the portion of the Straddle Period ending on the Closing Date as determined pursuant to Section 10.02, (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company Group is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Legal Requirement, (c) any and all Taxes of any Person (other than any member of the Company Group, for any period Parent or any Affiliate thereof) imposed on the Company Group as a transferee or successor, where the transaction giving rise to the liability on the part of the Company Group occurred prior to the Closing by Legal Requirement, by Contractual Obligation (other than commercial agreements the primary purpose of which does not relate to Taxes) or otherwise; (d) all Taxes of any Person imposed on the Company Group as a result of any tax sharing agreement (other than customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other agreements that do not relate primarily to Taxes) entered on or into prior to the Closing Date for any Pre-Closing Tax Period; and (e) fifty percent (50%) of all transfer Taxes; provided, that Parent will not reduce the Earn-Out Payment for the amount of any such Taxes (i) to the extent reflected as a Liability in the calculation of Closing Net Working Capital, or included in the Company Transaction Expenses or the amount of Closing Indebtedness, or (ii) arise solely due to actions taken by the Parent (or any Affiliate thereof) on the Closing Date after the Closing that are outside of the Ordinary Course of Business (other than actions contemplated by this Agreement or a Contractual Obligation entered into prior to the Closing Date) or (iii) solely as a direct result of a breach by Parent or any Affiliate thereof of any covenant or representation contained in this Agreement.

Section 10.02    Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Company Group based upon or measured by income, gain, receipts, sales, activities, proceeds, profits, events or similar items for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company Group holds a beneficial interest will be deemed to terminate at such time), provided that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis. The amount of other Taxes for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 10.03     Preparation of Tax Returns.

(a)        Parent (at its cost and expense) shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Company Group with an initial due date after the Closing Date (“Parent Tax Returns”). In the case of a Parent Tax Return for a Pre-Closing Tax Period, including a Straddle Period (“Company Tax Returns”), Parent shall prepare or cause to be prepared such Company Tax Returns consistent with the past practice of the applicable member of the Company Group except as otherwise required by applicable Legal Requirements. At least thirty (30) days prior to the date on which any Company Tax Return is required to be filed (taking into account any valid extensions) (or, if such due date, taking into account any valid extensions, is within thirty (30) days following the Closing Date, as promptly as practical following the Closing Date), Parent shall submit such Company Tax Return, including the allocation of Taxes between the pre-Closing and post-Closing portions of the Straddle Period (consistent with Straddle Period allocations described in Section 10.02), to the Securityholder Representative for the Securityholder Representative’s review. The Securityholder Representative shall provide written notice to Parent of its disagreement with any items in such Company Tax Return or the Straddle Period allocation of Taxes within ten (10) days of its receipt of such Company Tax Return or related allocation of Taxes and if the Securityholder Representative fails to provide such notice, such Company Tax Return, and any related allocation of Taxes, shall become final and binding upon the parties. If Parent and the Securityholder Representative are unable to resolve any dispute regarding any Company Tax Return or related allocation of Taxes within five (5) days after the Securityholder Representative delivers such notice of disagreement, then the dispute will be finally and conclusively resolved by the Accounting Firm in accordance with the dispute resolution procedure set forth Section 2.08(d), provided that the Accounting Firm shall resolve any dispute in favor of the Securityholder Representative if the Securityholder Representative’s position is (i) supported by a “more likely than not” standard under the Code, as determined by the Accounting Firm and (ii) not inconsistent with matters addressed expressly in this Agreement. To the extent that the Tax Returns described in this Section 10.03 indicate (or would indicate after taking into account the Tax Liability Amount) that the Company Group has made (or would have made) an overpayment of Taxes for any Pre-Closing Tax Period (taking into account all estimated Tax payments that have been made with respect to such Taxes prior to the Closing Date and the Tax Liability Amount included as Indebtedness) exceeds the amount of such Taxes shown as due on any Tax Return filed after the Closing Date, Parent shall, upon receipt of such overpayment, pay or cause to be paid such overpayment to the Securityholder Representative, on behalf of the Effective Time Holders, in immediately available funds using wire transfer instructions as designated in writing by the Securityholder Representative.

(b)       Notwithstanding anything to the contrary herein, the Company shall make a deemed dividend election pursuant to Treasury Regulation Section 1.1297-3/1.1298-3(c) with respect to SilverCloud Health Limited on its U.S. federal income Tax Return for the year ended December 31, 2020, whether filed prior to after the Closing Date.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Section 10.04     Tax Proceedings.

(a)        Parent shall promptly notify the Securityholder Representative of any notice of deficiency, audit or contest regarding any Tax Return of the Company Group relating to a Pre-Closing Tax Period if such audit or contest would reasonably be expected to result in a reduction to the Earn-Out Payment pursuant to Section 10.01 (an “Effective Time Holder Tax Audit”); provided, that, no failure or delay of Parent in providing notice pursuant to the foregoing shall reduce or otherwise affect the right of Parent to reduce the Earn-Out Payment pursuant to Section 10.01, except to the extent such Effective Time Holders are actually prejudiced by such failure or delay.

(b)       Parent shall control any Effective Time Holder Tax Audits and shall keep the Securityholder Representative fully and timely informed with respect to the commencement, status and nature of any Effective Time Holder Tax Audit. Parent shall, in good faith, allow the Securityholder Representative to make comments to Parent regarding the conduct of or positions taken in any such proceeding. The Securityholder Representative shall be entitled to fully participate in any such Effective Time Holder Tax Audit. The Securityholder Representative shall have the right to consent prior to any settlement with respect to (or abandonment of) any such Effective Time Holder Tax Audit (provided such consent cannot be unreasonably withheld, conditioned or delayed).

(c)       Parent shall bear its expenses incurred in connection with any Effective Time Holder Tax Audit and the Securityholder Representative (on behalf of the Effective Time Holders) shall bear its expenses incurred in connection with any Effective Time Holder Tax Audit.

(d)       To the extent of any inconsistencies between any provision of this Section 10.04 in a matter principally involving Taxes, the provisions of this Section 10.04 shall control.

Section 10.05    Tax Sharing Agreements. All Tax sharing agreements or similar Contractual Obligations and all powers of attorney with respect to or involving the Company Group will be terminated prior to the Closing and, after the Closing, the Company Group will not be bound thereby or have any Liability thereunder.

Section 10.06    Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions, shall be borne and paid fifty percent (50%) by Parent and fifty percent (50%) by the Effective Time Holders in accordance with their Pro Rata Portion. Parent will, at its expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable Legal Requirements, the Effective Time Holders will (and will cause their Affiliates to) join in the execution of any such Tax Returns and other documentation. The Effective Time Holders and Parent shall cooperate with each other to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any transfer Tax.

Section 10.07    Tax Refunds. Any Tax refunds (including interest thereon paid by the applicable Tax authority) that are received by Parent or any of its Affiliates (including, following

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

the Closing, for the avoidance of doubt, the Company Group), and any amounts credited against any Tax to which Parent or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company Group) become entitled in lieu of a refund, in each case that relate to any Pre-Closing Tax Period (or the portion of any Straddle Period ending on the end of the Closing Date) shall be for the account of the Effective Time Holders, except to the extent any such refunds or credits are included as a current asset in the calculation of Closing Net Working Capital and taken into account in determining the Merger Consideration, as finally determined (excluding any refund or credit attributable to any loss or other Tax attribute incurred in a taxable period (or portion of a Straddle Period) beginning after the Closing Date (e.g., as a carryback)), and provided that, no such Tax refund shall be for the account of the Effective Time Holders pursuant to this Section 10.07 to the extent that such Tax refund is not in respect to Taxes that (1) were paid prior to the Closing or borne by the Effective Time Holders, (2) were taken into account in determining the Merger Consideration, or (3) that reduce the Earn-Out Payment. Parent shall pay over to the Paying Agent for further distribution to the Effective Time Holders in accordance with the Consideration Spreadsheet, as additional consideration for shares of the Company Capital Stock, Company Options and Company Warrants, any such refund received in cash or the amount of any such credit within fifteen (15) days after entitlement thereto, in each case, net of any Taxes incurred in connection with the receipt of such refund or credit or with respect to each Effective Time Holder and reasonable out-of-pocket expenses incurred in connection with such refund or credit. At the Securityholder Representative’s written request, (based on a request from the Advisory Group), the Parent shall use commercially reasonable efforts to timely and properly prepare, or cause to be prepared, and file, or cause to be filed (at the cost of the Effective Time Holders), any claim for refund from any Pre-Closing Tax Period. The cost of the preparation of the Tax Returns in connection with the Tax refund with respect to a Pre-Closing Tax Period (including Straddle Period) shall be borne by the Securityholder Representative and Parent in the same ratio as the receipt of the related tax refund. If any refund or credit paid to the Effective Time Holders pursuant to this Section 10.07 is subsequently required to be repaid to a Governmental Authority or paid over to a third party pursuant to any Contractual Obligation (other than this Agreement), the Effective Time Holders shall promptly return their respective share of such amount to Parent.

Section 10.08    Prohibited Tax Actions. Without the prior written consent of the Securityholder Representative (which shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Company Group) to, (i) except upon the Securityholder Representative’s written request pursuant to Section 10.07 or pursuant to Section 10.03 file, re-file, supplement, or amend any Tax Return of any member of the Company Group for any Pre-Closing Tax Period, (ii) voluntarily approach any Governmental Authority regarding any Taxes or Tax Returns of any member of the Company Group that were originally due on or before the Closing Date, (iii) make an election under Sections 336 or 338 of the Code (or any comparable applicable provision of state, local or non-U.S. Tax Law) with respect to the transactions contemplated by this Agreement, (iv) make any Tax election for any member of the Company Group effective on or before the Closing Date, (v) take any action that is outside the Ordinary Course of Business after the Closing on the Closing Date relating to Taxes that creates a Tax liability on or prior to the Closing Date, or (vi) except pursuant to Section 10.03(a) or upon the Securityholder Representative’s written request pursuant to Section 10.07, carryback any net operating losses to a Tax period (or portion

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

thereof) ending on or before the Closing Date, in each case only to the extent such action would reasonably be expected to result in a reduction to the Earn-Out Payment pursuant to Section 10.01 or other material adverse consequences to the Effective Time Holders.

Section 10.09     Cooperation on Tax Matters. The parties will cooperate fully, as and to the extent reasonably requested by any of Parent, the Company or the Securityholder Representatives, in connection with any Tax matters relating to the Company Group (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other parties. Notwithstanding anything to the contrary in this Agreement, the Securityholder Representative shall have no obligation to prepare or file any Tax Returns.

Article XI
MISCELLANEOUS

Section 11.01    Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, sent by electronic mail in .pdf or similar format (with confirmation of transmission). Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by electronic mail prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by electronic mail after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, electronic mail address; provided, that with respect to notices delivered to the Securityholder Representative, such notices must be delivered solely via facsimile or via electronic mail:

If to the Company (prior to the Closing), to:

SilverCloud Health Holdings, Inc.
50 Milk Street
16th Floor
Boston, MA 02109
Email: ken.cahill@silvercloudhealth.com
Attention: Ken Cahill

with a copy (which shall not constitute notice) to:

Dentons Ireland LLP
Joshua Dawson House
Dawson Street
Dublin 2, D02 RY95

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Ireland
Email: shane.odonnell@dentons.com
Attention: Shane O’Donnell

and

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Email: victor.boyajian@dentons.com; ilan.katz@dentons.com

Attention: Victor Boyajian; Ilan Katz

If to Parent (or to the Company after the Closing), to:

American Well Corporation
75 State Street, 26th Floor
Boston, MA 02109
Attention: Legal Department
Email:

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

E-mail: Michael.Beauvais@ropesgray.com

Attn: Michael D. Beauvais

If to the Securityholder Representative, to:

Fortis Advisors LLC

Attention: Notices Department (Project Shannon)

Facsimile No.: (858) 408-1843

Email: notices@fortisrep.com

with a copy (which shall not constitute notice) to:

Each of the parties to this Agreement may specify a different address, facsimile number or electronic mail address by giving notice in accordance with this Section 11.01 to each of the other parties hereto.

Section 11.02     Succession and Assignment; No Third-Party Beneficiaries. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

or obligations hereunder without the prior written approval of the other parties (with the Securityholder Representative acting for all of the Effective Time Holders), and any attempt to do so will be null and void ab initio; provided, that Parent may assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Parent is not relieved of any liability or obligations hereunder. This Agreement is for the sole benefit of the parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, it is hereby acknowledged and agreed by the parties hereto that a D&O Indemnified Party that is not party hereto is intended to be an express third party beneficiary of this Agreement.

Section 11.03    Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent, the Company and the Securityholder Representative (acting for all of the Effective Time Holders), or in the case of a waiver, by the party (or in the case of any or all of the Effective Time Holders, by the Securityholder Representative) against whom the waiver is to be effective. No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 11.04     Provisions Concerning the Securityholder Representative.

(a)       Appointment. The Securityholder Representative is hereby appointed, authorized and empowered to act as the sole and exclusive agent, proxy and attorney-in-fact for each Effective Time Holder for all purposes of this Agreement, the Escrow Agreement and the Contemplated Transactions, with full and exclusive power and authority to act on such Effective Time Holder’s behalf. The appointment of the Securityholder Representative and the powers, immunities and rights to indemnification granted to the Securityholder Representative Group hereunder: (i) are coupled with an interest, shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Effective Time Holder and (ii) shall survive the delivery of an assignment by any Effective Time Holder of the whole or any fraction of his, her or its interest in the Adjustment Escrow Fund. Without limiting the generality of the foregoing, the Securityholder Representative is hereby authorized, on behalf of the Effective Time Holders, to:

(i)       in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Effective Time Holder necessary to effectuate the Closing and consummate the Contemplated Transactions;

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(ii)       receive and give all notices and service of process, make all filings, enter into all Contractual Obligations, make all decisions, bring, prosecute, defend, settle, compromise or otherwise resolve all claims, disputes and Actions, authorize payments in respect of any such claims, disputes or Actions, and take all other actions, in each case, with respect to the matters set forth in Section 2.08, Section 2.09, Article IX or Article X or any other Actions directly or indirectly arising out of or relating to this Agreement, the Escrow Agreement or the Contemplated Transactions;

(iii)       receive and give all notices, make all decisions and take all other actions on behalf of the Effective Time Holders in connection with the escrow accounts established pursuant to the Escrow Agreement, including giving any instructions or authorizations to the Escrow Agent to pay from such escrow accounts any amounts owed by the Effective Time Holders pursuant to this Agreement or the Escrow Agreement or otherwise in connection with the Contemplated Transactions;

(iv)       execute and deliver, should it elect to do so in its good faith discretion, on behalf of the Effective Time Holders, any amendment to, or waiver of, any term or provision of this Agreement or the Escrow Agreement, or any consent, acknowledgment or release relating to this Agreement or the Escrow Agreement; and

(v)       take all other actions permitted or required to be taken by or on behalf of the Effective Time Holders under this Agreement or the Escrow Agreement and exercise any and all rights that the Effective Time Holders or the Securityholder Representative are permitted or required to do or exercise under this Agreement or the Escrow Agreement.

(b)       Advisory Group. Certain Effective Time Holders have entered into an engagement agreement (the “Securityholder Representative Engagement Agreement”) with the Securityholder Representative to provide direction to the Securityholder Representative in connection with its services under this Agreement, the Escrow Agreement and the Securityholder Representative Engagement Agreement (such Effective Time Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”).

(c)        Liability. Neither the Securityholder Representative nor its members, managers, directors, officers, contractors, agents and employees, nor any member of the Advisory Group (collectively, the “Securityholder Representative Group”), shall be held liable by any of the Effective Time Holders for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Securityholder Representative pursuant to this Agreement, the Escrow Agreement and the Securityholder Representative Engagement Agreement, except in the case of the Securityholder Representative’s gross negligence, bad faith or willful misconduct. The Securityholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Effective Time Holder for any action taken or omitted to be taken in good faith based on such advice. The Effective Time Holders will jointly and severally indemnify, defend and hold harmless (in accordance with their Pro Rata Portion) the members of the Securityholder Representative Group from any Losses arising out of the Securityholder

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Representative serving as the Securityholder Representative hereunder, under the Escrow Agreement and under the Securityholder Representative Engagement Agreement, except for Losses arising out of or caused by the Securityholder Representative’s gross negligence, bad faith or willful misconduct, including, without limitations, (i) the costs and expenses of investigations and defense of claims and in connection with seeking recovery from insurers and (ii) reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Securityholder Representative in such capacity (collectively, the “Representative Losses”) which shall be satisfied first, from the Securityholder Representative Reserve, second, from any distribution of the Adjustment Escrow Fund or Earn-Out Payments otherwise distributable to the Effective Time Holders at the time of distribution, and third, directly from the Effective Time Holders. The Securityholder Representative is serving in its capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Effective Time Holders hereunder, and Parent agrees that they will not look to the personal assets of any member of the Securityholder Representative Group, acting in such capacity, for the satisfaction of any obligations to be performed by the Effective Time Holders hereunder. The Effective Time Holders acknowledge that the Securityholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Securityholder Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholder Representative shall not be required to take any action unless the Securityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholder Representative against the costs, expenses and liabilities which may be incurred by the Securityholder Representative in performing such actions.

(d)       Reliance on Appointment; Successor Securityholder Representative. Parent may rely on the appointment and authority of the Securityholder Representative granted pursuant to this Section 11.04 until receipt of written notice of the appointment of a successor Securityholder Representative made in accordance with this Section 11.04. In so doing, Parent may rely on any and all actions taken by and decisions of the Securityholder Representative under this Agreement and the Escrow Agreement notwithstanding any dispute or disagreement among any of the Effective Time Holders or the Securityholder Representative with respect to any such action or decision without any Liability to, or obligation to inquire of, any Effective Time Holder, the Securityholder Representative or any other Person. Any decision, act, consent or instruction of the Securityholder Representative shall constitute a decision of all the Effective Time Holders and shall be final and binding upon each of the Effective Time Holders, and all defenses which may be available to any Effective Time Holder to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement, the Escrow Agreement or the Securityholder Representative Engagement Agreement are waived. At any time after the Closing, with or without cause, by a written instrument that is signed in writing by holders of at least a majority-in-interest of the Effective Time Holders (determined by reference to their respective Pro Rata Portion) and delivered to Parent, the Effective Time Holders may remove and designate a successor Securityholder Representative. If the Securityholder Representative shall at any time resign or otherwise cease to function in its capacity as such for any reason whatsoever,

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

and no successor is appointed by such holders of a majority-in-interest of the Effective Time Holders within ten (10) Business Days, then Parent shall have the right to appoint another Effective Time Holder to act as the replacement Securityholder Representative who shall serve as described in this Agreement and, under such circumstances, Parent shall be entitled to rely on any and all actions taken and decisions made by such replacement Securityholder Representative.

(e)       Notwithstanding the foregoing, the Securityholder Representative shall have no obligation to act on behalf of the Effective Time Holders, except as expressly provided herein, in the Escrow Agreement and in the Securityholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. The Securityholder Representative shall be entitled to: (i) rely upon the Consideration Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Effective Time Holder or other party. The Securityholder Representative may resign at any time and may be removed or replaced by a majority vote of the Advisory Group; provided, that any resignation of the Securityholder Representative will not be effective until a new Securityholder Representative shall be appointed by the Advisory Group and has confirmed his, her or its acceptance of such appointment in writing to Parent. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(f)       Securityholder Representative Reserve. The Securityholder Representative Reserve shall be held by the Securityholder Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Securityholder Representative for any Losses incurred pursuant to this Agreement, the Escrow Agreement or the Securityholder Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group. The Securityholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Securityholder Representative Reserve other than as a result of its gross negligence or willful misconduct. The Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Securityholder Representative Reserve and has no tax reporting or income distribution obligations. The Effective Time Holders will not receive any interest on the Securityholder Representative Reserve and assign to the Securityholder Representative any such interest. Subject to Advisory Group approval, the Securityholder Representative may contribute funds to the Securityholder Representative Reserve from any consideration otherwise distributable to the Effective Time Holders. As soon as reasonably determined by the Securityholder Representative that the Securityholder Representative Reserve is no longer required to be withheld, the Securityholder Representative shall distribute the remaining Securityholder Representative Reserve (if any) to the Paying Agent for further distribution to the Effective Time Holders.

Section 11.05 Entire Agreement. This Agreement, together with the other Ancillary Agreements, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein and therein.

Section 11.06     Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 11.07    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

Section 11.08     Governing Law. This Agreement, the rights of the parties hereunder and all Actions arising in whole or in part under or in connection herewith (including any Action based upon, arising out of, or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 11.09     Jurisdiction; Venue; Service of Process.

(a)       Jurisdiction. Upon the terms and subject to the conditions of Section 11.09, each of the parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware, or if such Action may not be brought in federal court, the state courts of Delaware for the purpose of any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)       Venue. Each of the parties to this Agreement agrees that for any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, such party shall bring such Action only in the State of Delaware. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c)       Service of Process. Each of the parties to this Agreement hereby (i) consents to service of process in any Action among any of the parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.01, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 11.10 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting a bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

Section 11.11     Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 11.12     No Recourse to Non-Party Affiliates. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities or individuals that are expressly identified as parties hereto and the Effective Time Holders. No Person who is not a named party to this Agreement or an Effective Time Holder, including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of any named party to this Agreement who is not otherwise a party to this Agreement or an Effective Time Holder (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, out of, or in connection with this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each party hereto waives and releases all such liabilities against any such Non-Party Affiliates.

Section 11.13     Waiver of Conflict; Privilege.

(a)       Each of the parties hereto acknowledges and agrees that Dentons US LLP and Dentons Europe LLP (collectively “Dentons”), has acted as counsel to the Company in connection with the negotiation of this Agreement and consummation of the Contemplated Transactions, and that Dentons has not acted as counsel for any other Person in connection with the Contemplated Transactions and that no other party to this Agreement or Person has the status of a client of Dentons with respect to the Contemplated Transactions for conflict of interest or any other purposes as a result thereof. Upon and after the Closing, Company Group shall cease to have any attorney-client relationship with Dentons.

(b)       Parent hereby consents and agrees to, and agrees to cause the Company to consent and agree to, Dentons representing the Securityholder Representative or the Effective Time Holders after the Closing in any matter involving this Agreement or the Contemplated Transactions, including with respect to disputes in which the interests of the Securityholder Representative or the Effective Time Holders may be directly adverse to Parent and its Affiliates (including the Company), even though Dentons represented the Company in connection with this Agreement and the consummation of the Contemplated Transactions.

(c)       In connection with the foregoing, Parent hereby irrevocably waives and agrees not to assert, and agrees to cause the Company to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Dentons’ prior representation of the Company and (ii) Dentons’ representation of the Securityholder Representative prior to and after the Closing or the Effective Time Holders after the Closing in any matter involving this Agreement or the Contemplated Transactions.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(d)       Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among any of Dentons, the Securityholder Representative, the Effective Time Holders, the Company or any of their respective directors, officers, employees or other representatives that relate primarily to the negotiation, documentation and consummation of the Contemplated Transactions or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned by the Effective Time Holders and controlled by the Securityholder Representative, and shall not pass to or be claimed by Parent or the Company. All Deal Communications shall be deemed to be attorney-client privileged (the “Privileged Deal Communications”) and shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Effective Time Holders and be controlled by the Securityholder Representative and shall not pass to or be claimed by Parent or the Company.

(e)       To the extent that files or other materials maintained by Dentons consist of Deal Communications that constitute property of its clients, only the Effective Time Holders and the Securityholder Representative shall hold such property rights and Dentons shall have no duty to reveal or disclose any such files or other materials by reason of any attorney-client relationship between Dentons, on the one hand, and the Company, on the other hand.

(f)       Parent agrees that it will not, and that it will cause the Company not to, except as necessary in connection with an action which does not constitute a dispute between or among any of the parties hereto, (i) seek to have the Securityholder Representative waive the attorney-client or other privilege with respect to Privileged Deal Communications, or assert that Parent or the Company have the right to waive the attorney-client or other privilege with respect to Privileged Deal Communications or (ii) seek to obtain the Deal Communications from Dentons. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing, the Effective Time Holders, the Securityholder Representative, the Company or any of their respective Affiliates or representatives takes any action to protect from access or remove from the premises of the Company (or any offsite back-up or other facilities) any Deal Communications, including without limitation by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications.

[Signature pages follows.]

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

IN WITNESS WHEREOF, each of the undersigned has executed this Stock Purchase Agreement as of the date first above written.

PArent:	AMERICAN WELL CORPORATION

	By:	/s/ Bradford Gay
Name: Bradford Gay
Title: SVP & General Counsel

The Company:	SILVERCLOUD HEALTH HOLDINGS INC.,

	By:	/s/ Ken Cahill
Name: Ken Cahill
Title: Chief Executive Officer

MERGER SUB:	SHANNON MERGER SUBSIDIARY, Inc.,

	By:	/s/ Bradford Gay
Name: Bradford Gay
Title: President

Sister subsidiary:	Shannon MERGER Sister SubSIDIARY, LLC, by American Well Corporation, in its capacity as sole member of Shannon Merger Sister Subsidiary, LLC

	By:	/s/ Bradford Gay
Name: Bradford Gay
Title: SVP & General Counsel

Securityholder	FORTIS ADVISORS LLC
REPRESENTATIVE:

	By:	/s/ Richard Fink
Name: Richard Fink
Title: Managing Director

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.